 As filed with the Securities and Exchange Commission on October 21, 1999

                                                 Registration No. 333-87089
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                            Amendment No. 1 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------

                                  NETZEE, INC.
      (Exact name of registrant as specified in its governing instruments)

      Georgia                     7375                       58-2488883
  (State or Other
   Jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer
  Incorporation or
    Organization)      Classification Code Number)      Identification Number)

                             2410 Paces Ferry Road
                                150 Paces Summit
                             Atlanta, Georgia 30339
                                 (770) 805-2100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Glenn W. Sturm, Chief Executive Officer
                                  Netzee, Inc.
                             2410 Paces Ferry Road
                                150 Paces Summit
                             Atlanta, Georgia 30339
                                 (770) 805-2100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
      Mark D. Kaufman, Esq.                  M. Hill Jeffries, Esq.
      Charles D. Ganz, Esq.                    Alston & Bird LLP
 Sutherland Asbill & Brennan LLP              One Atlantic Center
   999 Peachtree Street, N.E.           1201 West Peachtree Street, N.E.
   Atlanta, Georgia 30309-3996            Atlanta, Georgia 30309-3424
         (404) 853-8000                          (404) 881-7000
      (404) 853-8806 (fax)                    (404) 881-4777 (fax)
                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      Proposed Maximum  Proposed Maximum
                         Amount to be  Offering Price  Aggregate Offering    Amount of
                          Registered    Per Share(1)         Price        Registration Fee
------------------------------------------------------------------------------------------
Common Stock, no par
 value..................  5,115,378        $14.00         $71,615,292         $19,910(2)
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated in accordance with Rule 457(o) solely for purposes of calculating the registration fee.

(2) $15,290 of this fee has been previously paid.
                                --------------
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED OCTOBER 21, 1999

P R O S P E C T U S

                             4,448,155 Shares


                                  Common Stock

                                  -----------

  Netzee, Inc. is offering for sale 4,000,000 shares of our common stock, and the selling shareholders are offering for sale an additional 448,155 shares of our common stock. This is our initial public offering. Prior to this offering, no public market has existed for our common stock. We currently expect the initial public offering price for the shares to be between $12.00 and $14.00 per share. We have applied to list the common stock on the Nasdaq National Market under the trading symbol "NETZ."

                                  -----------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                Per Share Total
                                                                --------- -----
Public offering price..........................................   $       $
Underwriting discounts.........................................   $       $
Proceeds to Netzee.............................................   $       $
Proceeds to the selling shareholders...........................   $       $

  We have granted the underwriters a 30-day option to purchase up to 667,223 additional shares of common stock to cover over-allotments.

  The underwriters are offering the shares on a firm commitment basis. The
underwriters expect to deliver the shares on or about              , 1999.

                                  -----------

The Robinson-Humphrey Company___________________________J.C. Bradford & Co.

                         SunTrust Equitable Securities
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy + +these securities, in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

The Netzee Solution
[thick underline]
Offering Via The Internet:

[small Netzee logo] Cash Management      [small Netzee logo] Banking on Main
                                                              Street(TM)
[small Netzee logo] Bill Payment         [small Netzee logo] Communications
[small Netzee logo] Internet Banking                          Services

To Community Banks and Bankers' Banks
[Grecian facade]                         [Grecian facade]
Community Banks                          Bankers' Banks
[vertical white dashed centered line]    [vertical white dashed centered line]
[large multicolored Netzee logo]         [large multicolored Netzee logo]
[vertical white dashed centered line]    [vertical white dashed centered line]
[globe with lines circling around]       [globe with lines circling around]
The Internet                             The Internet
[two diagonal lines underneath, one      [two diagonal lines underneath, one
 branching right, one branching left]      branching right, one branching left]
[picture of cityscape on left, picture   [Grecian facade to left and right]
 of human figures on right]              Community Banks
Commercial              Retail
Customers               Customers

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  16
Netzee...................................................................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Unaudited Pro Forma Combined Financial Statements........................  22
Selected Financial Information...........................................  30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  32
Business.................................................................  48
Management...............................................................  62
Related Party Transactions...............................................  68
Principal and Selling Shareholders.......................................  71
Description of Capital Stock.............................................  73
Shares Eligible for Future Sale..........................................  77
Underwriting.............................................................  79
Experts..................................................................  82
Legal Matters............................................................  82
Where You Can Find More Information......................................  82
Index to Financial Statements............................................ F-1

                                    SUMMARY

   This section summarizes information contained in other parts of this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully before deciding to invest in our common stock.

   Unless we state otherwise, the information in this prospectus assumes that the underwriters' over-allotment option is not exercised and the initial public offering price is $13.00 per share, the midpoint of the range of anticipated initial public offering prices.

                                  Netzee, Inc.

Our Business

   Netzee is a leading provider of Internet banking products and services and e-commerce solutions to small and mid-sized banks, thrifts and credit unions, typically with total assets of less than $10 billion. We provide cost-effective, outsourced, secure and expandable solutions that enable these community financial institutions to offer to their customers a wide array of financial products and services over the Internet. These products and services are branded with the financial institution's own name and contain each institution's logo, colors and other distinctive branding characteristics. This enables community financial institutions to provide their customers with the convenience of Internet banking without losing the personal relationship and service normally associated with a community financial institution. As of October 15, 1999, we had contractual arrangements in place to provide Internet banking products and services to approximately 380 community financial institutions.

   In addition to our Internet banking products and services, our e-commerce product, Banking on Main Street(TM), enables a community financial institution to place its business customers on the Internet through the creation of individualized web sites. Links to these web sites are incorporated into the community financial institution's home page. The community financial institution's web site, therefore, becomes a central Internet marketplace where consumers and businesses may conduct banking and e-commerce transactions, where local businesses may sell their products and services, and where national vendors may access this entire group of customers, all under the trusted brand name of the community financial institution.

   Complementing our Internet banking system, we offer community financial institutions custom web site design, implementation and marketing services, telephone banking products, Internet access services, a help desk and a 24 hours a day, seven days a week emergency support service. Our broad range of products and services enables community financial institutions to compete effectively with the services offered by larger financial institutions and the growing competitive threat of Internet-based financial institutions. As of October 15, 1999, we had contractual arrangements to provide one or more of our products and services to over 600 community financial institutions.

   Our primary marketing efforts are focused on building awareness of our products and services among our target group of community financial institutions and establishing new strategic alliances. Our sales and marketing efforts are conducted through both direct and indirect channels. We have established exclusive strategic marketing alliances, as a means of business referral, with bankers' banks located in Georgia and Texas, and we intend to enter into similar strategic marketing alliances with bankers' banks located in California, Pennsylvania and Oklahoma. A "bankers' bank" is a bank that exclusively serves and is owned by other financial institutions. These bankers' banks, which have relationships with approximately 1,850 financial institutions, have agreed to recommend our products exclusively to their customers and member financial institutions.

Our Industry

   The Internet has become a powerful and efficient medium for the delivery of banking services. These services include Internet banking, bill payment, cash management, payroll and other related services. Consumers and small businesses are increasing their demand for Internet banking as a convenient and cost-effective method to monitor financial accounts and transact business 24 hours a day, seven days a week. Additionally, Internet banking provides the flexibility to perform a wide range of transactions from any personal computer or Internet-enabled device. International Data Corporation estimates that there were approximately 8 million users banking over the Internet in the United States at the end of 1998, and projects that the number will increase to approximately 40 million by 2003. According to Online Banking Report, over 50% of the 100 largest banks in the United States offer Internet banking. By contrast, only approximately 5% of community financial institutions currently offer Internet banking.

Our Business Strategy

   We believe that by providing a gateway to the Internet and its potential e-commerce opportunities, our community financial institution customers will be able to create new banking relationships and enhance relationships with their existing customers. Our objective is to become the leading provider of Internet banking and related products and services to small and mid-sized banks, thrifts and credit unions, with a focus on community financial institutions with total assets of less than $10 billion. Our strategy to accomplish these goals includes the following:

  .  provide flexible Internet banking products;

  . create electronic marketplaces branded with a community financial institution's name and logo;

  . capitalize on strategic marketing alliances with bankers' banks and other partners;

  .  increase recurring revenue from existing customers;

  .  invest in new products and technologies; and

  .  develop and enhance the "Netzee" brand.

Our Relationship with The InterCept Group, Inc.

   InterCept provides a wide range of products and services to community financial institutions in the United States. We intend to form a marketing alliance with InterCept to market our products and services to InterCept's customer base of over 1,300 community financial institutions. Upon the completion of this offering, InterCept will own approximately 39% of our common stock. Our Chairman, John W. Collins, is the Chairman and Chief Executive Officer of InterCept. Our Chief Executive Officer, Glenn W. Sturm, is a director and shareholder of InterCept. Additionally, some of our other directors and officers are directors, officers or shareholders of InterCept. These relationships may present conflicts of interest between us and InterCept.

How to Reach Us

   Our principal executive offices are located at 2410 Paces Ferry Road, 150 Paces Summit, Atlanta, Georgia 30339, and our telephone number is (770) 805-2100. Our web site is located at http://www.netzee.com. Information on our web site is not, however, part of this prospectus, and you should rely only on the information contained in this prospectus before deciding to invest in our common stock.

                                 This Offering

Common stock we are offering......  4,000,000 shares

Common stock the selling
 shareholders are offering........  448,155 shares

Common stock to be outstanding
 immediately after this offering..  19,395,855 shares (1)

Use of proceeds...................  Repayment of debt, expansion of sales and marketing efforts, product development,
                                    and general corporate purposes, including
                                    working capital and potential acquisitions.

Proposed Nasdaq National Market
 symbol...........................  "NETZ"

--------

(1) The number of shares of common stock to be outstanding excludes shares that we may issue upon the exercise of options and warrants already outstanding or to be granted or issued after the completion of this offering. See "Management" and "Related Party Transactions."

                         Summary Financial Information

   You should read the following summary historical and pro forma financial and operating information in conjunction with "Use of Proceeds," our financial statements and related notes, including the unaudited interim and pro forma financial information, and other financial information which appears later in this prospectus. The historical financial information prior to February 28, 1999 presents the financial information of Direct Access Interactive, Inc., our predecessor, which we acquired on March 9, 1999. The purchase method of accounting was used to record the Direct Access Interactive assets acquired and liabilities assumed by us. This accounting method generally results in increased amortization to be reported in future periods. Accordingly, the accompanying financial information of our predecessor on and before February 28, 1999 is not comparable in all material respects with our financial information subsequent to February 28, 1999, since that financial information reports financial position and results of operations on a different basis of accounting.

   The pro forma statements of operations, balance sheet and other information reflect the following, as if the transactions had occurred on June 30, 1999 or at the beginning of the periods presented:

  . the acquisitions in the third quarter of 1999 of Call Me Bill and Dyad and the remote banking operations of SBS and the Internet banking divisions of each of TIB The Independent BankersBank and The Bankers Bank;

  . the acquisition of Direct Access Interactive, Inc. in the first quarter of 1999;

  . the stock subscriptions to management and a director entered into on July 1, 1999 for 1,555,000 shares;

  . the exercise of stock options for 30,000 shares of common stock by a member of management on August 9, 1999;

  . the sale of 128,617 shares of common stock to three bankers' banks on September 10, 1999;

  .  the sale of 85,000 shares of common stock on September 3, 1999;

  . the deferred compensation of $11.5 million to be recorded on the options issued in August, September and October 1999; and

  . the issuance of warrants to purchase 461,876 shares of common stock on October 18, 1999, with an exercise price of $3.25 per share.

The pro forma financial information does not represent what our results of operations would have been if these acquisitions had occurred on those dates, nor does it indicate our future financial position or results of future operations. The pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable. The "Pro forma as adjusted" column reflects our sale of 4,000,000 shares of common stock pursuant to this offering and the application of the estimated net proceeds from this offering.

                                                                           Predecessor
                                                    -------------------------------------------------------------
                                                      For the                                                     For the
                                                    period from                             For the    For the     period
                                                     inception     For the year ended         six    period from    from
                                                    (October 10,      December 31,           months   January 1,  March 1,
                                                      1996) to   -------------------------   ended     1999 to    1999 to
                                                    December 31,                 Pro forma  June 30, February 28, June 30,
                                                        1996      1997    1998     1998       1998       1999       1999
                                                    ------------ ------  ------  ---------  -------- ------------ --------
                                                                      (in thousands, except per share amounts)
Statements of Operations Data:
Revenues.................................              $   45    $  642  $  591  $  3,061    $  210     $   90     $  250
Operating loss...........................                 (55)      (99)   (332)  (41,869)     (228)       (18)      (334)
Net loss.................................                 (55)      (99)   (352)  (45,801)     (241)       (22)      (334)
Basic and diluted net loss per share.....              $(0.03)   $(0.05) $(0.18)             $(0.12)    $(0.01)    $(0.04)
                                                       ======    ======  ======              ======     ======     ======
Weighted average common shares
 outstanding.............................               2,000     2,000   2,000               2,000      2,000      8,000
                                                       ======    ======  ======              ======     ======     ======
Pro forma basic and diluted net loss per
 share...................................                                        $  (2.97)
                                                                                 ========
Pro forma weighted average common shares
 outstanding.............................                                          15,396
                                                                                 ========
Pro forma adjusted EBITDA (1) ...........                                        $ (3,259)
--------------------------------------------------
                                                                                 ========
                                                    Pro forma
                                                     for the
                                                       six
                                                     months
                                                      ended
                                                    June 30,
                                                      1999
                                                    ----------
Statements of Operations Data:
Revenues.................................           $  2,093
Operating loss...........................            (21,506)
Net loss.................................            (23,453)
Basic and diluted net loss per share.....
Weighted average common shares
 outstanding.............................
Pro forma basic and diluted net loss per
 share...................................           $  (1.52)
                                                    ==========
Pro forma weighted average common shares
 outstanding.............................             15,396
                                                    ==========
Pro forma adjusted EBITDA (1) ...........           $ (1,347)
--------------------------------------------------
                                                    ==========


                               June 30, 1999
                         -------------------------
                                         Pro forma
                                  Pro       as
                         Actual  forma   adjusted
                         ------ -------- ---------
Balance Sheet Data:
Cash...................  $  --  $    939 $  18,103
Working capital .......      25      193    17,357
Total assets...........   2,699  106,865 . 124,029
Long-term debt, net of
 current maturities....     750   29,566       750
Redeemable common
 stock.................     --    29,900       --
Total shareholders'
 equity................   1,832   44,914   120,794

--------

(1) Pro forma adjusted earnings before interest, taxes, depreciation and amortization, or pro forma adjusted EBITDA, represents the sum of net loss before income taxes plus interest expense, depreciation and amortization, adjusted to eliminate stock compensation expense for the periods presented. Pro forma adjusted EBITDA is presented here to provide additional information about our ability to meet our obligations. Pro forma adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative either to net loss as an indicator of our operating performance, or to cash flow as a measure of our liquidity.

                                  RISK FACTORS

   Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information presented in this prospectus, in deciding whether to invest in our common stock. Each of these factors could adversely affect our operations, the market price of our common stock and our financial results and could result in a complete loss of your investment.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY IN A RAPIDLY EVOLVING INDUSTRY, IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS

   We were incorporated in August 1999 as the successor to a company which had operated only since October 1996. We completed five acquisitions in August and September 1999. See "Netzee." Because key members of our management team came from different entities, the members of our senior management team have only worked together for a short time. Therefore, it is difficult to evaluate us and our prospects. An investor in our common stock must consider the risks we will face as an early stage company with a new management team in the new and rapidly evolving Internet banking and e-commerce markets. These risks include our inability to:

  . integrate successfully our recently acquired businesses and the senior management personnel that joined us from each acquired business;

  .  develop, test, market and sell our products and services;

  .  expand successfully our sales and marketing efforts;

  .  maintain our current, and develop new, strategic marketing alliances;

  . promote acceptance of our Internet banking services by our community financial institution customers and their customers;

  .  respond effectively to competitive pressures; and

  .  continue to develop and upgrade our technology.

   We may not succeed in achieving any or all of these goals, and current evaluations of us and our prospects may prove to be inaccurate. There can be no assurance that we will ever achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE LOSSES IN THE FUTURE, AND WE CANNOT GUARANTEE WE WILL BECOME PROFITABLE

   We incurred net losses, on a pro forma basis to reflect our recent acquisitions, of approximately $45.8 million for the year ended December 31, 1998 and approximately $23.5 million for the six months ended June 30, 1999. We expect to incur significant operating losses in the future.

   We will need to generate significant revenues to achieve and maintain profitability, and we cannot give assurances that we will be able to do so. Our revenues, on a pro forma basis, for the year ended December 31, 1998 were approximately $3.1 million, and our operating expenses for the year were approximately $44.9 million. Our revenues, on a pro forma basis, for the six months ended June 30, 1999 were approximately $2.1 million, and our operating expenses for that period were approximately $23.6 million. We plan to increase significantly our sales and marketing, research and development and general and administrative expenses throughout the remainder of 1999, for 2000 and for the foreseeable future. Our expenses are partially based on our expectations regarding future revenues and are largely fixed in nature, particularly in the short term. If our revenues grow more slowly than we anticipate or if we cannot control our operating expenses, our financial performance will be adversely affected. See "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We are currently experiencing a period of significant growth that may place a strain on our resources

   We have experienced significant growth in our operations through recent acquisitions, and we expect to continue to grow rapidly. Expansion of our business will place additional demands on our management, operational capacity and financial resources. Our current management, sales, technical and accounting resources may not be adequate to support our recent expansion and anticipated future growth. To manage our expected growth, we will be required to devote significant resources to improving or replacing existing operational, accounting and information systems, procedures and controls. Our future operating results will substantially depend on the ability of our management to handle changing business conditions and to implement and improve our systems. To manage our growth effectively, we must:

  . predict accurately the growth in the demand for our Internet banking products and related services and our capacity to address that demand;

  .  attract, train, motivate, manage and retain key employees;

  . continue to expand and improve our operating and financial systems, procedures and controls;

  .  acquire and install new equipment and facilities;

  .  integrate our new management team;

  . integrate successfully the operations and personnel of any other businesses we acquire; and

  . respond quickly and effectively to unanticipated changes in the industry.

Our relationship with InterCept may present potential conflicts of interest

   Upon the completion of this offering, InterCept will own approximately 39% of our common stock. InterCept provides a wide range of products and services, including electronic fund transfer, core data processing, check imaging, data communications management and other processing solutions to community financial institutions in the United States, and therefore InterCept may compete with us in our business. Additionally, our Chairman, our Chief Executive Officer and some of our other directors and officers are directors, officers or shareholders of InterCept.

   When the interests of InterCept diverge from our interests, InterCept may exercise its influence in its own best interests and not in the best interests of you or our other shareholders. Some decisions concerning our operations or finances may present conflicts of interest between us and InterCept or its affiliates. There is no mechanism in place to resolve these conflicts of interest, except that it is our policy that transactions with affiliated parties be approved by a majority, but not fewer than two, of our disinterested directors and that these transactions must be on terms no less favorable to us than could have been obtained from unaffiliated third parties on an arm's length basis. Georgia law may also prohibit a shareholder from successfully challenging a transaction with InterCept if the transaction received the affirmative vote of a majority, but not less than two, of our disinterested directors, who received full disclosure of the existence and nature of the conflict.

End users must accept and use our Internet banking products and services for us to receive revenue

   We expect to earn most of our future revenue from monthly charges based upon the number of customers who actually use the Internet banking products and services that we provide to community financial institutions. We expect to earn only a small percentage of our future revenues simply because a community financial institution decides to implement our Internet banking products and services. Thus, unless a significant number of customers of community financial institutions utilize our Internet banking products and services, our business will suffer significantly.

A decline in demand for our products and services or in the use of the Internet could adversely affect our business, financial condition and results of operations

   We expect to derive substantially all of our revenues from products and services provided to community financial institutions, their customers and other participants in the financial services industry. Substantially all of our revenues are derived from our Internet and telephone banking products and services. Our future success depends significantly upon the willingness of community financial institutions to offer technological innovations such as Internet and telephone banking and upon their customers' demand for and acceptance of these technological innovations. If community financial institutions and their customers do not readily accept these technological innovations as reflected in our products and services, we will experience reduced demand for our products and services.

   There can be no assurance that we will continue to be successful in marketing these products and services or other integrated products and services. In addition, changes in economic conditions and unforeseen events, including recession, inflation or other adverse occurrences, may result in a significant decline in the utilization of community financial institution services or demand for our products and services. Any event that results in decreased consumer or corporate use of community financial institution services, or increased pressures on community financial institutions toward the in-house development of Internet banking systems, could have a material adverse effect on our business, financial condition and results of operations.

   We rely on the Internet to provide access to our banking services. Our business would be adversely affected if Internet use does not continue to grow or grows more slowly than expected. Internet usage may be inhibited for a number of reasons, including inadequate network infrastructure, security concerns, inconsistent quality of service, and unavailability of cost effective, high-speed access to the Internet. If the market for Internet-based financial services fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, our business, financial condition and results of operations likely would be materially adversely affected.

We may experience delays in developing enhancements of existing products and services and developing new products and services, and these delays may adversely affect our competitiveness

   The electronic banking and financial services industry is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. Our future success will depend on our ability to develop, test, sell and support new and integrated products and services that will keep pace with technological advances and industry standards and satisfy the evolving needs of both financial institutions and their customers. Our inability to develop and introduce new and integrated products and services in a timely manner could limit the marketability of our products and services and could render them obsolete, which would adversely affect our business. Further, we cannot predict the time required and costs involved in developing new and integrated products and services. Actual development costs could substantially exceed budgeted amounts, and estimated product development schedules could require extensions. In these cases, our operating results and business could be seriously harmed.

If our acquisition strategy is not successful, we may lose our competitive position, and our business and financial results may suffer

   We intend to continue to evaluate potential acquisition candidates within our industry, and we may acquire complementary technologies or businesses in the future. Due to consolidation trends within the on-line services industry, failure to adopt and to implement successfully a long-term acquisition strategy could damage our competitive position. Future acquisitions may involve large, one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of these factors could adversely affect our results of operations or stock price. Acquisitions involve numerous risks, including:

  . assimilating effectively the operations, products and services, technology, information systems and personnel of the acquired company into our operations;

  .  diverting our management's attention from other business concerns;

  . impairing relationships with our employees, affiliates, strategic marketing alliances and content providers;

  . failing to maintain uniform standards, controls, procedures and policies;

  .  entering markets in which we have no direct prior experience; and

  .  losing key employees of the acquired company.

   Some or all of these risks could result in a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we will be able to identify suitable acquisition candidates that are available for sale at reasonable prices. We may elect to finance future acquisitions using some or all of the proceeds of this offering. We may also elect to finance future acquisitions with debt financing, which would increase our debt service requirements, or through the issuance of additional common or preferred stock, which could result in dilution to our shareholders. There can be no assurance that we will be able to arrange adequate financing for any acquisitions on acceptable terms.

Fluctuations in our financial results and events beyond our control could cause our stock price to be highly volatile

   Our financial results and the price of our common stock may fluctuate substantially in the future. These fluctuations may be caused by several factors, including pricing competition for our products and services and our ability to make sales. Other factors which may cause your common stock investment to be adversely affected and which may cause significant fluctuations in our stock price include:

  .  our actual or anticipated operating results;

  . our actual or anticipated growth rates, as they may change from time to time;

  .  changes in analysts' estimates;

  .  competitors' announcements;

  .  regulatory actions;

  .  industry conditions;

  .  general economic conditions; and

  .  a variety of other factors that we have discussed elsewhere in "Risk
     Factors."

Further, the market for Internet and technology companies has experienced extreme price and volume volatility that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. The trading prices of the stocks of many Internet and technology companies are at or near historical highs and reflect relative valuation levels substantially above historical levels. These trading prices and relative valuation levels may not be sustained and may not be applicable to our common stock.

Community financial institutions are generally slow to adopt new technology, which may delay our sales efforts

   Due in part to the nature of our applications and the associated hardware, software and consulting expenditures, community financial institutions tend to be cautious in making purchase decisions regarding new technologies. This requires us to provide a significant level of education to prospective customers regarding the use and benefits of our products and services prior to the purchase of our products and services. Further, community financial institutions are frequently slow to approve capital expenditures and to review new technologies that affect key operations. All of this could have the affect of significantly lengthening our sales cycle thereby delaying revenue growth and adversely affecting operating results.

Implementation of our solution at our community financial institution customers may take longer than we anticipate and could adversely affect our operating results

   During the course of an initial implementation of our products and services, we must integrate our Internet banking software with a community financial institution's core processing software. This involves the installation of an interface to permit communication between our products and services and the community financial institution's core processing software. We may, from time to time, experience some delays in the integration process, particularly if we do not already have an established interface for a particular core processing software. It takes us an average of 60 days to implement our Internet banking services. A longer integration period will increase our costs associated with the implementation and delay the recognition of revenues. Changes to existing core software systems by existing customers and custom implementations for future client financial institutions may also cause integration delays in future implementations that could have a material adverse effect on our operating results for subsequent periods.

We rely on our strategic marketing alliances to generate customers and revenue, and the loss of a significant strategic marketing partner would adversely affect our revenue

   We expect that revenues generated from the sale of our products and services based on leads generated through our strategic marketing alliances will account for a significant portion of our revenues for the foreseeable future. In particular, we expect that, over time, a limited number of our strategic marketing relationships will account for a substantial portion of our community financial institution leads and, therefore, revenues. Our arrangements with these strategic partners are relatively new and have not yet generated material revenues. Further, if we lose one or more of our major strategic marketing alliances, we may be unable to replace the strategic marketing relationships with other alliances that have comparable customer bases and user demographics. The loss of some or all of our strategic marketing alliances would adversely affect our business, financial condition and results of operations.

The loss of or damage to our data center would result in failures or interruptions in providing our products and services to our customers

   All of our communications and network equipment is located at our data center in Birmingham, Alabama. Although we have a backup facility to provide Internet services if our data center fails to function, a natural disaster, such as a fire, tornado or flood, or other unanticipated problem at our data center, including an extended power loss, telecommunications failure, break-in, computer virus, hacker attack or other events beyond our control, could nevertheless result in failures or interruptions in providing our products and services to our customers. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

Potential year 2000 problems may cause us to lose customers and subject us to significant liabilities and costs

   The risks posed by year 2000 issues could adversely affect our business in a number of significant ways. The year 2000 issue refers to problems that may occur when computers attempt to make calculations involving dates on and after January 1, 2000. We note in particular that:

  . our and our customers' critical systems, as well as the systems of suppliers upon whom we rely, may not be year 2000 ready;

  . our costs and liabilities related to year 2000 issues may be significant;

  .  we may become involved in litigation related to year 2000 issues; and

  . community financial institutions may delay purchasing our products and services because of fear of year 2000 issues.

   If year 2000 problems cause the failure of any of our systems, the systems of our suppliers or the servers or other internal systems of our customers, we could lose customers and revenue, incur significant disruption in our business and incur substantial liabilities and expenses.

   In addition, the Internet could face serious disruptions arising from year 2000 issues, which generally may have an adverse impact on traffic and commerce on the Internet.

   Even if year 2000 problems do not cause any of these failures or disruptions, our suppliers, current or prospective customers or others could expect that these failures or disruptions will occur. This could:

  .  reduce the growth of the Internet and e-commerce;

  .  hamper existing Internet activity and electronic commerce; and

  .  reduce the demand for our products and services.

   Further, year 2000 problems incurred by our suppliers or customers or by others could materially and adversely affect our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our business could suffer if our community financial institution customers terminate their contracts with us as a result of business combinations or for other reasons

   Significant consolidation is occurring in the financial services industry, and our community financial institution customers that are involved in mergers and acquisitions may terminate their agreements with us or fail to renew them when they expire. An existing community financial institution customer may be acquired by or merged with another financial institution that utilizes a different Internet banking system or does not desire to continue the relationship with us for some other reason. This could result in the new entity terminating the relationship with us. This risk is particularly relevant to us because we target small to mid-sized community financial institutions as customers, which are more likely to be potential acquisition candidates. Our business, financial condition and results of operations would suffer if community financial institution customers terminate their relationships with us.

The loss of our chief executive officer and other key executive personnel could significantly harm our business

   Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Glenn W. Sturm, our Chief Executive Officer. The loss of the services of Mr. Sturm or other key employees would likely have a significant adverse effect on our business. We do not maintain "key person" life insurance insuring Mr. Sturm or any of our other senior officers or key employees.

If we cannot hire and retain qualified personnel, we will not be able to conduct our operations successfully or at all

   There is significant competition for qualified employees, and high employee turnover exists among Internet and other technology companies today. As a result, we may experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Our operating results may be adversely affected if we experience increased expenses related to attracting, training and retaining qualified employees. Our failure to succeed in attracting new personnel or retaining and motivating our current personnel could adversely affect our business, financial condition and results of operations.

Network security problems could hinder the growth of the Internet and cause us to lose customers

   To the extent that our activities involve the storage and transmission of proprietary information, security breaches could expose us to possible liability and damage our reputation. Any compromise of our security could harm our business and could deter people from using the Internet to conduct transactions that involve transmitting confidential information. We rely on standard Internet security systems, all of which are licensed from third parties, to provide the security and authentication necessary to effect secure transmission of data. Nevertheless, compromises or breaches of our security measures may occur.

   Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Someone who is able to circumvent our security measures could misappropriate our proprietary information or cause interruptions in our Internet operations. Internet and on-line service providers have in the past experienced, and we may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, including current and former employees or others. Concerns regarding security risks may deter community financial institutions from purchasing our products and services and deter their customers from using our products and services. We may need to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. These breaches may also require us to pay money damages to others who were harmed by them. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or termination of service to users accessing web sites that deliver our services, any of which could harm our business, financial condition and results of operations.

Our software products or software designed by third parties that we use in our products may have errors or defects or may be unable to sustain a high volume of traffic

   The software used by our systems and products and services may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to correct. We have recently introduced and will be continually introducing new products in the market and have not experienced any product liability claims to date, but the sale and support of our products and services may entail the risk of these claims. A product liability claim brought against us could have a material adverse effect on our business, financial condition and results of operations.

   Furthermore, if the volume of traffic and transactions on our system increases substantially, we could experience periodic temporary capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. We may be unable to project accurately the rate or timing of increases, if any, in the use of our services or expand and upgrade our systems and infrastructure in a timely manner to accommodate these increases. Any inability to do so could harm our business.

Increased competition may increase pricing pressures, reduce margins and create a loss of market share

   The market for our products and services is highly competitive. We compete with a variety of third parties, including other providers of Internet banking systems, as well as systems developed internally by financial institutions. We also expect competition in our markets to increase significantly as new companies enter our market and current competitors expand their product lines and services. These new competitors may include non-bank financial institutions, such as brokerage firms, on-line service providers and data processing vendors, among others. In many instances, these entities are dominant competitors and may enjoy substantial competitive advantages, including:

  .  greater name recognition;

  . greater financial, technical and marketing resources to devote to the development, promotion and sale of their services;

  .  longer operating histories; and

  .  a larger base of client financial institutions.

Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively would materially and adversely affect our business, financial condition and operating results.

Infringement of our proprietary technology could harm our ability to establish and protect our proprietary rights

   Our inability to protect our proprietary rights adequately could have a material adverse effect on the acceptance of our brand names and on our business, financial condition and operating results. We rely on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect our proprietary rights.

   There can be no assurance that the steps we have taken, and will take in the future, to protect our proprietary rights will be adequate or that third parties will not infringe upon or misappropriate our copyrights, trademarks, service marks, domain names and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in foreign countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our services. Our competitors or others may adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Moreover, because Internet domain names derive value from the individual's ability to remember these names, we cannot guarantee that our Internet domain names will maintain their value if, for example, users begin to rely on mechanisms other than Internet domain names to access on-line resources.

   Furthermore, we may become involved in litigation or other proceedings regarding our trade secrets, copyrights and other intellectual property rights. An adverse determination in intellectual property litigation could result in the loss of proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services. There can be no assurance that we would be able to obtain licenses, if necessary, on commercially reasonable terms, if at all. In addition, litigation would divert management resources and be expensive. Any of these results could have a material adverse effect on the acceptance of our brand names and on our business, financial condition and operating results.

Government regulation and legal uncertainties could add additional costs to doing business on the Internet, which could affect our growth

   There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues, including user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy issues apply to the Internet. Any new laws or regulations relating to the Internet or the manner in which existing laws are applied to the Internet could adversely affect our business.

   Our primary customers are community financial institutions, which are heavily regulated. In addition, financial institution regulators can effectively control and mandate the standards for the required security systems, communication technologies and other features of our products and services. There can be no assurance that federal, state or foreign governmental authorities will not adopt new regulations addressing electronic financial institution operations that could require us to modify our current or future products and services. For example, the U.S. Congress is currently considering financial services reform legislation that may include limitations on the ability of financial institutions to disclose to nonaffiliated third parties nonpublic consumer financial information. The adoption of laws or regulations affecting our business or our community financial institution customers' businesses could reduce our growth rate or could otherwise have a material adverse effect on our business, financial condition and operating results. See "Business--Government Regulation."

The Internet products and services that we and our client financial institutions provide could be subject to sales or other taxes, which could affect our pricing policies and reduce demand for our products and services

   Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and operating results. The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals at the federal, state and local levels in the United States and before foreign governments would, if enacted, impose taxes on the sale of goods and services and other Internet activities. A recently enacted law places a temporary moratorium on some forms of taxation on Internet commerce. We cannot predict the effect of current attempts to tax or regulate commerce over the Internet.

To execute our strategy we may require additional funding that may not be available on favorable terms or at all

   Although we believe that our existing capital resources and available financing will be adequate to fund our operations for the foreseeable future, these resources may be inadequate. We do not have sustained earnings or positive cash flow, and initially our business strategy will require us to incur significant expenses to operate competitively and to grow our business. We do not currently, and will not for the foreseeable future, have adequate cash flow from operations to fund these expenses. Consequently, we may require additional funds during or after this period to operate our business and to execute our strategy successfully. Additional financing may not be available on favorable terms or at all. If we cannot raise adequate funds to satisfy our operating and capital requirements, we may have to limit our operations significantly. Our future operating and capital requirements depend upon many factors, including:

  .  the rate at which we expand our sales and marketing operations;

  .  the response of competitors to our product and service offerings;

  .  the extent to which we expand our products and services;

  . the extent to which we develop and upgrade our technology and data network infrastructure; and

  .  the occurrence, timing, size and successful integration of acquisitions.

Disruptions or reductions in Internet capacity could jeopardize our ability to offer Internet access service

   Our ability to offer Internet access service depends upon the size, ease of expansion, reliability and security of our network infrastructure, including the transmission capabilities we lease from the ISPs that connect us and our customers to the Internet. A disruption or reduction in Internet capacity by these suppliers could prevent us from maintaining our service and cause us to lose customers. In addition, we may experience disruptions or capacity constraints in the local telecommunications lines and leased long-distance lines that connect us to our customers. Finally, the growth of the market for our products and services depends on improvements being made to the entire Internet infrastructure to alleviate congestion and to maintain reliability.

The lack of a prior market for our common stock may cause unexpected fluctuations in the price of our common stock

   Prior to this offering, there has been no public market for our common stock. Accordingly, we cannot predict the extent to which investor interest in Netzee will lead to the development of a trading market for our common stock or how liquid that market might become. The initial public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a description of the factors that we and the underwriters will consider in determining the initial public offering price.

   We intend to apply to have our common stock included for quotation on the Nasdaq National Market. If we are approved for quotation on the Nasdaq National Market, we would be subject to financial and market-related tests established by Nasdaq to maintain our listing. We may not be able to maintain these listing criteria in the future, and our inability to do so could ultimately hinder the liquidity of our common stock and your ability to buy or sell it.

Our management and affiliates will beneficially own approximately 60% of our common stock, and no corporate actions requiring shareholder approval can be taken without their approval, which could adversely affect the value of our common stock

   Following this offering, our officers, directors and affiliated persons will beneficially own approximately 60% of our common stock. As a result, our officers, directors and affiliated persons will effectively be able to:

  .  elect, or defeat the election of, our directors;

  .  amend or prevent amendment of our articles of incorporation or bylaws;

  . effect or prevent a merger, sale of assets or other corporate transaction; and

  . control the outcome of any other matter submitted to the shareholders for vote.

   Our public shareholders, for so long as they hold less than a majority of the outstanding shares of our common stock, will be unable to control the outcome of any shareholder vote. Management's stock ownership may discourage a potential acquiror from offering to purchase or otherwise attempting to obtain control of Netzee, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Future sales of our common stock may depress our stock price

   Sales of a substantial number of shares of our common stock in the public market following this offering, including sales by InterCept or by our officers and directors, or the perception by the market that these sales may occur, could lower the market price of our common stock and make it more difficult for us to raise funds through future offerings. After this offering, 19,395,855 shares of our common stock will be outstanding. All of the shares sold in this offering will generally be freely tradable. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements signed by substantially all of our shareholders. These restricted shares will be available for sale in the public market as follows:

  . no restricted shares will be eligible for sale as of the date of this prospectus or within 180 days after the date of this prospectus when the lock-up agreements with the underwriters expire; and

  . approximately 15,395,855 restricted shares will become eligible for sale at various times upon the expiration of their respective holding periods and if otherwise sold in accordance with the provisions of Rule 144 of the Securities and Exchange Commission.

   We have initially reserved a total of 3,500,000 shares of our common stock for issuance under our stock option plan. The plan provides that this amount will be automatically increased on January 1 of each year to an amount equal to 20% of the fully diluted shares of our common stock on the preceding
December 31, provided, however, that the number of shares available for issuance shall not be less than 3,500,000. We have also issued warrants and options to purchase a total of 2,671,376 shares of common stock under this plan and pursuant to other warrant and stock option agreements. We intend to register all of the shares issuable under this plan and these warrant and option agreements for sale in the public market. In addition, we have also agreed to register up to 6,402,007 shares of common stock that we issued in connection with some of our acquisitions and that may be acquired through the exercise of warrants, subject to the terms and conditions of applicable registration rights agreements. See "Shares Eligible for Future Sale."

Management may not use the proceeds of this offering effectively

   Our management will have broad discretion in how we use a significant portion of the net proceeds of this offering. We currently expect to use the net proceeds from this offering for repayment of debt, expansion of our business, including sales, marketing and product development expenditures, and general corporate purposes, including working capital. Investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. If management is unable to apply these funds effectively, our business may be materially and adversely affected.

A significant reduction in the size of this offering would preclude us from repaying our substantial indebtedness, and we could remain highly leveraged

   We have now a significant amount of indebtedness and plan to use a significant portion of the net proceeds of this offering to repay our outstanding indebtedness. If the net proceeds we receive from this offering are reduced significantly for any reason, including the availability of alternative sources of capital or a change in market conditions generally, the funds available to us for the repayment of our indebtedness would be reduced. Consequently, we would continue to have a significant amount of indebtedness, which could adversely affect our business, financial condition and operating results. If implemented, these reductions could:

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  .  limit our ability to borrow additional funds;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  . increase our vulnerability to general adverse economic and industry conditions.

For further information regarding our currently outstanding debt and our plans to repay it with a portion of the net proceeds of this offering, see "Use of Proceeds."

OUR FUTURE EARNINGS WILL BE REDUCED BECAUSE WE HAVE A SIGNIFICANT AMOUNT OF INTANGIBLE ASSETS

   On a pro forma basis, as of June 30, 1999, approximately $96.7 million, or 90.5%, of our total assets were intangible assets. These intangible assets primarily represent amounts attributable to the issuance of stock in acquisitions accounted for as purchases. We will likely record additional intangible assets in the future if we acquire complementary businesses. Additionally, we currently amortize intangible assets over a useful life that management believes is reasonable and is allowable under generally accepted accounting principles, or GAAP. GAAP can change in the future and affect the amortization period and therefore our future results. Additionally, any impairment in the value of these intangible assets could have a material adverse effect on our business, financial condition and operating results.

INVESTORS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THEIR SHARES

   The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. Accordingly, purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their shares of approximately $11.76 in pro forma net tangible book value per share, or approximately 90.5% of the offering price of $13.00 per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

OUR ARTICLES OF INCORPORATION AND BYLAWS, AS WELL AS GEORGIA CORPORATE LAW, MAY PREVENT OR DELAY THIRD PARTIES FROM BUYING YOUR STOCK AND RESULT IN A DECREASE IN THE STOCK PRICE

   Our articles of incorporation, bylaws and Georgia law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our shareholders. For example, our articles of incorporation and bylaws provide, among other things, that:

  . the board of directors, without shareholder approval, has the authority to issue preferred stock with rights superior to the rights of the holders of common stock;

  . the board of directors is divided into three classes and directors have staggered terms; and

  . the shareholders may call a special meeting only upon request of 75% of votes entitled to be cast on an issue.

   Georgia law also contains "business combination" and "fair price" provisions, which our board of directors may adopt without shareholder approval, that may have the effect of delaying, deterring or preventing a change in control of Netzee. See "Description of Capital Stock--Business Combination Provisions of Georgia Law."

                           FORWARD-LOOKING STATEMENTS

   Some of the information in this prospectus represents our expectations or projections for Netzee. You can generally identify these forward-looking statements by the use of the words "may," "will," "expects," "intends," "plans," "estimates," "anticipates," "believes" or similar language. These forward-looking statements are made only as of the date of this prospectus and therefore involve substantial risks and uncertainties. We believe that it is important to communicate our expectations for the future to our investors, and we believe the expectations expressed in our forward-looking statements are reasonable and accurate based on information we currently have. However, our expectations may not prove to be correct due to future events that we have not accurately predicted or over which we have no control. Important factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other parts of this prospectus.

                                     NETZEE

   Netzee is a leading provider of Internet banking products and services and e-commerce solutions to small and mid-sized banks, thrifts and credit unions, typically with assets of less than $10 billion. Our predecessor, Direct Access Interactive, Inc., was formed in October 1996 to provide Internet and telephone banking products and services. InterCept purchased Direct Access in March 1999.

Acquisition of the Remote Banking Operations of SBS Corporation

   In August 1999, Direct Access acquired SBS Corporation in a merger pursuant to which it issued to the SBS shareholders 2.6 million shares of its common stock and approximately $16.6 million in cash. Direct Access also repaid approximately $4.9 million in debt owed by SBS. Immediately after the merger, Direct Access sold all of the assets of SBS, other than its Internet and telephone banking assets, to its parent company, InterCept, in exchange for 450,000 shares of Direct Access common stock previously owned by InterCept. Based in Birmingham, Alabama, SBS provided automated technology products and services, including Internet and telephone banking systems, to community financial institutions nationwide. As of August 6, 1999, SBS had entered into agreements with 135 community financial institutions to provide Internet banking and related services. For the year ended December 31, 1998, SBS's remote banking operations generated approximately $1.4 million in revenues. David W. Brasfield, who served as the Chief Executive Officer of SBS, currently serves as our Senior Executive Vice President--Sales and Marketing. See "Related Party Transactions."

Acquisition of the Internet Banking Divisions of TIB and The Bankers Bank

   Netzee was formed on August 25, 1999. On September 3, 1999, Netzee acquired the Internet banking divisions of each of TIB, a Texas state chartered and Federal Reserve member bank, and The Bankers Bank, a Georgia state chartered and Federal Reserve member bank. In these acquisitions, we issued 1,361,000 shares of our common stock to each of these bankers' banks, and we issued options to purchase a total of 55,000 shares of common stock at an exercise price of $5.00 per share to management and directors of the Internet banking divisions of TIB and The Bankers Bank. We also sold 76,000 shares of common stock to a third party for $100,000. A "bankers' bank" is a bank that itself is owned by other financial institutions and provides depository, loan and other banking services exclusively to financial institutions. At the end of 1998, these two institutions were the largest bankers' banks in the United States, with approximately 1,300 independent community financial institution customers in Texas, New Mexico, Alabama, Georgia, North Carolina, South Carolina, Tennessee and Florida.

   As of September 3, 1999, the Internet banking divisions of TIB and The Bankers Bank had entered into agreements with 57 financial institutions to provide Internet banking and related services. We have also entered into marketing agreements with TIB and The Bankers Bank pursuant to which they will exclusively market our Internet banking products and services to their customers and member financial institutions. See "Related Party Transactions." For the year ended December 31, 1998, the Internet banking divisions of TIB and The Bankers Bank had total revenues of approximately $77,000 and $432,000, respectively.

Acquisition of Call Me Bill, LLC

   On September 3, 1999, we also acquired Call Me Bill, LLC for approximately $3.3 million in cash. At that time we also sold approximately 31,000 shares of our common stock to former owners of Call Me Bill for $10.50 per share. Based in Elizabethtown, Kentucky, Call Me Bill provides 24-hour electronic bill payment services to financial institutions' customers. For the year ended December 31, 1998, Call Me Bill had total revenues of approximately $62,000.

Acquisition of Dyad Corporation

   On September 3, 1999, we also acquired Dyad Corporation for approximately $900,000 in cash and 618,137 shares of our common stock and the assumption of $3.5 million in debt which was repaid at the closing. Based in Norcross, Georgia, Dyad developed, among other things, proprietary loan application, approval and fulfillment software that is being integrated into our Internet banking solution. Some of Dyad's directors and officers have become directors or officers of Netzee. See "Related Party Transactions." For the year ended December 31, 1998, Dyad had total revenues of approximately $505,000.

                                  USE OF PROCEEDS

   We estimate that we will receive net cash proceeds of approximately $46.0 million, after deducting estimated underwriting discounts and estimated offering expenses and based upon an initial public offering price of $13.00 per share, which is the midpoint of the estimated price range. We will not receive any proceeds from the sale of shares by the selling shareholders.

   We currently intend to use the net proceeds of this offering received by us as follows:

  . approximately $29.3 million to repay principal and accrued interest owed to InterCept;

  . approximately $3.1 million to repay working capital advances and accrued interest owed to InterCept;

  . approximately $6.0 million to expand our sales and marketing efforts over the next 12 months;

  . approximately $4.0 million to continue our product development over the next 12 months; and

  . approximately $3.6 million for working capital and other general corporate purposes, including potential acquisitions.

   The loans we intend to repay bear interest at a rate equal to the prime rate plus 2% per year. As of October 15, 1999, this rate was 10.25%. These loans mature on the earlier of (1) the completion of our initial public offering or
(2) August and September 2001. The borrowings were used to fund our acquisitions of SBS, Dyad and Call Me Bill.

   From time to time in the ordinary course of business, we evaluate the acquisition of businesses and technologies that complement our business, and we may use a portion of the net proceeds from this offering to fund these acquisitions. Currently, however, we do not have any understandings, commitments or agreements with respect to any acquisitions, and we may not be able to identify suitable acquisition candidates or complete any acquisition.

   The amount of funds that we actually use for these purposes, other than debt repayment, will depend on many factors, including revisions to our business plan, material changes in our revenue or expenses, and other factors described under "Risk Factors." Accordingly, our management will have significant discretion over the use and investment of the net proceeds from the offering.

   Pending the uses described above, we will invest the net proceeds in interest-bearing accounts or short-term, interest-bearing securities, or both.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999. Our capitalization is presented:

  .  on an actual basis;

  . on an unaudited pro forma basis to reflect (1) the acquisitions in the third quarter of Call Me Bill and Dyad, the remote banking operations of SBS and the Internet banking divisions of each of TIB and The Bankers Bank; (2) the acquisition of Direct Access Interactive, Inc. in the first quarter of 1999; (3) the stock subscriptions to management and a director entered into on July 1, 1999 for 1,555,000 shares; (4) the exercise of stock options for 30,000 shares of common stock by a member of management on August 9, 1999; (5) the sale of 128,617 shares of common stock to three bankers banks on September 10, 1999; (6) the sale of 85,000 shares of common stock on September 3, 1999; (7) the deferred compensation of $11.5 million to be recorded on the options issued in August, September and October 1999; and (8) the issuance of warrants to purchase 461,876 shares of common stock on October 18, 1999 with an exercise price of $3.25 per share; and

  . on an unaudited pro forma as adjusted basis to reflect the transactions described above and our receipt of the net proceeds from the sale of 4,000,000 shares of common stock in this offering, as if each of them had occurred as of June 30, 1999.

   The information in the table should be read in conjunction with the financial statements and accompanying notes that we have included elsewhere in this prospectus. See "Unaudited Pro Forma Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        June 30, 1999
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual  Pro Forma  As Adjusted
                                                 ------  ---------  -----------
                                                        (in thousands)
Short-term borrowings and current portion of
 long-term debt................................  $  --   $    --     $    --
                                                 ======  ========    ========
Long-term debt, net of current portion.........  $  750  $ 29,566    $    750
                                                 ------  --------    --------

Redeemable common stock........................     --     29,900         --
Shareholders' (deficit) equity:
Preferred stock, no par value; 5,000,000 shares
 authorized; no shares issued and outstanding..     --        --          --

Common stock, no par value; 70,000,000 shares
 authorized; 8,000,000 shares issued and
 outstanding, actual; 15,395,855 shares issued
 and
 outstanding, pro forma; and 19,395,855 shares
 issued and outstanding pro forma, as adjust-
 ed............................................   2,166    56,197     132,077
Notes receivable from shareholders.............     --     (3,203)     (3,203)
Warrants.......................................     --      4,619       4,619
Deferred compensation..........................     --    (11,472)    (11,472)

Accumulated deficit............................    (334)   (1,227)     (1,227)
                                                 ------  --------    --------

Total shareholders' equity.....................   1,832    44,914     120,794
                                                 ------  --------    --------

Total capitalization...........................  $2,582  $104,380    $121,544
                                                 ======  ========    ========

                                    DILUTION

   The assumed initial public offering price of $13.00 per share exceeds the pro forma net tangible book value per share of Netzee. As of June 30, 1999, our net tangible book value was approximately $38,000 or $0.01 per share. Pro forma net tangible book (deficit) was approximately $(51.8) million or $(3.36) per share. Pro forma net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets as of June 30, 1999 and dividing this difference by the number of shares of common stock issued and outstanding, assuming that the following transactions had occurred as of June 30, 1999:

    . the acquisitions in the third quarter of 1999 of Call Me Bill and Dyad and the remote banking operations of SBS and the Internet banking divisions of each of TIB and The Bankers Bank;

    . the acquisition of Direct Access Interactive, Inc. in the first quarter of 1999;

    . the stock subscriptions to management and a director entered into on July 1, 1999 for 1,555,000 shares;

    . the exercise of stock options for 30,000 shares of common stock by a member of management on August 9, 1999;

    . the sale of 128,617 shares of common stock to three bankers' banks on September 10, 1999;

    .  the sale of 85,000 shares of common stock on September 3, 1999;

    . the deferred compensation of $11.5 million to be recorded on the options issued in August, September and October 1999; and

    . the issuance of warrants to purchase 461,876 shares of common stock on October 18, 1999 with an exercise price of $3.25 per share.

   The sale of shares of common stock by us in this offering and the application of the net proceeds therefrom will result in an immediate increase in pro forma net tangible book value to $24.1 million or $1.24 per share to existing shareholders and an immediate dilution of $11.76 per share to investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.................         $13.00

Net tangible book value at June 30, 1999........................  $0.01

Decrease per share attributable to pro forma adjustments .......  (3.37)
                                                                  -----

Pro forma net tangible book (deficit) per share at June 30, 1999
 ................................................................  (3.36)

Increase per share attributable to this offering ...............   4.60
                                                                  -----

Pro forma net tangible book value per share after this
offering........................................................           1.24
                                                                         ------

Dilution per share purchased in this offering...................         $11.76
                                                                         ======


   The following table summarizes, on a pro forma basis as of June 30, 1999, the number of shares of common stock we will sell in this offering, the total price to be paid for these shares, the number of shares of common stock previously issued, the total consideration paid and the average price per share paid.

                                                         Total          Average
                         Shares Sold by Netzee       Consideration     Purchase
                         --------------------------------------------- Price Per
                            Number      Percent      Amount    Percent   Share
                         ------------- ----------------------- ------- ---------
Existing shareholders..     15,395,855      79.4% $ 56,197,000   51.9%  $ 3.65
New investors..........      4,000,000      20.6%   52,000,000   48.1%   13.00
                         -------------  --------  ------------  -----
 Total.................     19,395,855     100.0% $108,197,000  100.0%
                         =============  ========  ============  =====

   The foregoing tables assume:

   .a public offering price of $13.00 per share;

   .no exercise of the underwriters' over-allotment option; and

   .no exercise of any of the 2,641,376 outstanding options and warrants to purchase common stock.

   Sales by the selling shareholders in this offering will reduce the number of shares of common stock held by existing shareholders to 14,947,700, or 77.1% of the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares to be held by new investors to 4,448,155, or 22.9% of the total number of shares of common stock to be outstanding after this offering. If the underwriters exercise their over-allotment option in full, the percentage of shares to be held by existing shareholders will decrease further to 74.5% of the total shares to be outstanding after the exercise, and the number of shares to be held by new investors will increase to 5,115,378, or 25.5% of the total shares to be outstanding after the exercise.

   To the extent that any options or warrants that are outstanding or will be issued in the future are exercised, purchasers of the common stock in this offering would incur further dilution.

                 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   In this section we have provided you with our unaudited pro forma combined financial statements for the year ended December 31, 1998 and as of and for the six months ended June 30, 1999. This financial information gives effect the following as if they occurred as of June 30, 1999 or at the beginning of the period presented:

  . the acquisitions in the third quarter of 1999 of Call Me Bill and Dyad and the remote banking operations of SBS and the Internet banking divisions of each of TIB and The Bankers Bank;

  . the acquisition of Direct Access Interactive, Inc. in the first quarter of 1999;

  . the stock subscriptions to management and a director entered into on July 1, 1999 for 1,555,000 shares;

  . the exercise of stock options for 30,000 shares of common stock by a member of management on August 9, 1999;

  . the sale of 128,617 shares of common stock to three bankers' banks on September 10, 1999;

  .  the sale of 85,000 shares of common stock on September 3, 1999;

  . the deferred compensation of $11.5 million to be recorded on the options issued in August, September and October 1999; and

  . the issuance of warrants to purchase 461,876 shares of common stock on October 18, 1999 with an exercise price of $3.25 per share.

   We based our unaudited pro forma combined financial statements for the year ended December 31, 1998 in part on our audited financial statements and the audited financial statements of Call Me Bill, Dyad, the remote banking operations of SBS and the Internet banking divisions of TIB and The Bankers Bank, for the year ended December 31, 1998 and the unaudited financial statements as of and for the six months ended June 30, 1999.

   In July 1999, we issued stock subscriptions to management and a director for 1,555,000 shares of common stock at a purchase price of $2.00 per share. The members of management and the director entered into full-recourse notes payable bearing interest at 7%.

   In August, September and October 1999, we granted options to purchase shares of our common stock at exercise prices ranging from $3.11 to $5.00 per share. We recorded deferred compensation of approximately $11.5 million, which will be amortized to expense over the vesting period of the options, which is generally three years. If we complete our initial public offering, 233,000 of these options will vest immediately. We recorded approximately $1.9 million in deferred compensation on options that will be expensed upon completion of the initial public offering.

   In August 1999, a member of management exercised options to purchase 30,000 shares of common stock with a full-recourse interest-bearing note payable for $93,300.

   On September 10, 1999, we sold 128,617 shares of our common stock to three bankers' banks for $3.11 per share. These shares were sold in connection with the entering into of a one-year general marketing agreement under which each bankers' bank will agree to use its best efforts to promote and market our Internet banking products and services to community banks. We will record an intangible asset of approximately $1.1 million related to these marketing agreements for the difference between the fair value of the common stock and the price paid. This intangible asset will be amortized over the expected benefit period of two years for each of these agreements.

   Additionally, we sold 85,000 shares of our common stock for $1.00 per share to an employee on September 3, 1999. The difference between the fair value and the price paid for these shares was recorded as stock compensation expense.

   On October 18, 1999, we issued warrants to purchase 461,876 shares of common stock in connection with entering into a $3.0 million line of credit. The fair value of the warrants of approximately $4.6 million will be amortized to interest expense over the three-year term of the line of credit.

   These financial statements do not project what our results of operations or financial position will be as of any future date or for any future period. You should read this financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and accompanying notes located in other parts of this prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1999
                                 (in thousands)

                                        Historical
                          --------------------------------------------
                                            The                   Call
                                          Bankers                  Me    Pro Forma     Pro
                          Netzee   SBS     Bank     TIB    Dyad   Bill  Adjustments   Forma
                          ------  ------  -------  -----  ------  ----  -----------  --------
         ASSETS
CURRENT ASSETS:
 Cash...................  $    0  $  312  $    0   $   0  $   19  $ 23  (b) $   100  $    939
                                                                        (h)     400
                                                                        (i)      85
 Accounts receivable,
  net...................      90     181     156     116      22   114  (e)     (74)      605
 Inventories............       0      55       0      32       0     0                     87
 Deferred expenses......       0       0     182       0       0     0                    182
 Prepaids and other
  current assets........      51     244     705       0       0     5  (e)    (705)      300
                          ------  ------  ------   -----  ------  ----               --------
 Total current assets...     141     792   1,043     148      41   142                  2,113
                          ------  ------  ------   -----  ------  ----               --------
PROPERTY AND EQUIPMENT,
 net....................     764     149     284      30      19   148                  1,394
                          ------  ------  ------   -----  ------  ----               --------
DEFERRED FINANCING
 COSTS..................       0       0       0       0   6,076     0  (c)  (6,076)    4,619
                                                                        (k)   4,619
OTHER ASSETS:
 Intangible assets,
  net...................   1,794       0       0       0      90     0  (a)  46,182    96,697
                                                                        (b)  30,703
                                                                        (c)  13,524
                                                                        (d)   3,325
                                                                        (h)   1,079

 Capitalized software
  development costs,
  net...................       0       0     645     645       8     0                  1,298
 Deposits and other
  long-term assets......       0     744       0       0       0     0                    744
                          ------  ------  ------   -----  ------  ----               --------
 Total other assets.....   1,794     744     645     645      98     0                 98,739
                          ------  ------  ------   -----  ------  ----               --------
 Total assets...........  $2,699  $1,685  $1,972   $ 823  $6,234  $290               $106,865
                          ======  ======  ======   =====  ======  ====               ========
 LIABILITIES AND SHAREHOLDERS'
        (DEFICIT) EQUITY
CURRENT LIABILITIES:
 Accounts payable,
  accrued expenses and
  other.................  $   41  $  193  $   76   $ 713  $  116  $ 49  (e) $  (779) $    409
 Deferred revenue.......      76     849     251      57       0   278                  1,511
 Current maturities of
  long-term debt........       0       0       0       0     424     0  (c)    (424)        0
 Due to parent..........       0     148   2,494     816       0     0  (a)    (148)        0
                                                                        (b)  (3,310)
                          ------  ------  ------   -----  ------  ----               --------
 Total current
  liabilities...........     117   1,190   2,821   1,586     540   327                  1,920
NONCURRENT LIABILITIES:
 Deferred revenue.......       0     565       0       0       0     0                    565
 Long-term debt, net of
  current maturities....       0       0       0       0   1,632     0  (a)  21,535    28,816
                                                                        (d)   2,882
                                                                        (c)   2,767
 Due to parent..........     750       0       0       0       0     0                    750
                          ------  ------  ------   -----  ------  ----               --------
   Total liabilities....     867   1,755   2,821   1,586   2,172   327                 32,051

WARRANTS WITH REDEMPTION
 FEATURE................       0       0       0       0  10,731     0  (c) (10,731)        0
REDEEMABLE COMMON
 STOCK..................       0       0       0       0       0     0  (a)  29,900    29,900
SHAREHOLDERS' (DEFICIT)
 EQUITY:
 Subscription
  receivable............       0       0       0       0      (5)    0  (c)       5         0
 Preferred stock........       0       0       0       0       0     0                      0
 Common stock...........   2,166       0       0       0   1,937   650  (a)  (5,175)   56,197
                                                                        (b)  32,503
                                                                        (c)   7,228
                                                                        (d)    (244)
                                                                        (f)   3,110
                                                                        (g)      93
                                                                        (h)   1,479
                                                                        (i)     978
                                                                        (j)  11,472
 Notes receivable from
  shareholders..........       0       0       0       0       0     0  (f)  (3,110)   (3,203)
                                                                        (g)     (93)
 Warrants...............       0       0       0       0       0     0  (k)   4,619     4,619
 Accumulated deficit....    (334)    (70)   (849)   (763) (8,601) (687) (a)      70    (1,227)
                                                                        (b)   1,612
                                                                        (c)   8,601
                                                                        (d)     687
                                                                        (i)    (893)
                          ------  ------  ------   -----  ------  ----               --------
 Total shareholders'
  (deficit) equity......   1,832     (70)   (849)   (763) (6,669)  (37)                44,914
                          ------  ------  ------   -----  ------  ----               --------
 Total liabilities and
  shareholders'
  (deficit) equity......  $2,699  $1,685  $1,972   $ 823  $6,234  $290               $106,865
                          ======  ======  ======   =====  ======  ====               ========


 Deferred compensation..       0       0       0       0       0     0  (j) (11,472)  (11,472)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (in thousands, except per share amounts)

                                         Historical
                          ---------------------------------------------
                                            The                   Call
                                          Bankers                  Me    Pro Forma Ad-    Pro
                          Netzee   SBS     Bank    TIB    Dyad    Bill     justments     Forma
                          ------  ------  ------- -----  -------  -----  -------------  --------
REVENUES:
 License, hardware and
  implementation........  $ 455   $1,409   $  67  $ 274  $   472  $  28  (u)  $    (54) $  2,651
 Monthly maintenance and
  services..............    136       39      10    158       33     34                      410
                          -----   ------   -----  -----  -------  -----                 --------
 Total revenues.........    591    1,448      77    432      505     62                    3,061
                          -----   ------   -----  -----  -------  -----                 --------
OPERATING EXPENSES:
 Costs of license,
  hardware,
  implementation,
  maintenance and
  service...............    466      254     113    434      409     28  (v)        40     1,610
                                                                         (u)        54
 Selling, general and
  administrative
  expenses..............    442    1,437     416    508    1,688    378                    4,869
 Stock compensation
  expense...............      0        0       0      0        0      0  (y)    (4,354)    5,247
                                                                         (z)      (893)
 Amortization from
  acquisition
  intangibles...........      0        0       0      0        0      0  (l)      (620)   32,832
                                                                         (m)   (15,282)
                                                                         (n)   (10,744)
                                                                         (o)    (4,538)
                                                                         (p)    (1,108)
                                                                         (x)      (540)
 Depreciation and
  amortization..........     15       42       5      7      137     23                      229
 Asset impairment.......    --       --      --     --       143    --                       143
                          -----   ------   -----  -----  -------  -----                 --------
 Total operating
  expenses..............    923    1,733     534    949    2,377    429                   44,930
                          -----   ------   -----  -----  -------  -----                 --------
OPERATING LOSS..........   (332)    (285)   (457)  (517)  (1,872)  (367)                 (41,869)
OTHER INCOME, net.......    --       288     --      54      --     --   (v)       (40)      302
INTEREST EXPENSE, net...     20      --      --     --     1,679    (1)  (q)    (2,153)    4,234
                                                                         (r)      (295)
                                                                         (s)      (451)
                                                                         (t)     1,679
                                                                         (w)       224
                                                                         (aa)   (1,540)
                          -----   ------   -----  -----  -------  -----                 --------
NET (LOSS) INCOME.......  $(352)  $    3   $(457) $(463) $(3,551) $(366)                $(45,801)
                          =====   ======   =====  =====  =======  =====                 ========
BASIC AND DILUTED NET
 LOSS PER SHARE.........                                                                $  (2.97)
                                                                                        ========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING.....                                                                  15,396
                                                                                        ========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                    (in thousands, except per share amounts)

                                         Historical
                          --------------------------------------------
                                           The                   Call
                                         Bankers                  Me     Pro Forma      Pro
                          Netzee   SBS    Bank    TIB    Dyad    Bill   Adjustments    Forma
                          ------  -----  ------- -----  -------  -----  ------------  --------
REVENUES:
 License, hardware and
  implementation........  $ 222   $ 997   $ 189  $ 225  $    97  $  74   (u) $  (109) $  1,695
 Monthly maintenance and
  services..............    119      24      47    111        6     91                     398
                          -----   -----   -----  -----  -------  -----                --------
 Total revenues.........    341   1,021     236    336      103    165                   2,093
                          -----   -----   -----  -----  -------  -----                --------
OPERATING EXPENSES:
 Costs of license,
  hardware,
  implementation,
  maintenance and
  service...............    171     134     232    250       55     24   (u)     109       757
 Selling, general and
  administrative
  expenses..............    326   1,071     382    310      423    335                   2,847
 Stock compensation
  expense...............      0       0       0      0        0      0   (y)  (2,600)    3,493
                                                                         (z)    (893)
 Amortization from
  acquisition
  intangibles...........    138       0       0      0        0      0   (l)    (103)   16,347
                                                                         (m)  (7,641)
                                                                         (n)  (5,372)
                                                                         (o)  (2,269)
                                                                         (p)    (554)
                                                                         (x)    (270)
 Depreciation and
  amortization..........     58      14      14      7       49     13                     155
                          -----   -----   -----  -----  -------  -----                --------
 Total operating
  expenses..............    693   1,219     628    567      527    372                  23,599
                          -----   -----   -----  -----  -------  -----                --------
OPERATING LOSS..........   (352)   (198)   (392)  (231)    (424)  (207)                (21,506)
OTHER INCOME, net.......    --       50     --     109        4      1                     164
INTEREST EXPENSE, net...      4     --      --     --       906     (1)  (q) $(1,077)    2,111
                                                                         (r)    (148)
                                                                         (s)    (225)
                                                                         (t)     906
                                                                         (w)     112
                                                                        (aa)    (770)
                          -----   -----   -----  -----  -------  -----                --------
NET LOSS................  $(356)  $(148)  $(392) $(122) $(1,326) $(207)               $(23,453)
                          =====   =====   =====  =====  =======  =====                ========
BASIC AND DILUTED NET
 LOSS PER SHARE.........                                                              $  (1.52)
                                                                                      ========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING.....                                                                15,396
                                                                                      ========

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   The unaudited pro forma balance sheet as of June 30, 1999 reflects the following adjustments as if they occurred on June 30, 1999:

      (a) The issuance of common stock, payment of cash and the recording of intangible assets associated with the acquisition of SBS. The non-remote banking assets of SBS were sold to InterCept after the acquisition. InterCept transferred 450,000 shares of Direct Access Interactive common stock back to Netzee in consideration for those assets. The purchase price of SBS included 2,600,000 shares of common stock, $16.6 million in cash and approximately $4.9 million in repayment of SBS debt. Netzee recorded the purchase price at the net shares issued of 2,150,000, valued at $11.50 per share and the cash purchase price of $21.5 million. SBS has the right to put the shares of stock back to Netzee at $11.50 per share if an initial public offering is not completed by August 6, 2001. Netzee obtained the $21.5 million in cash through a promissory note to InterCept. The note currently bears an interest rate of 10.25% payable quarterly beginning on October 1, 1999. The excess of the purchase price over net tangible assets was allocated to the following identifiable intangible assets with the following amortization lives:

  Workforce            $   440,000 3 years
  Contracts in process $ 1,340,000 4 years
  Acquired technology  $44,402,000 3 years

      (b) The issuance of common stock and stock options and the recording of intangible assets associated with the acquisition of the Internet banking divisions of TIB and The Bankers Bank. The purchase price included 2,722,000 shares of common stock valued at $11.50 per share, options to purchase 55,000 shares of common stock at an exercise price of $5.00 per share granted to management of TIB and The Bankers Bank and 76,000 shares of stock sold to a third party for $100,000. The options were issued to individuals who were members of management of TIB and The Bankers Bank who would not continue to be employees of Netzee after the acquisition. The value of these options was calculated to be approximately $357,500 and has been included as a component of the purchase price. As part of the acquisition of TIB and The Bankers Bank, Netzee allowed the third party to purchase 76,000 shares of common stock for $100,000. The $774,000 difference between the fair value of the common stock and the price paid has been considered in the above purchase prices of TIB and The Bankers Bank. The total purchase price was approximately $32.4 million. The excess of the purchase price over net tangible assets was allocated to the following identifiable intangible assets with the following amortization lives:

  Workforce            $   330,000 3 years
  Contracts in process $   150,000 3 years
  Marketing agreement  $ 3,056,000 2 years
  Acquired technology  $27,166,000 3 years

      (c) The issuance of common stock, payment of cash and the recording of intangible assets associated with the acquisition of Dyad. The purchase price of Dyad included 618,137 shares of our common stock valued at $11.50 per share and approximately $900,000 in cash. Netzee financed this acquisition through a promissory note for approximately $4.4 million to InterCept. The note currently bears an interest rate of 10.25% payable quarterly with the first installment due October 1, 1999. Netzee used $3.5 million of the proceeds from the note to pay existing debt at Dyad. Prior to the acquisition, Dyad had outstanding warrants to a financial institution. Those warrants were exercised prior to the acquisition; therefore, all historical balances related to the warrants were removed in the pro forma adjustments. The excess of the purchase price over net tangible assets was allocated to the following identifiable intangible assets with the following amortization lives:

  Workforce           $    70,000 3 years
  Acquired technology $13,543,000 3 years

      (d) The payment of cash and the recording of intangible assets associated with the acquisition of Call Me Bill. The purchase price of Call Me Bill was approximately $3.3 million in cash and approximately 31,000 shares of Netzee stock sold to former members of Call Me Bill at a price of $10.50 per share. These shares were valued by Netzee at $11.50 per share. Netzee obtained most of the cash by issuing a promissory note to InterCept. The note currently bears an interest rate of 10.25% payable quarterly with the first installment due on October 1, 1999. The excess of the purchase price over net assets acquired was allocated to goodwill and acquired technology and will be amortized over three years.

      (e) This adjustment removes the payable to TIB from the Bankers Bank and the related receivable from The Bankers Bank for approximately $74,000. A third party provides conversion services for implementation of the Internet banking system to The Bankers Bank's customers. Fees for conversion services historically were billed and paid through TIB. This adjustment also removes the payable to The Bankers Bank from TIB and the related receivable from TIB for approximately $705,000. The Bankers Bank was paying for certain development costs that were shared with TIB.

      (f) The issuance of stock subscriptions to management and a director for 1,555,000 shares of common stock for full recourse notes payable of approximately $3.1 million bearing interest at 7% per annum.

       (g) The exercise of options to purchase 30,000 shares of common stock by a member of management for a full recourse note payable of approximately $93,300 bearing interest at 7% per annum.

      (h) The sale of 128,617 shares of common stock to three bankers' banks on September 10, 1999 for $400,000 or $3.11 per share. The difference between the price paid per share of $3.11 and the fair value per share of $11.50 is recorded as an intangible asset of approximately $1.1 million that will be amortized over the two-year life of the marketing agreements entered into with the three bankers' banks.

      (i) The sale of 85,000 shares of common stock to an employee for $85,000. The difference between the price paid of $1.00 per share and the fair value of $11.50 per share is reflected as compensation expense.

      (j) The recording of deferred compensation of approximately $11.5 million recorded on options issued in August, September and October 1999 at below fair market value.

      (k) The recording of deferred financing fees of approximately $4.6 million related to the issuance of warrants to purchase 461,876 shares of common stock in connection with the entering into of a $3.0 million line of credit.

     The unaudited pro forma statements of operations for the six months ended June 30, 1999 and the year ended December 31, 1998 reflect the following adjustments as if they occurred on January 1, 1998 and are based on the historical statements of operations, adjusted to reflect the following:

      (l) The additional amortization of the intangible assets recognized upon the acquisition of Direct Access Interactive, Inc. of $103,000 for the six months ended June 30, 1999 and $620,000 for the year ended December 31, 1998.

      (m) The additional amortization of the intangible assets recognized upon the acquisition of SBS of approximately $7.6 million for the six months ended June 30, 1999 and approximately $15.3 million for the year ended December 31, 1998. Amortization expense was calculated on a straight line basis over the estimated useful lives of the intangible assets acquired discussed in (a).

      (n) The additional amortization of the intangible assets recognized upon the acquisition of TIB and The Bankers Bank, of approximately
  $5.4 million for the six months ended June 30, 1999 and approximately $10.7 million for the year ended December 31, 1998. Amortization expense was calculated on a straight line basis over the estimated useful lives of the intangible assets acquired discussed in (b).

      (o) The additional amortization of the intangible assets recognized upon the acquisition of Dyad of approximately $2.3 million for the six months ended June 30, 1999 and approximately $4.5 million for the year ended December 31, 1998. Amortization expense was calculated on a straight-line basis over the estimated useful lives of the intangible assets acquired discussed in (c).

      (p) The additional amortization of the intangible assets recognized upon the acquisition of Call Me Bill of approximately $554,000 for the six months ended June 30, 1999 and approximately $1.1 million for the year ended December 31, 1998. Amortization expense was calculated on a straight-line basis over the estimated useful lives of the intangible assets acquired discussed in (d).

      (q) The additional interest expense on the promissory note to InterCept to acquire SBS of approximately $1.1 million for the six months ended June 30, 1999 and approximately $2.2 million for the year ended December 31, 1998.

      (r) The additional interest expense on the promissory note to InterCept to acquire Call Me Bill of approximately $148,000 for the six months ended June 30, 1999 and approximately $295,000 for the year ended December 31, 1998.

      (s) The additional interest expense on the promissory note to InterCept to acquire Dyad of approximately $225,000 for the six months ended June 30, 1999 and approximately $451,000 for the year ended December 31, 1998.

      (t) The elimination of the interest expense on the warrants and the debt at Dyad of approximately $906,000 for the six months ended June 30, 1999 and $1.7 million for the year ended December 31, 1998.

      (u) The elimination of revenue of TIB from The Bankers Bank and the related expense of The Bankers Bank for the conversion services billed and paid through TIB as discussed in (e).

      (v) The elimination of a $40,000 fee The Bankers Bank paid to TIB for the right to share outsourced financial institution customer date conversion services.

      (w) The interest income on the notes receivable from shareholders of approximately $112,000 for the six months ended June 30, 1999 and approximately $224,000 for the year ended December 31, 1998.

      (x) The additional amortization on the intangible asset for the marketing agreement entered into with the three bankers' banks of approximately $270,000 for the six months ended June 30, 1999 and approximately $540,000 for the year ended December 31, 1998.

      (y) The amortization of deferred compensation related to the issuance of stock options of approximately $2.6 million for the six months ended June 30, 1999 and approximately $4.4 million for the year ended December 31, 1998.

      (z) The recording of stock compensation expense related to the sale of common stock to an employee of approximately $893,000 for the six months ended June 30, 1999 and the year ended December 31, 1998.

       (aa) The recording of additional interest expense of approximately $770,000 related to the issuance of warrants to purchase 461,876 shares of common stock for the six months ended June 30, 1999 and approximately $1.5 million for the year ended December 31, 1998.

                         SELECTED FINANCIAL INFORMATION

   The following table sets forth selected historical and pro forma financial information for Netzee. The selected historical financial information prior to February 28, 1999 reflects the financial position and results of operations of our predecessor, Direct Access Interactive, Inc., which was formed in October 1996. We acquired Direct Access Interactive on March 9, 1999; however, the financial information below is presented as if the acquisition occurred on February 28, 1999. The activity between March 1, 1999 and March 9, 1999 was immaterial. The purchase method of accounting was used to record the assets and liabilities of Direct Access Interactive. The financial information of our predecessor on or before February 28, 1999 is not comparable in all material respects with our financial information after February 28, 1999.

   The selected historical financial information as of December 31, 1997 and 1998 and for the period from inception (October 10, 1996) to December 31, 1996 and for the years ended December 31, 1996, 1997 and 1998 have been derived from our financial statements included in this prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial information as of December 31, 1996 has been derived from our unaudited financial statements that are not included in this prospectus. The selected historical financial information as of June 30, 1999 and for the six months ended June 30, 1998, for the period from January 1, 1999 to February 28, 1999 and for the period from March 1, 1999 to June 30, 1999, have been derived from our unaudited financial statements included in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected historical and pro forma financial information is qualified by reference to, and should be read in conjunction with, our financial statements and the notes to the financial statements, including the unaudited pro forma financial information, included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The pro forma statements of operations and balance sheet information reflect the following as if all of these transactions had occurred on June 30, 1999 or at the beginning of the periods presented:

  . the acquisitions in the third quarter of 1999 of Call Me Bill, Dyad, the remote banking operations of SBS and the Internet banking divisions of each of TIB and The Bankers Bank;

  . the acquisition of Direct Access Interactive, Inc. in the first quarter of 1999;

  . the stock subscriptions to management and a director entered into on July 1, 1999 for 1,555,000 shares;

  . the exercise of stock options for 30,000 shares of common stock by a member of management on August 9, 1999;

  . the sale of 128,617 shares of common stock to three bankers' banks on September 10, 1999;

  .  the sale of 85,000 shares of common stock on September 3, 1999;

  . the deferred compensation of $11.5 million to be recorded on the options issued in August, September and October 1999; and

  . the issuance of warrants to purchase 461,876 shares of common stock on October 18, 1999 with an exercise price of $3.25 per share.

The pro forma financial information does not represent what our results of operations would have been if the transactions had occurred on that date, nor does it indicate our future financial position or results of future operations. The pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable.

                                                                                   Predecessor
                                                    ----------------------------------------------------------------------------
                                                      For the period     For the year ended
                                                      from Inception        December 31,          For the six   For the period
                                                    (October 10, 1996) -------------------------  months ended  from January 1,
                                                            to                         Pro forma    June 30,        1999 to
                                                    December 31, 1996   1997    1998     1998         1998     February 28, 1999
                                                    ------------------ ------  ------  ---------  ------------ -----------------
                                                                                  (in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
 License,
  hardware and
  implementation..                                        $   41       $  583  $  455  $  2,651      $  152         $   57
 Monthly
  maintenance and
  service........                                              4           59     136       410          58             33
                                                          ------       ------  ------  --------      ------         ------
 Total
  revenues.......                                             45          642     591     3,061         210             90
Operating
 expenses:
 Costs of
  license,
  hardware,
  implementation,
  maintenance and
  service........                                             50          422     466     1,610         206             44
 Selling, general
  and
  administrative
  expenses.......                                             48          308     442     4,869         225             62
 Asset
  impairment.....                                            --           --      --        143         --             --
 Stock
  compensation
  expense........                                            --           --      --      5,247         --             --
 Amortization
  from
  acquisition
  intangibles....                                            --           --      --     32,832         --             --
 Depreciation and
  amortization...                                              2           11      15       229           7              2
                                                          ------       ------  ------  --------      ------         ------
 Total operating
  expenses.......                                            100          741     923    44,930         438            108
                                                          ------       ------  ------  --------      ------         ------
Operating loss...                                            (55)         (99)   (332)  (41,869)       (228)           (18)
Other income.....                                            --           --      --        302         --             --
Interest expense,
 net.............                                            --           --      (20)    4,234         (13)            (4)
                                                          ------       ------  ------  --------      ------         ------
Net loss.........                                         $  (55)      $  (99) $ (352) $(45,801)     $ (241)        $  (22)
                                                          ======       ======  ======  ========      ======         ======
Basic and diluted
 net loss per
 share...........                                         $(0.03)      $(0.05) $(0.18)               $(0.12)        $(0.01)
                                                          ======       ======  ======                ======         ======
Weighted average
 common shares
 outstanding.....                                          2,000        2,000   2,000                 2,000          2,000
                                                          ======       ======  ======                ======         ======
Pro forma basic
 and diluted net
 loss per share..                                                                      $  (2.97)
                                                                                       ========
Pro forma
 weighted average
 common shares
 outstanding.....                                                                        15,396
--------------------------------------------------
                                                                                       ========
                                                                    Pro forma
                                                    For the period for the six
                                                    from March 1,  months ended
                                                       1999 to       June 30,
                                                    June 30, 1999      1999
                                                    -------------- ------------
Statement of Operations Data:
Revenues:
 License,
  hardware and
  implementation..                                      $  164       $  1,695
 Monthly
  maintenance and
  service........                                           86            398
                                                    -------------- ------------
 Total
  revenues.......                                          250          2,093
Operating
 expenses:
 Costs of
  license,
  hardware,
  implementation,
  maintenance and
  service........                                          127            757
 Selling, general
  and
  administrative
  expenses.......                                          264          2,847
 Asset
  impairment.....                                          --             --
 Stock
  compensation
  expense........                                          --           3,493
 Amortization
  from
  acquisition
  intangibles....                                          --          16,347
 Depreciation and
  amortization...                                          193            155
                                                    -------------- ------------
 Total operating
  expenses.......                                          584         23,599
                                                    -------------- ------------
Operating loss...                                         (334)       (21,506)
Other income.....                                          --             164
Interest expense,
 net.............                                          --           2,111
                                                    -------------- ------------
Net loss.........                                       $ (334)      $(23,453)
                                                    ============== ============
Basic and diluted
 net loss per
 share...........                                       $(0.04)
                                                    ==============
Weighted average
 common shares
 outstanding.....                                        8,000
                                                    ==============
Pro forma basic
 and diluted net
 loss per share..                                                    $  (1.52)
                                                                   ============
Pro forma
 weighted average
 common shares
 outstanding.....                                                      15,396
--------------------------------------------------
                                                                   ============

                                          Predecessor
                                        ------------------
                                          December 31,                Pro forma
                                        ------------------   June 30, June 30,
                                        1996  1997   1998      1999     1999
                                        ----  -----  -----   -------- ---------
                                                  (In thousands)
Balance Sheet Data:
Cash..................................  $ 13  $  28  $  14    $  --   $    939
Working capital ......................   (53)   (94)  (499)       25       193
Total assets..........................    72     88     94     2,699   106,865
Long-term debt, net of current
 maturities...........................   --     --     --        750    29,566
Redeemable common stock...............   --     --     --        --     29,900
Total shareholders' (deficit) equity..    (4)  (103)  (455)    1,832    44,914

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with our financial statements and related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements related to such matters as our future financial performance, business strategy and financing plans that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many known and unknown factors, including those under "Risk Factors" and elsewhere in this prospectus.

Overview

   Netzee is a rapidly growing provider of integrated Internet banking products and services and e-commerce solutions to community financial institutions. We provide cost-effective, outsourced, secure and scalable solutions that enable community financial institutions to offer to their customers a wide array of financial products and services over the Internet. As of October 15, 1999, Netzee had contractual relationships to provide Internet banking products and services to approximately 380 community financial institutions and to provide telephone banking products and services to approximately 220 additional community financial institutions.

   The following discussion of our results of operations includes the results of our predecessor, Direct Access Interactive, for the periods prior to March 9, 1999. Direct Access was formed in October 1996. InterCept acquired Direct Access in March 1999.

   During the third quarter of 1999, we completed a series of acquisitions to provide us with additional strategic marketing partners and complementary products and services to integrate into our Internet banking operations. On August 6, 1999, our predecessor, Direct Access, acquired the remote banking operations of SBS Corporation. These operations provided customers, additional strategic marketing partners and our Banking on Main Street(TM) e-commerce software.

   On September 3, 1999, after the formation of Netzee and its merger with Direct Access, we acquired the Internet banking divisions of TIB and The Bankers Bank, which provided us with strategic marketing access to approximately 1,300 community financial institution customers of these two bankers' banks, as well as business cash management software that we have added to our suite of products and services. Also on September 3, 1999, we acquired Call Me Bill, LLC and Dyad Corporation. Call Me Bill provides electronic bill payment services and Dyad provides loan application, procurement and fulfillment software. We are integrating the products of both Call Me Bill and Dyad into our Internet banking system. We refer to Call Me Bill, Dyad, the remote banking operations of SBS and the Internet banking divisions of the two bankers' banks as the Acquired Companies.

   We have accounted for all of our acquisitions to date using the purchase method of accounting. Because the acquisitions occurred in the third quarter of 1999, the discussion below of our results of operations is presented (1) on a combined basis for us and each Acquired Company, including a discussion of us and each Acquired Company on a stand-alone basis, for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 and (2) for us on a stand-alone basis for the years ended December 31, 1996 and 1997. The only differences between the following presentation of combined operations and a pro forma presentation relate to increased amortization of the intangible assets acquired and the additional interest expense on our promissory notes payable to InterCept. These items are discussed in "--Results of Operations for Netzee and the Acquired Companies" and "--Liquidity and Capital Resources" below.

   Although we and the Acquired Companies, on a combined basis, have experienced significant growth in customers and revenues, we and the Acquired Companies have incurred substantial operating losses and negative cash flows from operations on a combined basis, and we expect to continue to incur substantial operating losses and negative cash flows for the foreseeable future. We and the Acquired Companies incurred net losses on a combined basis of approximately $5.2 million for the year ended December 31, 1998 and approximately $2.5 million for the six months ended June 30, 1999.

   We have historically derived our revenues from software license, hardware and implementation fees for our Internet and telephone banking products and services. All of these fees are paid by the community financial institutions to us rather than by their customers. Historically, we and the Acquired Companies have recognized software license, hardware and implementation fees upon the installation of our products and we recognize our revenues from maintenance and service on a monthly basis as the services are provided.

   We are currently changing our pricing policies for our existing products and services. We have also modified the pricing policies of the Acquired Companies to match more closely our new pricing policies. These pricing policies are summarized as follows:

     Internet Banking. We do not currently intend to charge an up-front implementation fee. Depending on the number of Internet services purchased by the community financial institution, we will charge the community financial institution a fixed monthly fee, plus variable fees that are based on the number of end users and the number of transactions. We generally provide our Internet banking products and services under contracts with terms ranging from three to five years.

     Telephone Banking. We intend to continue charging community financial institutions a fixed monthly fee for providing telephone banking product, but do not intend to charge an up-front fee. We do not charge additional fees based on the number of financial institution customers who actually use the telephone banking product we provide.

   As a result of these new pricing policies, we believe that recurring monthly maintenance and service fees will constitute a significantly greater percentage of total revenues in the future. Furthermore, we believe that Internet banking products and services and e-commerce solutions will comprise a significantly greater percentage of our total revenues in the future and that Internet telephone banking products will continue to decrease as a percentage of total revenues.

   Our cost of license, hardware, implementation, maintenance and service is comprised of the initial equipment and personnel costs required to implement Internet and telephone banking for the community financial institution, as well as the ongoing personnel and system maintenance costs associated with our data center and the amortization of capitalized software development costs.

   Selling, general and administrative expenses include marketing expenses, sales commissions, employee compensation and benefits, and general office expenses incurred in the ordinary course of business. Historically we and the Acquired Companies paid commissions to sales personnel based on products and services sold.

   Depreciation and amortization consists of depreciation of property and equipment and amortization of intangible assets. Amortization expense will increase approximately $10.9 million, $32.8 million, $32.1 million, $20.3 million and $200,000 in 1999, 2000, 2001, 2002 and 2003, respectively, due to amortization of intangibles resulting from purchase accounting adjustments for the Acquired Companies.

   In July through October 1999, we granted options to purchase 2,209,500 shares of common stock to employees, directors and consultants at exercise prices below fair market value on the date of grant. The deferred compensation of approximately $11.5 million was recorded as an increase in additional paid in capital that will be amortized to expense over the vesting period of the options, generally three years. The vesting of options to purchase 568,000 shares of common stock will accelerate upon an initial public offering.

   In the future, we intend to continue to use our internal sales force to generate new customers. We also have entered into or intend to enter into additional strategic marketing alliances with partners who will co-market our products and services to their customer base. We will pay a commission to these strategic alliance partners based upon the number of new financial institution customers that they refer to us. We will also pay our strategic alliance partners a lower commission based upon the number of new financial institution customers that are located in the partners' specific geographic regions.

Results of Operations for Netzee and the Acquired Companies

   The following table sets forth the combined results of our operations and the operations of the Acquired Companies for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999. The combined operating results of us and the Acquired Companies for the periods presented below are not necessarily indicative of our future results.

                                        Historical Unaudited
                                   Combined Financial Information
                          ----------------------------------------------------
                          Year Ended December 31,   Six Months Ended June 30,
                          ------------------------  --------------------------
                             1997         1998          1998          1999
                          -----------  -----------  ------------  ------------
                                           (in thousands)
Internet banking:
 License, hardware and
  implementation......... $       177  $       721  $        367  $        930
 Monthly maintenance and
  service................         --           239            48           299
                          -----------  -----------  ------------  ------------
    Total Internet
     banking revenues....         177          960           415         1,229
                          -----------  -----------  ------------  ------------
Telephone banking:
 License, hardware and
  implementation.........       1,604        1,513           539           777
 Monthly maintenance and
  service................          63          138            67            92
                          -----------  -----------  ------------  ------------
    Total telephone
     banking revenues....       1,667        1,651           606           869
                          -----------  -----------  ------------  ------------
Other....................         534          505           184           103
                          -----------  -----------  ------------  ------------
Total revenues...........       2,378        3,116         1,205         2,201
Operating expenses:
 Cost of license,
  hardware,
  implementation,
  maintenance and service
  .......................       1,059        1,703           639           866
 Selling, general and
  administrative
  expenses...............       3,398        4,871         2,185         2,847
 Depreciation and
  amortization...........         206          228            98           292
 Asset impairment........         --           143           --            --
                          -----------  -----------  ------------  ------------
    Total operating
     expenses............       4,663        6,945         2,923         4,005
                          -----------  -----------  ------------  ------------
 Operating loss..........      (2,285)      (3,829)       (1,718)       (1,804)
Other income, net........          49          342            57           165
Interest expense, net....          90        1,698           855           909
                          -----------  -----------  ------------  ------------
Net loss................. $    (2,326) $    (5,185) $     (2,516)      $(2,548)
                          ===========  ===========  ============  ============

Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1999 for Netzee and the Acquired Companies

 Revenues

   Total combined revenues increased approximately $996,000 or 82.7% from approximately $1.2 million for the six months ended June 30, 1998 to approximately $2.2 million for the six months ended June 30, 1999. This increase consisted of an increase of approximately $801,000 in combined license, hardware and implementation revenues, an increase of approximately $276,000 in combined monthly maintenance and service revenues and a decrease in other revenue of approximately $81,000.

     Internet Banking. Total combined Internet banking revenues increased from approximately $415,000 for the six months ended June 30, 1998 to approximately $1.2 million for the six months ended June 30, 1999. Total combined Internet banking license, hardware and implementation revenues increased from approximately $367,000 for the six months ended June 30, 1998 to approximately $930,000 for the six months ended June 30, 1999. The increase was due to an increase in sales of Internet banking products and services to 18 new community financial institution customers for the six months ended June 30, 1998 as compared to 84 new community financial institution customers for the six months ended June 30, 1999. Total combined monthly maintenance and service revenues increased from approximately $48,000 for the six months ended June 30, 1998 to approximately $299,000 for the six months ended June 30, 1999. This increase was due to providing monthly maintenance and service to six customers for the six months ended June 30, 1998 as compared to 109 customers for the six months ended June 30, 1999.

     Telephone Banking. Total combined telephone banking revenues increased from approximately $606,000 for the six months ended June 30, 1998 to approximately $869,000 for the six months ended June 30, 1999. Total combined telephone banking license, hardware and implementation revenues increased from approximately $539,000 for the six months ended June 30, 1998 to approximately $777,000 for the six months ended June 30, 1999. The increase was due to an increase in sales of telephone banking products to 38 new community financial institution customers for the six months ended June 30, 1998 as compared to 72 new community financial institution customers for the six months ended June 30, 1999. Total combined monthly maintenance and service revenues increased from approximately $67,000 for the six months ended June 30, 1998 to approximately $92,000 for the six months ended June 30, 1999. This increase was due to providing monthly maintenance and service to 98 customers for the six months ended June 30, 1998 as compared to 193 customers for the six months ended June 30, 1999.

   The sources of the changes are summarized as follows:

     Netzee. Total revenues increased from approximately $210,000 for the six months ended June 30, 1998 to approximately $341,000 for the six months ended June 30, 1999. The sources of the increase are summarized below:

       Internet Banking. Netzee began selling Internet banking products and services in the second half of 1998. Internet banking revenues were approximately $54,000 for the six months ended June 30, 1999. Internet banking license, hardware and implementation revenues were approximately $18,000 for the six months ended June 30, 1999. Monthly maintenance and service revenues were approximately $36,000 for the six months ended June 30, 1999.

       Telephone Banking. Telephone banking revenues increased from approximately $210,000 for the six months ended June 30, 1998 to approximately $287,000 for the six months ended June 30, 1999. Telephone banking license, hardware and implementation revenues increased from approximately $152,000 for the six months ended June 30, 1998 to approximately $204,000 for the six months ended June 30, 1999. The increase was due to an increase in sales of telephone banking products to 13 new community financial institution customers for the six months ended June 30, 1998 as compared to 15 new community financial institution customers for the six months ended June 30, 1999. Telephone banking monthly maintenance and service revenues increased from approximately $58,000 for the six months ended June 30, 1998 to approximately $83,000 for the six months ended June 30, 1999. This increase was due to providing monthly maintenance and service to 95 customers for the six months ended June 30, 1998 as compared to 136 customers for the six months ended June 30, 1999.

     SBS Remote Banking Operations. Total revenues increased from approximately $543,000 for the six months ended June 30, 1998 to approximately $1.0 million for the six months ended June 30, 1999. The sources of the increase are summarized below:

       Internet Banking. Internet banking revenues increased from approximately $160,000 for the six months ended June 30, 1998 to approximately $455,000 for the six months ended June 30, 1999. Internet banking license, hardware and implementation revenues increased from approximately $160,000 for the six months ended June 30, 1998 to approximately $431,000 for the six months ended June 30, 1999. The increase was due to an increase in sales of Internet banking products and services to 12 new community financial institution customers for the six months ended June 30, 1998 as compared to 18 new community financial institution customers for the six months ended June 30, 1999. There were no monthly maintenance and service revenues for the six months ended June 30, 1998. Monthly maintenance and service revenues were approximately $24,000 for the six months ended June 30, 1999. We provided monthly maintenance and service to 10 customers for the six months ended June 30, 1999.

       Telephone Banking. Telephone banking license, hardware and implementation revenues increased from approximately $383,000 for the six months ended June 30, 1998 to approximately $566,000 for the six months ended June 30, 1999. The increase was due to decrease in sales of telephone banking products to 24 new community financial institution customers for the six months ended June 30, 1998 as compared to 15 new community financial institution customers for the six months ended June 30, 1999 offset by an increase in recurring license fees from customers continuing services from prior periods. There were no monthly maintenance and services revenues for the six months ended June 30, 1998 and 1999.

     Internet Banking Divisions of TIB and The Bankers Bank. Total revenues increased from approximately $255,000 for the six months ended June 30, 1998 to approximately $572,000 for the six months ended June 30, 1999. TIB and The Bankers Bank did not provide telephone banking products. Internet banking license, hardware and implementation revenues increased from approximately $207,000 for the six months ended June 30, 1998 to approximately $414,000 for the six months ended June 30, 1999. The increase was due to an increase in sales of Internet banking products and services to six new community financial institution customers for the six months ended June 30, 1998 as compared to 16 new community financial institution customers for the six months ended June 30, 1999. Monthly maintenance and service revenues increased from approximately $47,000 for the six months ended June 30, 1998 to approximately $158,000 for the six months ended June 30, 1999. This increase was due to providing monthly maintenance and service to six customers for the six months ended June 30, 1998 as compared to 30 customers for the six months ended June 30, 1999.

     Call Me Bill. Total revenues increased from approximately $13,000 for the six months ended June 30, 1998 to approximately $164,000 for the six months ended June 30, 1999. The sources of the increase are summarized below:

       Internet Banking. Call Me Bill began selling Internet banking products and services during the second half of 1998. Internet banking revenues were approximately $148,000 for the six months ended June 30, 1999. Internet banking license, hardware and implementation revenues were approximately $66,000 for the six months ended June 30, 1999. Monthly maintenance and service revenues were approximately $81,000 for the six months ended June 30, 1999.

       Telephone Banking. Telephone banking revenues increased from approximately $13,000 for the six months ended June 30, 1998 to approximately $16,000 for the six months ended June 30, 1999. Telephone banking license, hardware, and implementation revenues increased from approximately $4,000 for the six months ended June 30, 1998 to approximately $7,000 for the six months ended June 30, 1999. This increase was due to implementations of Internet banking products and services for one new community financial institution customer during the six months ended June 30, 1998 as compared to implementations of Internet banking products and services for 42 new community financial institution customers during the six months ended June 30, 1999. Telephone banking monthly maintenance and service revenues were approximately $9,000 for the six months ended June 30, 1998 and for the six months ended June 30, 1999. In July 1998, Call Me Bill began selling Internet banking products and services, with telephone banking capabilities. The customers who contracted for the Internet banking products and services primarily utilized the Internet related aspects of the products, and therefore, the portions of telephone banking license, hardware, and implementation revenues and monthly maintenance services revenue for telephone banking products were minimal.

     Dyad. Total revenues decreased from approximately $184,000 for the six months ended June 30, 1998 to approximately $103,000 for the six months ended June 30, 1999. The decrease was due primarily to a decrease in equipment and hardware sales. We do not anticipate that the hardware and equipment sales associated with the non-Internet banking services historically sold by Dyad will continue in the future.

 Cost of license, hardware, implementation, maintenance and service

   Total combined cost of license, hardware, implementation, maintenance and service increased approximately $227,000 or 35.5% from approximately $639,000 for the six months ended June 30, 1998 to approximately $866,000 for the six months ended June 30, 1999. The sources of the increase are summarized as follows:

     Netzee. The cost of license, hardware, implementation, maintenance and service decreased from approximately $206,000 for the six months ended June 30, 1998 to approximately $171,000 for the six months ended June 30, 1999. The decrease was due to a reduction in the labor force utilized to provide implementation and maintenance services, coupled with lower hardware costs experienced during the six months ended June 30, 1999. Additionally, Netzee began selling Internet banking products and services in the second half of 1998. Netzee was paid a monthly maintenance and service fee by 95 customers during the six months ended June 30, 1998 increasing to 136 customers during the six months ended June 30, 1999.

     SBS Remote Banking Operations. The cost of license, hardware, implementation, maintenance and service decreased from approximately $141,000 for the six months ended June 30, 1998 to approximately $134,000 for the six months ended June 30, 1999. The decrease was due to implementations of Internet banking products and services for 12 new community financial institution customers and telephone banking products and services for 24 new community financial institution customers during the six months ended June 30, 1998 as compared to implementations of Internet banking products and services for 18 new community financial institution customers and telephone banking products and services for 15 new community financial institution customers during the six months ended June 30, 1999. SBS also provided monthly maintenance and service to 10 customers during the six months ended June 30, 1999.

     Internet Banking Divisions of TIB and The Bankers Bank. The cost of license, hardware, implementation, maintenance and service increased from approximately $188,000 for the six months ended June 30, 1998 to approximately $482,000 for the six months ended June 30, 1999 due to an increase in implementations of Internet banking products and services to six new community financial institution customers during the six months ended June 30, 1998 compared to 16 new community financial institution customers during the six months ended June 30, 1999. TIB and The Bankers Bank also provided monthly maintenance and service to six customers during the six months ended June 30, 1998 compared to 30 customers during the six months ended June 30, 1999.

     Call Me Bill. The cost of license, hardware, implementation, maintenance and service increased from approximately $7,000 for the six months ended June 30, 1998 to approximately $24,000 for the six months ended June 30, 1999. The increase was due to sales of bill payment services to one new community financial institution customer during the six months ended June 30, 1998 as compared to sales of bill payment services to 42 new community financial institution customers during the six months ended June 30, 1999. Call Me Bill provided monthly maintenance and service to one customer during the six months ended June 30, 1998 compared to 57 customers during the six months ended June 30, 1999.

     Dyad. The cost of license, hardware, implementation, maintenance and service decreased from approximately $97,000 for the six months ended June 30, 1998 to $55,000 for the six months ended June 30, 1999. This decrease was due primarily to a decrease in equipment and hardware sales.

 Selling, general and administrative expenses

   Total combined selling, general and administrative expenses increased approximately $661,000 or 30.2% from approximately $2.2 million for the six months ended June 30, 1998 to approximately $2.8 million for the six months ended June 30, 1999. The sources of the increase are summarized as follows:

     Netzee. Selling, general and administrative expenses increased from approximately $225,000 for the six months ended June 30, 1998 to approximately $326,000 for the six months ended June 30, 1999. The increase was due primarily to an increase in sales personnel and associated sales commissions, as well as an increase in rent expense during the six months ended June 30, 1999.

     SBS Remote Banking Operations. Selling, general and administrative expenses increased from approximately $600,000 for the six months ended June 30, 1998 to approximately $1.1 million for the six months ended June 30, 1999. The increase was due primarily to increased sales and other personnel.

     Internet Banking Divisions of TIB and The Bankers Bank. Selling, general and administrative expenses increased from approximately $343,000 for the six months ended June 30, 1998 to approximately $692,000 for the six months ended June 30, 1999. The increase was due primarily to increases in overall business and operating activities and an increase in the number of employees.

     Call Me Bill. Selling, general and administrative expenses increased from approximately $150,000 for the six months ended June 30, 1998 to approximately $335,000 for the six months ended June 30, 1999. The increase was due primarily to the increased customer base and increased business activity.

     Dyad. Selling, general and administrative expenses decreased from approximately $867,000 for the six months ended June 30, 1998 to approximately $423,000 for the six months ended June 30, 1999. The decrease was due primarily to the closing of certain offices and the related decrease in personnel.

 Depreciation and amortization

   Total combined depreciation and amortization increased approximately $194,000 or 198.0% from approximately $98,000 for the six months ended June 30, 1998 to approximately $292,000 for the six months ended June 30, 1999. This increase was due primarily to the amortization of the intangible assets from the acquisition of Direct Access Interactive by Netzee.

 Interest expense, net

   Total combined net interest expense increased approximately $54,000 or 6.3% from approximately $855,000 for the six months ended June 30, 1998 to approximately $909,000 for the six months ended June 30, 1999. The increase was due primarily to additional debt incurred by Dyad during the six months ended June 30, 1999.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1998 for Netzee and the Acquired Companies

 Revenues

   Total combined revenues increased approximately $738,000 or 31.0% from approximately $2.4 million for the year ended December 31, 1997 to approximately $3.1 million for the year ended December 31, 1998. This increase was comprised of an increase of approximately $453,000 in combined license, hardware and implementation revenues, an increase of approximately $314,000 in combined monthly maintenance and service revenues and a decrease in other revenues of approximately $29,000.

     Internet Banking. Total combined Internet banking revenues increased from approximately $177,000 for the year ended December 31, 1997 to approximately $1.0 million for the year ended

  December 31, 1998. Total combined Internet banking license, hardware and implementation revenues increased from approximately $177,000 for the year ended December 31, 1997 to approximately $721,000 for the year ended December 31, 1998. The increase was due to an increase in sales of Internet banking products and services to 28 new community financial institution customers for the year ended December 31, 1997 as compared to 76 new community financial institution customers for the year ended December 31, 1998. We had no monthly maintenance and service revenues for the year ended December 31, 1997. Total combined monthly maintenance and service revenues were approximately $239,000 from 45 customers for the year ended
  December 31, 1998.

     Telephone Banking. Total combined telephone banking revenues were approximately $1.7 million for the year ended December 31, 1997 and for the year ended December 31, 1998. Total combined telephone banking license, hardware and implementation revenues decreased from approximately
  $1.6 million for the year ended December 31, 1997 to approximately
  $1.5 million for the year ended December 31, 1998. The decrease was due to a decrease in sales of our telephone banking product from 104 new community financial institution customers for the year ended December 31, 1997 as compared to 103 new community financial institution customers for the year ended December 31, 1998. Total combined monthly maintenance and service revenues increased from approximately $63,000 for the year ended December 31, 1997 to approximately $138,000 for the year ended December 31, 1998. This increase was due to providing monthly maintenance and service to two customers for the year ended December 31, 1997 as compared to 17 customers for the year ended December 31, 1998.

       The sources of the changes are summarized as follows:

     Netzee. Total revenues decreased from approximately $642,000 for the year ended December 31, 1997 to approximately $591,000 for the year ended December 31, 1998. The sources of the decrease are summarized below:

       Internet Banking. Netzee began selling Internet banking products and services in 1998 with sales to four new community financial institution customers. Internet banking revenues were approximately $24,000 for the year ended December 31, 1998. Internet banking license, hardware and implementation revenues were approximately $15,000 for the year ended December 31, 1998, while Internet banking monthly maintenance and service revenues were approximately $9,000 for the year ended December 31, 1998.

       Telephone Banking. Telephone banking revenues decreased from approximately $642,000 for the year ended December 31, 1997 to approximately $567,000 for the year ended December 31, 1998. Telephone banking license, hardware and implementation revenues decreased from approximately $583,000 for the year ended December 31, 1997 to approximately $440,000 for the year ended December 31, 1998. The decrease was due to a decrease in sales of our telephone banking product to 49 new community financial institution customers for the year ended December 31, 1997 as compared to 39 new community financial institution customers for the year ended December 31, 1998. Telephone banking monthly maintenance and service revenues increased from approximately $59,000 for the year ended December 31, 1997 to approximately $127,000 for the year ended December 31, 1998. This increase was due to providing monthly maintenance and service to 82 customers for the year ended December 31, 1997 as compared to 121 customers for the year ended December 31, 1998.

     SBS Remote Banking Operations. Total revenues increased from approximately $1.2 million for the year ended December 31, 1997 to approximately $1.4 million for the year ended December 31, 1998. The sources of the increase are summarized below:

       Internet Banking. Internet banking revenues increased from approximately $177,000 for the year ended December 31, 1997 to approximately $381,000 for the year ended December 31, 1998. Internet banking license, hardware and implementation revenues increased from approximately $177,000 for the year ended December 31, 1997 to approximately $342,000 for the year ended December 31, 1998. The increase was due to an increase in sales of Internet banking products and services to 28 new community financial institution customers for the year ended December 31, 1997 as compared to 43 new community financial institution customers for the year ended December 31, 1998. There were no monthly maintenance and services revenues for the year ended December 31, 1997. Monthly maintenance and service revenues were approximately $39,000 for the year ended December 31, 1998.

       Telephone Banking. Telephone banking license, hardware and implementation revenues increased from approximately $1.0 million for the year ended December 31, 1997 to approximately $1.1 million for the year ended December 31, 1998. The increase was due to an increase in recurring license fees from customers continuing services from prior periods. There were no monthly maintenance and services revenues for the year ended December 31, 1997 or for the year ended December 31, 1998.

     Internet Banking Divisions of TIB and The Bankers Bank. The Internet banking divisions of TIB and The Bankers Bank began selling Internet banking products and services in 1998. Total revenues were approximately $509,000 for the year ended December 31, 1998. TIB and The Bankers Bank did not provide telephone banking products or services. Internet banking license, hardware and implementation revenues were approximately $341,000 for the year ended December 31, 1998, while monthly maintenance and service revenues were approximately $168,000 for the year ended December 31, 1998.

     Call Me Bill. Total revenues increased from approximately $4,000 for the year ended December 31, 1997 to approximately $62,000 for the year ended December 31, 1998. The sources of the increase are summarized below:

       Internet Banking. Call Me Bill began selling Internet banking products and services in 1998. Internet banking revenues were approximately $44,000 for the year ended December 31, 1998. Internet banking license, hardware and implementation, were approximately $22,000 for the year ended December 31, 1998. Monthly maintenance and service revenues were approximately $22,000 for the year ended December 31, 1998.

       Telephone Banking. Telephone banking revenues increased from approximately $4,000 for the year ended December 31, 1997 to approximately $18,000 for the year ended December 31, 1998. We had no telephone banking license, hardware and implementation revenues for the year ended December 31, 1997. Telephone banking license, hardware and implementation revenues were approximately $6,000 for the year ended December 31, 1998 for sales of our telephone banking product to 15 new community financial institution customers. Monthly maintenance and service revenues increased from approximately $4,000 for the year ended December 31, 1997 to approximately $12,000 for the year ended December 31, 1998. This increase was due to providing monthly maintenance and service to two customers for the year ended December 31, 1997 as compared to 17 customers for the year ended December 31, 1998.

     Dyad. Total revenues decreased from approximately $534,000 for the year ended December 31, 1997 to approximately $505,000 for the year ended December 31, 1998. The decrease was due primarily to a decrease in equipment and hardware sales.

 Cost of license, hardware, implementation, maintenance and service

   Total combined cost of license, hardware, implementation, maintenance and service increased approximately $644,000 or 60.8% from approximately
$1.1 million for the year ended December 31, 1997 to approximately $1.7 million for the year ended December 31, 1998. The sources of the increases are summarized as follows:

     Netzee. The cost of license, hardware, implementation, maintenance and service increased from approximately $422,000 for the year ended
  December 31, 1997 to approximately $466,000 for the year ended December 31, 1998. The increase was primarily due to Netzee providing monthly maintenance and service to 82 customers for the year ended
  December 31, 1997 increasing to 121 customers for the year ended
  December 31, 1998. We completed implementations of telephone banking products for 49 new community financial institution customers for the year ended December 31, 1997 as compared to implementations for 39 new community financial institution customers ended December 31, 1998. Additionally, we began selling Internet banking products and services in the year ended December 31, 1998 with implementations for four new community financial institution customers.

     SBS Remote Banking Operations. The cost of license, hardware, implementation, maintenance and service increased from approximately $234,000 for the year ended December 31, 1997 to approximately $254,000 for the year ended December 31, 1998. The increase was primarily due to implementations of Internet banking products and services for 28 new community financial institution customers and telephone banking products and services for 53 new community financial institutions in the year ended December 31, 1997 as compared to implementations of Internet banking products and services for 43 new community financial institution customers and telephone banking products for 49 new community financial institution customers in the year ended December 31, 1998. We had no cost of monthly maintenance and service to customers in the year ended December 31, 1997. We provided monthly maintenance and services to ten customers in the year ended December 31, 1998.

     Internet Banking Divisions of TIB and The Bankers Bank. We had no cost of license, hardware, implementation, maintenance and service for the year ended December 31, 1997. Cost of license, hardware, implementation, maintenance and service was approximately $546,000 for the year ended December 31, 1998. The increase was due to initiation of sales of Internet banking products and services by TIB and The Bankers Bank in the year ended December 31, 1998 with implementations for 14 new community financial institution customers. TIB and The Bankers Bank also provided monthly maintenance and service to 14 customers in the year ended December 31, 1998.

     Call Me Bill. The cost of license, hardware, implementation, maintenance and service increased from approximately $2,000 for the year ended December 31, 1997 to approximately $28,000 for the year ended December 31, 1998. The increase was due to sales of bill payment services to two new community financial institution customers in the year ended December 31, 1997 as compared to sales of bill payment services to 15 new community financial institution customers in the year ended December 31, 1998. Call Me Bill also provided monthly maintenance and service to 2 customers in the year ended December 31, 1997.

     Dyad Corporation. The cost of license, hardware, implementation, maintenance and services remained constant at approximately $400,000 for the years ended December 31, 1997 and 1998.

 Selling, general and administrative expenses

   Total combined selling, general and administrative expenses increased approximately $1.5 million or 43.4% from $3.4 million for the year ended December 31, 1997 to approximately $4.9 million for the year ended December 31, 1998. The sources of the increase are summarized as follows:

     Netzee. Selling, general and administrative expenses increased from approximately $308,000 for the year ended December 31, 1997 to approximately $442,000 for the year ended December 31, 1998. The increase was due primarily to an increase in sales personnel and associated sales commissions, as well as an increase in rent expense.

     SBS Remote Banking Operations. Selling, general and administrative expenses increased from approximately $886,000 for the year ended December 31, 1997 to approximately $1.4 million for the year ended December 31, 1998. The increase was due primarily to increased sales and other personnel.

     Internet Banking Divisions of TIB and The Bankers Bank. Selling, general and administrative expenses increased from approximately $174,000 for the year ended December 31, 1997 to approximately $925,000 for the year ended December 31, 1998. The increase was due primarily to the establishment of the Internet Banking Division of The Bankers Bank on March 1, 1998, increases in overall business and operating activities, and an increase in the number of employees.

     Call Me Bill. Selling, general and administrative expenses increased from approximately $111,000 for the year ended December 31, 1997 to approximately $378,000 for the year ended December 31, 1998. The increase was due primarily to operations for a full year in 1998 and increased business activity.

     Dyad. Selling, general and administrative expenses decreased from approximately $1.9 million for the year ended December 31, 1997 to approximately $1.7 million for the year ended December 31, 1998. The decrease was due primarily to the closing of certain offices and the related decrease in personnel.

 Depreciation and amortization

   Total combined depreciation and amortization increased approximately $22,000 or 10.7% from approximately $206,000 for the year ended December 31, 1997 to approximately $228,000 for the year ended December 31, 1998 primarily due to the increase in depreciation related to new property and equipment purchases.

 Interest expense, net

   Total combined net interest expense increased approximately $1.6 million from approximately $90,000 for the year ended December 31, 1997 to approximately $1.7 million for the year ended December 31, 1998. The primary reason for the increase in net interest expense was a loan obtained by Dyad in December 1997.

Results of Operations for Netzee

   The following table sets forth our unaudited results of operations on a stand-alone basis for the years ended December 31, 1996 and 1997. Our operating results for the periods presented below are not necessarily indicative of results to be expected for any future period.

                                                      Year Ended December 31,
                                                      -----------------------
                                                         1996         1997
                                                      -----------  -----------
                                                          (in thousands)
Revenues:
  License, hardware and implementation............... $        41  $       583
  Monthly maintenance and service....................           4           59
                                                      -----------  -----------
    Total revenues...................................          45          642
Operating expenses:
  Cost of license, hardware, implementation,
   maintenance and service...........................          50          422
  Selling, general and administrative expenses.......          48          308
  Depreciation and amortization......................           2           11
                                                      -----------  -----------
    Total operating expenses.........................         100          741
                                                      -----------  -----------
  Operating loss.....................................         (55)         (99)
Other income, net....................................         --           --
Interest expense, net................................         --           --
                                                      -----------  -----------
Net loss............................................. $       (55) $       (99)
                                                      ===========  ===========

Year Ended December 31, 1996 Compared to Year Ended December 31, 1997 for
Netzee

 Revenues

   Revenues increased approximately $597,000 or 1,326.7% from approximately $45,000 for the year ended December 31, 1996 to approximately $642,000 for the year ended December 31, 1997. License, hardware and implementation revenues increased from approximately $41,000 for the year ended December 31, 1996 to approximately $583,000 for the year ended December 31, 1997. The increase was due to sales of telephone banking products and services to 20 new community financial institution customers for the year ended December 31, 1996 as compared to sales to 49 new community financial institution customers for the year ended December 31, 1997. Monthly maintenance and service revenues increased from approximately $4,000 for the year ended December 31, 1996 to approximately $59,000 for the year ended December 31, 1997. The increase was due to Netzee providing monthly maintenance and service to 33 customers for the year ended December 31, 1996 increasing to 82 customers for the year ended December 31, 1997.

 Cost of license, hardware, implementation, maintenance and service

   Cost of license, hardware, implementation, maintenance and service increased approximately $372,000 or 744.0% from approximately $50,000 for the year ended December 31, 1996 to approximately $422,000 for the year ended December 31, 1997. The increase was due to implementations of telephone banking products for 20 new community financial institution customers the year ended December 31, 1996 as compared to implementations for 49 new community financial institution customers for the year ended December 31, 1997. Netzee was paid monthly maintenance and service fees by 33 customers for the year ended December 31, 1996 increasing to 82 customers for the year ended December 31, 1997.

 Selling, general and administrative expenses

   Selling, general and administrative expenses increased approximately $260,000 or 541.7% from approximately $48,000 for the year ended December 31, 1996 to approximately $308,000 for year ended December 31, 1997. The increase was due primarily to increases in sales personnel and incurred sales commissions.

 Depreciation and amortization

   Depreciation and amortization increased approximately $9,000 or 450.0% from approximately $2,000 for the year ended December 31, 1996 to approximately $11,000 for the year ended December 31, 1997. The Company was established in October 1996, and therefore the first full year that fixed assets were depreciated was the year ended December 31, 1997.

Liquidity and Capital Resources

   Since inception, we have financed our operations through cash flow from operations and borrowings from InterCept, as discussed below, as well as through a bank line of credit. We paid the line of credit in full in March 1999 in connection with the acquisition of Direct Access Interactive and subsequently terminated this line of credit. In October 1999, we entered into a $3.0 million revolving line of credit with an affiliate of one of our directors. Borrowings under this line of credit bear interest at a rate equal to the prime rate. At present, we have not borrowed any funds under this line of credit. In addition, in October 1999, we borrowed approximately $1.3 million for capital expenditures from a financial institution. This loan bears interest at LIBOR plus 2%. We are required to make monthly principal payments of $8,621 plus interest beginning November 1, 1999. The loan matures on October 1, 2004, at which time we must make a balloon payment of approximately $936,300 plus any remaining interest then due.

   Our operating activities generated cash of approximately $13,000 for the period from inception (October 10, 1996) to December 31, 1996. Our operating activities used cash of approximately $33,000 and $226,000 for the years ended December 31, 1997 and 1998, respectively. Cash used by operating activities in each of these periods primarily resulted from our net losses, partially offset by increases in accounts payable, accrued expenses and deferred revenues. Our operating activities generated cash of approximately $350,000 for the six months ended June 30, 1999. Cash from operating activities for the six months ended June 30, 1999 resulted primarily from increases in accounts payable and accrued expenses.

   Our investing activities used cash of approximately $2,000, $18,000, and $863,000 for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1999, respectively. The cash used in investing activities primarily resulted from the purchase of property and equipment, primarily in the six months ended June 30, 1999 as we purchased additional computer equipment for operations.

   Our financing activities generated cash of approximately $50,000, $229,000 and $509,000 for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, respectively. The cash generated by financing activities during the years ended December 31, 1997 and 1998 resulted primarily from increased borrowings under the line of credit and loans from shareholders, and the cash generated by financing activities during the six months ended June 30, 1999 resulted primarily from advances from InterCept, offset by payments of debt. As of June 30, 1999, we had no cash and a working capital deficit of approximately $25.2 million.

   Prior to September 3, 1999, we were a majority-owned subsidiary of InterCept, and InterCept financed our working capital and general corporate requirements. We anticipate that we will have additional working capital needs to be funded by InterCept of between $4.0 million and $6.1 million from August 31, 1999 to November 30, 1999. InterCept has agreed to loan us additional funds to the extent necessary to fund our working capital and general corporate requirements through the completion of this offering. We have borrowed approximately $3.0 million from InterCept on this basis as of October 15, 1999. These borrowings are on substantially the same terms as the borrowings discussed in the next paragraph. We anticipate that InterCept will make any necessary additional funding available to us on an arm's length basis.

   On August 6, 1999 and September 1, 1999, we entered into three promissory notes with InterCept for an aggregate principal amount of approximately $28.8 million. We used the proceeds of these three promissory notes to fund our acquisitions of Call Me Bill, Dyad and SBS. These notes currently bear interest at a rate of 10.25% per year. Each note matures on the earlier of (1) two years from the date of the promissory note or (2) the completion of our initial public offering. We intend to use approximately $29.3 million of the net proceeds of the offering to pay in full the principal and accrued interest on these promissory notes, as described further in "Use of Proceeds."

   We believe that the net proceeds of this offering will be sufficient to satisfy our cash requirements for at least the next 12 months. However if we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we may need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing necessary to satisfy these expanded cash requirements or to implement an expanded growth strategy on acceptable terms or at all. If we cannot obtain this financing on terms acceptable to us, we may be forced to curtail some planned business expansion and may be unable to fund our ongoing operations.

Market Risk

   Our interest income and expense is sensitive to changes in the general level of U.S. interest rates. Changes in U.S. interest rates affect the interest that we earn on our cash equivalents as well as the interest that we incur on our long-term debt. Based on our cash equivalents balance and level of debt at June 30, 1999, our exposure to interest rate risk is not material.

   We do not currently employ any derivative financial instruments, other financial instruments or derivative commodity instruments to hedge any market risks, and we do not currently plan to employ them in the future.

Year 2000 Readiness

   The year 2000 issue refers to the problems that may arise from the improper processing of dates and date-sensitive calculations by computers and embedded microprocessors as the year 2000 approaches and is reached. These problems generally arise from the fact that most computer hardware and software components historically have been programmed to use only two digits to identify the year in a date. For example, the computer will recognize a code of "00" as the year 1900 rather than the year 2000.

   Our business could suffer if the systems on which we depend to conduct our operations are not year 2000 ready. Our potential areas of exposure include:

  . information technology, including computers, software and systems that we have developed internally or purchased or licensed from others, such as our Internet and telephone banking products and services and our billing and accounts receivable system, and hardware and software that reside in our data center;

  . non-information technology, including telephone, utilities and other similar systems that we use in our internal operations; and

  . third parties' systems, particularly the core processing and interface systems of our community financial institution customers.

   Internet and Telephone Banking Products and Services. We acquired the main operating systems for our banking products and services with our acquisition of SBS in August 1999, and these systems now serve as the core systems for all of the Internet and telephone banking products and services we provide. SBS completed its own year 2000 compliance program to test the readiness of these systems and to determine whether these systems would be year 2000 compliant. Based on the results of these tests, we believe that our core Internet and telephone banking systems are year 2000 compliant.

   As part of the compliance tests, SBS followed the initial date and testing guidelines mandated for financial institutions, including the following five phases:

  .  Awareness. During late 1997, SBS identified potential year 2000 issues.

  . Assessment. In February 1998, SBS determined the scope of the year 2000 compliance program and developed a plan of action.

  . Renovation. Between February and August 1998, SBS updated its network infrastructure and made cosmetic interface changes in order to facilitate the display of four digits to end users of its product.

  . Validation. From August 1998 to January 1999, SBS tested all renovated hardware and software systems to verify that they were year 2000 compliant. The upgraded Internet and telephone banking products and services are specifically designed to be year 2000 compliant. The year portion of all dates is stored as four digits instead of two. Because there are no date calculations or date "roll-overs" in this renovated system, the dates will be correct as long as the correct dates are passed from our community financial institution customers.

  . Vendor and Customer Compliance. To maintain the current and future integrity of these systems, SBS began in early 1999 to proactively educate and communicate with vendors and customers with respect to their year 2000 readiness.

   Additionally, Call Me Bill and the Internet banking operations of TIB and The Bankers Bank have updated all of their products and services and have verified them to be year 2000 compliant. Direct Access Interactive's operating system and hardware is no longer being utilized. Dyad is scheduled for a system upgrade in December 1999, but there can be no assurances that this upgrade will be completed before January 1, 2000. Because our Internet and telephone banking customers do not currently use Dyad's system, a year 2000 failure at Dyad will not materially affect our operations.

   Internal Operations. We have tested the systems and technologies supporting our internal operations, including computers and related software, and non-information technology systems, such as security, telephone, heating and air conditioning equipment. All of these systems and technologies, with the exception of the Direct Access Interactive operating systems and software, have been successfully updated to be year 2000 compliant. The Direct Access Interactive system will be replaced by the SBS operating system in December 1999. Once this is accomplished, our internal operations should be substantially year 2000 compliant.

   Third Party Compliance. The assessment of external year 2000 readiness is ongoing, and we have provided each of our customers with a detailed disclosure explaining our year 2000 strategy. In these disclosures, we emphasized that, although our internal year 2000 testing appears to be successful, each customer is responsible for ensuring that its systems are prepared for the event. We did not solicit reports from our customers detailing their compliance progress; however, our primary customers are banking institutions. As a result, the majority of our customers have been subjected to the stringent year 2000 compliance requirements established by Federal and state financial regulatory agencies.

   In addition, the vendors and other third parties from whom we have purchased or licensed items have provided us with assurances that their products are year 2000 compliant. These third parties have provided detailed disclosures concerning the status of their year 2000 compliance efforts and, where necessary, have provided updated products, which address the year 2000 issue. We have made every effort to obtain these updates and now believe that products obtained from third parties will not be materially affected by the year 2000 issue.

Costs

   As of September 1, 1999, we had incurred approximately $60,000 in costs associated with the year 2000 issue and the implementation of our year 2000 plan. We expect that we will incur $50,000 in additional year 2000 expenses during the remainder of 1999, which will be used to purchase contingency hardware, software and other equipment. We intend to expense all costs associated with our year 2000 compliance program as they are incurred.

Risks

   Our failure to correct a material year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations. In a worst case scenario, problems with third party products or services could force substantial delays in service. In particular, we depend on Internet service providers, providers of telecommunications and data services, utility companies and other third party service providers over whom we have little or no control. If any of these entities fail to correct their year 2000 issues, our operations may suffer. The results of such a failure could include:

  . the loss of revenue and goodwill caused by contact breaches resulting from year 2000 disruptions;

  . the impairment of long-lived assets that must be reclassified to reflect a shortened life spans due to the year 2000 issue;

  .  the loss of current customers due to unacceptable service problems; and

  . the loss of business opportunities due to delays caused by the year 2000 problem.

See "Risk Factors--Potential year 2000 problems may cause us to lose customers and subject us to significant liabilities and costs."

Contingency Plans

   Although we have found no material year 2000 compliance issues with our products, services or operating systems, or those of third parties with whom we do business, contingency plans are currently being developed to mitigate the risks associated with a year 2000 systems failure. Depending on the systems affected and the severity of the problem, our finalized contingency plans may include the replacement of affected equipment and software, use of backup equipment and emergency allocation of personnel to address year 2000 issues. However, the implementation of our contingency plans, once finalized, may not remediate all of our year 2000 issues. This could have a material adverse effect on our business, financial condition and operating results.

Forward-Looking Statements

   The estimates and conclusions included in this discussion contain forward-looking statements and are based on our management's best estimates of future events. Our expectations about risks, future costs and timely completion of our year 2000 testing may turn out to be incorrect, and any variance from these expectations could cause actual results to differ from this discussion. Factors that could influence our year 2000 compliance risks, the amount of future costs and the timing of our remediation efforts include our success in identifying and correcting potential year 2000 issues and the ability of others to address year 2000 issues.

   The statements above related to the ability of our services to operate properly before, on and after January 1, 2000 are "Year 2000 Readiness Disclosures" under the Year 2000 Information and Readiness Disclosure Act of 1998. Those statements are not a guaranty, contract or warranty, and our compliance with that act does not preclude any claims against us based on the federal securities laws.

Recent Accounting Pronouncements

   In June of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Statement is not expected to have a significant impact on our financial statements.

Effects of Inflation

   Inflation generally affects our business by increasing the cost of labor, equipment and materials. If we were to incur variable rate debt, inflation would also increase the interest expense associated with this type of debt. We do not believe that inflation has had any material effect on our business during the periods discussed in this section.

                                    BUSINESS

Overview

   We are a leading provider of integrated Internet banking products and services and e-commerce solutions to community financial institutions. We provide cost-effective, outsourced, secure and scalable Internet banking and e-commerce solutions that enable community financial institutions to offer to their customers a wide array of financial products and services over the Internet. These products and services are branded with the financial institution's own name and contain each institution's logo, colors and other distinctive branding characteristics. This branded solution enables community financial institutions to provide their customers with the convenience of Internet banking without losing the personal relationship and service associated with the local community financial institution.

   In addition to our Internet banking products and services, our recently introduced e-commerce product, Banking on Main Street(TM), enables a community financial institution to place its business customers on the Internet through the creation of individualized web sites. Links to these web sites are incorporated into the community financial institution's home page. The community financial institution's web site, therefore, becomes a central Internet marketplace where consumers and businesses may conduct banking and e-commerce transactions, where local businesses may sell their products and services, and where national vendors may access this entire group of customers, all under the trusted brand name of the community financial institution.

   Complementing our Internet banking system, we offer community financial institutions custom web site design, implementation and marketing services, telephone banking products and Internet access services. These products and services are supported by a help desk and a 24 hours a day, 7 days a week, emergency support service. Our broad range of products and services enables a community financial institution to compete effectively with the services offered by larger and Internet-based financial institutions.

   Through our Internet banking system, a community financial institution is able to provide consumer Internet banking, including:

  .  account statements and balance inquiries;

  .  check imaging;

  .  fund transfer capabilities;

  .  loan application; and

  .  bill payment.

   Along with the services provided to retail customers, our system will enable a community financial institution to offer its commercial customers value-added business banking and e-commerce functions, including:

  .  corporate cash management;

  .  e-commerce services; and

  .  web site design and hosting.

   We expect to earn substantially all of our revenues from recurring monthly service fees, which are based on flat monthly per user and per transaction charges paid by our community financial institution customers. We expect to derive little or no revenue from up-front software or implementation fees.

   Our system is supported by our data center, which provides the hardware, software, communications, transaction processing and data storage services necessary to allow our community financial institutions to outsource their Internet banking needs. Through our network design and our relationships with data processing vendors, we are able to interface our products and services with a financial institution's existing core banking and data processing systems. We have successfully interfaced our products and services with approximately 25 different core processing systems.

   As of October 15, 1999, we had approximately 380 community financial institution customers under contract to utilize one or more of our Internet products and services. We are focused on increasing our community financial institution customer base, expanding our relationships with our community financial institution customers, and increasing the penetration of our products and services with their customers.

Industry Overview

The Internet and E-Commerce

   The Internet has emerged as the fastest growing global communications and transactional medium in history and is dramatically changing the way people and businesses share information and conduct commerce. International Data Corporation, a leading provider of research for the information technology industry, estimates that the number of Internet users worldwide will increase from approximately 142 million in 1998 to 502 million by 2003, a compound average growth rate of approximately 29%. This growth is being driven by a number of factors, including:

  .  an expanding base of personal computers in the home and workplace;

  . an increasing general awareness of the Internet and e-commerce among consumer and business users;

  .  improvements in network and communications infrastructure and security;

  . easier, faster and less expensive access to the Internet and commercial on-line services; and

  . the introduction of alternative Internet-enabled devices, such as televisions and hand held computers.

   Businesses have also embraced the Internet as an important means of communicating and conducting transactions. Many companies' web sites are interactive and transaction-based, enabling them to provide a wide range of e-commerce applications. International Data Corporation estimates that revenue from business to consumer e-commerce will increase from approximately $15 billion in 1998 to more than $177 billion in 2003, a compound annual growth rate of approximately 64%. International Data Corporation estimates that revenue from business to business e-commerce will increase from approximately $35 billion in 1998 to more than $1.1 trillion in 2003, a compound annual growth rate of approximately 100%.

Internet Banking

   Consumers, businesses and financial institutions are recognizing that the Internet is a powerful and efficient medium for the delivery of banking services. These services include Internet banking, bill payment, bill presentment and other services for individuals, and cash management, payroll and other services for the commercial customers of financial institutions. Consumers and small businesses are increasing their demand for Internet banking as a convenient and cost-effective method to monitor financial accounts and transact business 24 hours a day, seven days a week. Additionally, unlike PC banking which requires the user to load software onto their computers, Internet banking provides the flexibility to perform a wide range of transactions from any personal computer or Internet-enabled device delivered through a browser. International Data Corporation estimates that there were approximately eight million users banking over the Internet in the United States at the end of 1998, and projects that the number will increase to approximately 40 million by 2003, a compound annual growth rate of approximately 38%.

   In addition to customer demand, financial institutions are motivated to provide Internet banking solutions to retain existing customers, attract new customers, provide additional non-interest sources of revenues and to reduce costs. International Data Corporation estimates the number of banks offering on-line banking services will increase from 1,150 in 1998 to 15,845 by 2003, and that these services will be offered primarily via the

Internet. Financial institutions have been faced with the loss of their traditional customer base due, in part, to customer demand for comprehensive financial services from a single provider. The Internet provides the platform to market traditional banking products and services and the flexibility to expand into non-traditional banking services, such as brokerage services, insurance and bill presentment. Internet banking also allows a financial institution to collect and analyze customer data for use in targeted marketing programs.

Internet Banking for Community Financial Institutions

   According to Online Banking Report, over 50% of the 100 largest banks in the United States offer Internet banking. By contrast, only approximately 5% of community financial institutions currently offer Internet banking. Nevertheless, according to SNL Securities and The National Credit Union Administration, there are approximately 7,193 banks, 1,469 thrifts and 10,964 credit unions in the United States with assets of less than $10 billion each. These community financial institutions hold approximately $1.9 trillion in deposits, or approximately 46% of total U.S. customer deposits. As a result of the adoption of Internet banking services by their larger competitors and the growth of e-commerce, community financial institutions are under increasing pressure to offer Internet-based home and business banking services. Community financial institutions realize that if their product and service offerings are inadequate, they risk losing customers to larger institutions, Internet-only banks, investment and brokerage companies, retailers, insurance companies or locally competitive community financial institutions that offer these services.

   Community financial institutions face many hurdles in providing a comprehensive Internet banking solution to their retail and business banking customers. In particular, competition from other bank and non-bank financial institutions has eroded profit margins and has forced community financial institutions to focus on reducing non-interest related costs. Therefore, these institutions often lack the capital and human resources to develop and maintain the necessary technology and infrastructure, to design in-house, on-line banking services, and to provide integrated customer support for their on-line banking services.

   Because of these capital and human resources constraints, we believe that many community financial institutions require a low-cost, outsourced Internet-based banking solution. This solution must be implemented rapidly and cost-effectively and must interface with the institution's existing core processing system. A community financial institution's Internet banking system must be secure, reliable and scalable. In addition, the Internet solution must provide the flexibility to add new products and services such as e-commerce and other non-traditional banking service offerings.

The Netzee Solution

   We provide a full suite of integrated Internet banking products and services and e-commerce solutions to community financial institutions. Our system consists of (1) our Internet banking and e-commerce products and services, (2) implementation, web site design and support and other related services and (3) our Internet banking data center that supports and hosts these products and services. Our Internet data center interfaces with a community financial institution's existing computer hardware and core processing systems, as well as with a financial institution's customers. Our data center contains the web servers, computers, data storage, retrieval and security systems, and support personnel necessary to operate our system.

   Our solution provides our customers with the following strategic advantages:

  . Internet Banking Services in a Community Environment. Our system gives community financial institutions the ability to provide the convenience of on-line banking services while maintaining personal relationships and affording quality service to their customers. Each community financial institution can create a customized and branded Internet banking system, with its trademarks, logo, colors and other distinctive features. Additionally, the community financial institutions' customers perceive that they are interacting with their community financial institution. This allows the community financial institution to compete more effectively in its market, to improve its customer relations, to increase its customer base, to offer its customers additional products and services, and to increase its non-interest income.

  . Gateway to E-Commerce. Our suite of Internet banking products and services includes Banking on Main Street(TM), which is our recently introduced, branded e-commerce enhancement that enables community financial institutions to provide their customers an easily accessible gateway to a branded Internet-based network of products and services offered by both national companies and local merchants. Additionally, through Banking on Main Street(TM), businesses can increase their customer base and sales by using the Internet. In addition to standard financial account services, community financial institutions can offer their commercial customers e-commerce accounts that include a customized web page and a storefront on the Internet. This product allows community financial institutions to develop stronger relationships with their commercial customers by providing their businesses direct access to a rapidly growing number of Internet users.

  . Outsourcing Solution; Rapid Implementation with Little to No Up-Front Costs. We provide all of the proprietary software and the hardware necessary to operate an Internet banking system. Community financial institutions that use our solution do not need to develop in-house software, purchase or maintain expensive equipment, or hire a technical staff. We also offer our customers web site design, development and hosting. We generally waive up-front implementation costs, which makes our products and services an affordable solution for many community financial institutions concerned with the cost of implementing Internet technology. Compared with installing in-house Internet banking systems, we can significantly reduce the time and expense necessary to implement, upgrade and support an Internet solution.

  . Internet Access Services. Through an independent ISP, we enable a community financial institution to sell Internet access services as part of its Internet banking solution. This Internet access service is branded in the community financial institution's own name. We charge the community financial institution a monthly fee for providing this service.

  . Marketing and Consulting Services. We provide on-site marketing and sales training programs for our community financial institutions and their customers. These programs are specifically designed to increase usage of our Internet-based products and services by a community financial institution's customer base.

  . Compatibility with Existing Core Processing Software. Our Internet banking system is designed to work with different types of core processing software and data processing services. At present, we have successfully installed Internet banking products and services that interface with approximately 25 different core processing software and data processing systems. Further, we believe that we have the ability to interface with many other core processing systems with nominal effort and expense. We also design our systems so that they work with other banking functions that the financial institution may support, such as loan application and check imaging services.

  . Security Measures. We implement data encryption and firewall technology to shield our core Internet banking servers from unauthorized access. Our Internet banking systems have been certified by ICSA, a company that has developed standards for testing the security of a product against internationally accepted risk-reduction standards.

  . Full Functionality and Expandability. Our solution offers a wide array of Internet-based banking functions, including products and services for home and business banking customers, in a single, customized system. Each community financial institution can choose the products and services that best fit its customer base and can easily customize its system to add new or different functions. We have also designed our Internet banking system with the flexibility to accommodate increased numbers of users easily.

The Netzee Strategy

   We believe that by combining Internet banking products and services with e-commerce capabilities, we can provide an innovative gateway to the Internet. Community financial institutions can utilize our system to create new banking relationships and enhance relationships with their existing customers. Our objective is to become the leading provider of Internet banking and e-commerce products and services to community financial institutions. To accomplish these goals, we intend to:

  . Create Branded Electronic Marketplaces. We intend to position the community financial institution's web site as the destination for on-line financial and e-commerce applications. Our recently introduced Banking on Main Street(TM) product capitalizes on this opportunity by providing our customers' commercial clients with a convenient and cost-effective means of selling their products and services on-line. We intend to utilize and market our e-commerce products and services in tandem with our Internet banking system to offer community financial institutions a complete Internet-based presence.

  . Capitalize on Strategic Marketing Alliances with Bankers' Banks and Other Partners. We plan to increase our customer base through our strategic marketing alliances with bankers' banks, developers of core processing software and Internet-related service providers. Our existing strategic partners have business relationships with over 1,850 financial institutions to which they will exclusively market our Internet banking solution. We also intend to expand our existing sales force to increase opportunities with existing partners as well as to develop new strategic alliances.

  . Increase Revenue from Existing Customers. We expect our revenues to be derived primarily from recurring fees from our community financial institution customers and per-user fees and other related Internet services that we provide. In order to increase the number of users of our on-line banking systems, we provide our customers with marketing assistance programs and related support services. We intend to use our client marketing and consulting personnel to encourage community financial institutions to advertise and promote their on-line systems effectively. Additionally, our base of commercial and consumer end users will provide a significant audience to which regional and national advertising campaigns can be directed. We anticipate that this targeted marketing will provide an additional source of revenue.

  . Develop and Promote Non-Traditional On-Line Banking Service Offerings. In addition to traditional on-line banking services, we intend to provide our community financial institutions with access to new products and services, such as loan origination and processing, insurance, brokerage, bill presentment, electronic safe deposit boxes and additional e-commerce opportunities.

  . Invest in New Products and Technologies. We have designed our system to store, access and process large amounts of information. We believe that our system can quickly and easily be upgraded to offer new on-line products and services to a financial institution's customers. We also intend to expand upon and improve our current technology to enhance the overall functionality and performance of our system. We believe these improvements will further enhance our Internet banking system and provide additional services to our customers.

Products and Services

Overview

   We design, implement and sell a suite of fully integrated Internet products and services that enable community financial institutions to offer integrated Internet banking and e-commerce solutions to their customers. Our Internet banking system is designed to meet each of our customer's specific requirements, including a web site branded under our customer's own name and customized product offerings targeted directly to our customer's core individual and business customer base. Our Internet banking system consists of the following:

  .  proprietary software;

  .  an interface with a customer's core processing systems;

  .  e-commerce capabilities;


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

  .  Internet access services;

  .  a secure data center and a backup facility;

  .  on-site training;

  .  system maintenance and upgrades;

  .  a help desk and a 24 hour, seven days a week emergency support service;

  .  marketing assistance; and

  .  web site design, development and hosting.

Internet Banking Products and Services

   Our products and services enable a community financial institution's customers to access the following services on-line:

  . Account Information. Customers can view balance information for checking and savings accounts, certificates of deposit, lines of credit, automobile loans and mortgage loans. Customers can also view year-to-date interest accrued or paid, interest rates and deposit maturity dates.

  . Cash Management. Business customers can monitor their accounts, make tax payments and execute wire transfers. We also provide a cash concentration function, which periodically sweeps cash from several bank accounts into a single interest-bearing account. We have already begun to implement this service on a limited basis, and we expect by the end of 1999 to make cash management services widely available to our customers.

  . Funds Transfer. Customers can transfer funds among accounts and establish electronic bill payment.

  . Check Imaging. Customers can view images of their cancelled checks on the Internet, provided that the customer's bank has check imaging capabilities.

  . Compatibility with Personal Financial Management Software. Customers can download their account information into popular personal financial management software, such as Quicken(R) and Microsoft Money(R).

  . Bill Payment. Customers can pay bills electronically 24 hours a day, seven days a week and can establish future and recurring payments.

  .  U.S. Savings Bonds. Customers can purchase U.S. Savings Bonds.

  . Secure Messaging. Customers can communicate with a financial institution through secure, encrypted message systems.

  . Additional Features. Customers can reorder paper checks, request an account statement or contact financial institution personnel by e-mail.

   Community financial institutions typically enter into three- to five-year contracts for our Internet banking products and services. Our customers pay us a monthly fee under these contracts, based upon the level of usage by their customers and the types of optional products and services utilized. While we generally waive up-front fees for the installation of our basic Internet banking products and services, we may charge additional fees for optional products and services that our customers elect to receive, such as consulting and marketing services.

Banking on Main Street(TM) E-Commerce System

   We believe we are one of the only companies to design, develop and sell an e-commerce software package specifically tailored to meet the needs of community financial institutions and their customers. Banking on Main Street(TM) expands the gateway to the Internet established through our Internet banking system. This system assists community financial institutions in attracting new customers and increasing non-interest revenue from existing customers by offering their customers an easy to use and fully customizable product designed to enable these customers to advertise and conduct business over the Internet.

   The Banking on Main Street(TM) program integrates three principal types of products and services: local merchants, consumer products and business services. These components are linked together on a Web page that

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

resembles a typical town square, with the products and services offered on-line represented by shops and stores that line the streets. A user simply clicks on a building or store to access one of the service types.

   Our Banking on Main Street(TM) program will offer the following:

  . Local Merchants. This service is the cornerstone of the Banking on Main Street(TM) concept. This service allows each community financial institution the ability to offer local businesses and merchants their own web site. Local merchants who already have web sites should be able to increase traffic to their web site by being included in the community financial institution's web site. Local merchants can advertise and sell products and services, and offer coupons or discounts on their products and services, all for a low monthly fee. Community financial institutions can easily adapt this service to their specific area by adding new local merchants at any time. This feature includes a web site design "wizard" that allows community financial institution employees to design and implement a fully functional and customized web site for small business customers in a matter of minutes.

  . Consumer Products. This service will provide users a variety of consumer products and services over the Internet, including discount health cards, legal and tax services, long distance telephone service, Internet access and book, video and game retailers. We are in the process of establishing relationships with both regional and national providers of these products and services.

  . Business Products and Services. This service will offer products and services to small business customers of financial institutions at wholesale prices. This service will allow financial institutions to help their commercial customers become more competitive and profitable. For example, we are in the process of establishing alliances with companies that sell office products and furniture, as well as with providers of printing, payroll, leasing, check collection and human resource management services.

   Through Banking on Main Street(TM), a community financial institution can offer to its commercial customers a new banking product, called the "e-commerce account." When coupled with its standard commercial checking accounts and other financial services, a financial institution can market and sell its e-commerce account as a separate commercial banking product that will generate additional non-interest revenue for the financial institution. The combination of our Internet banking and e-commerce products allows a financial institution to provide its customers with a complete gateway to Internet-based products, services and business opportunities.

   In addition to the basic software package, we will provide each community financial institution that uses Banking on Main Street(TM) with training and usage consulting services to teach its employees how to use the system and to explain all of its features to their small business customers. We will also provide marketing assistance and materials and a help desk and a 24 hour, seven days a week emergency support service.

Telephone Banking Product

   As with our Internet banking product, our telephone banking product offers a community financial institution's customers convenient and safe access to information regarding their accounts from their homes or businesses at any time of day or night. This product also allows the community financial institution to spend less time responding to routine account information requests and to devote more time to developing important personal customer relationships. As of October 15, 1999, we had approximately 318 community financial institution customers under contract to utilize our telephone banking product. Standard features of our telephone banking product include:

  . account information, such as current balance, interest rates and account activity for checking and savings accounts, certificates of deposit and loans;

  .  fund transfers between accounts;

  . verification for merchants that there are sufficient funds in their customers' accounts;

  .  promotional, marketing and community-related messages; and

  .  time and temperature.

   Our telephone banking product can be installed in a community financial institution in less than a week with minimal investment and inconvenience. Our product provides customized messages, menu items and services to meet our customers' individual needs. We also support our telephone banking product with a marketing package designed to help our clients introduce the telephone banking product to their customers and potential customers. We charge our community financial institution customers who subscribe to our telephone banking product a recurring monthly fee with no up-front installation fees.

Related Services

Implementation Services

   We provide the implementation services necessary to install our products and to create a customized Internet-based interface that includes the logo, colors and other distinctive branded characteristics of the community financial institution. This interface integrates our products and services with the community financial institution's core processing systems. For a typical Internet banking system installation, the implementation period currently averages approximately 60 days.

   We currently have the ability to interface with approximately 25 core processing systems. We use existing third party software and other application tools to design interfaces with financial institution core processing systems. Because we rely on existing applications instead of creating proprietary software, we believe that we have the ability to interface with many core processing systems with minimal effort and expense.

Marketing Services

   We provide our financial institution customers with an Internet marketing package designed to increase the number of their customers who use their Internet products and services. We charge fees for these services based upon the type and length of engagement. This marketing package includes the following services:

  . Strategic Marketing Services. We provide our customers with strategic assistance in developing, marketing and supporting the success of their Internet banking and e-commerce products and services. We also offer customized consulting services to community financial institutions, which have specific marketing and training needs. These services allow financial institutions to conduct effective in-branch and community-wide promotions of our Internet banking services.

  . Advertising and Promotional Efforts. We assist our customers in advertising their on-line services through newspapers, radio, press releases, banners, billboards, direct mail and other media. We also provide our customers with in-branch marketing materials, such as brochures, banners and other promotional items.

  . Employee Training. We assist our customers in educating their employees about the uses and benefits of Internet banking and e-commerce. Our employee training guide also explains the financial and security features of the on-line systems, introduces sales techniques, instructs employees on how to overcome common customer objections and provides additional resources for learning about the Internet and on-line banking generally.

Web Site Development and Related Services

   Our team of in-house web site designers creates fully interactive and customized web sites for our community financial institution customers. Working closely with the customer, the team designs a web site to incorporate the form and functionality required by the community financial institution, including the integration of proprietary and value-added financial services such as logos and other branding methods, application forms, financial calculators and links to other web sites. We offer basic web site development services without charge, and we provide additional enhancement, customization and design services for a fee. We host and maintain most of our customers' web sites at our data center.

Product and Service Development

   We are continuing to expand and enhance the products and services that we provide to community financial institutions to enable them to offer a wider variety of Internet and e-commerce products and services to their customers. Our development efforts are focused on, among other things:

  . Banking on Main Street(TM). We are developing enhancements and new functions to our Banking on Main Street(TM) e-commerce software package. For example, we intend to allow financial institutions to include local advertising on their Internet banking gateway and on their customers' e-commerce web sites. We anticipate that we will add more products and features to this package that will enhance its functionality and design.

  . Commercial Bill Payment. We are enhancing our commercial bill payment system to allow businesses to pay bills to third parties over the Internet.

  . Merchant Banking Products. We are designing software that will enable financial institutions to transact business with bankers' banks over the Internet. Some of these functions will include fund transfers, account information and loan origination and participation services.

  . Improving Our Products and Services. We are improving the functionality and breadth of our Internet banking and e-commerce products and services. We intend to offer on-line access to insurance, loan origination and fulfillment, electronic safe deposit box, brokerage, credit history management, bill presentment, tax preparation and filing and merchant services.

Systems Architecture

Fat Server Architecture

   Our computer systems operate in a "fat server" environment. A "server" is computer hardware and software attached to a network and shared by multiple users, or "clients." Clients and servers operate in two primary environments:
"fat server" and "thin server." A fat server environment exists where the servers store and process most or all of the information in the network. By contrast, a thin server environment exists where the clients or other servers process more information.

   By using fat server technology, our system can process and store large amounts of information without having to wait for a financial institution's core processing system to retrieve the information and relay it back to our computer. Fat server technology provides the following important advantages over thin server technology:

  . Greater Ability to Store Information. Because a fat server is required to perform substantially more tasks than a thin server, it must have greater storage capabilities than a thin server. This allows the fat server to retain more financial information for each user than a thin server. Our fat server system currently stores multiple years of customer data, whereas thin server systems typically provide access to 60 to 90 days of financial data. We believe that the information storage capacity of a fat server provides a more useful and flexible solution for a community financial institution's customers.

  . Greater Ability to Process Information. Fat servers contain most of the information processing and analysis applications and are designed to manipulate and analyze customer account information easily. Financial institutions can utilize fat server technology to analyze customer account information efficiently to market and sell a variety of financial products and services, including loan, brokerage, insurance and tax services, directly to their customers.

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

  . Greater Ability to Collect Information from Different Sources. Fat servers are better equipped to collect and consolidate financial information from several different sources for the end user. For example, brokerage portfolio, insurance and loan balance information can be collected from separate sources, transmitted to our server, processed and organized into a single, easy-to-understand monthly statement that a user can access and review on-line.

Data Center

   All of the Internet banking and e-commerce services that we provide are or can be hosted and processed in our data center in Birmingham, Alabama. The data center contains the web servers for the system, as well as the communications equipment, data storage, retrieval and security software and hardware, and support personnel necessary to operate each community financial institution customers' Internet services and connect them to their existing core processing systems. Our data center communicates with a community financial institution customer by transferring data from the client community financial institution's core system to our servers in the data center.

   Our data center has been certified by ICSA, a risk-based security company that, among other things, certifies that a product is secure based upon internationally accepted security criteria. This certification means that our data center has been tested by ICSA and has been found to meet defined standards for risk reduction against a set of known security threats. In order to maintain our ICSA certification, our data center will be retested annually and will be subject to spot-checks to verify that it continues to comply with ICSA's security standards. In addition to ICSA certification, our data center has also been found to comply with regulations imposed by federal and state banking authorities, including the Office of the Comptroller of Currency.

   To prevent service interruption and information losses due to power failures, our data center is backed up by high capacity battery systems. These battery systems provide continuous power to all production systems, including servers, monitors, telecommunications equipment and individual computers. In the event of an extended power outage, natural gas-powered generators also provide backup power to the facilities. We have also implemented a separate disaster recovery center or "hot site." The hot site maintains pre-programmed communications designed to take the place of our main data center in the event of a disaster. This minimizes the risk of customer service disruption and allows for rapid response to an extended power or systems failure or other interruption. Off-site files are backed up on a daily basis to minimize the loss of stored customer information and to ensure system integrity in the event of a disaster.

Sales and Marketing

Overview

   Our primary marketing efforts are focused on building awareness of our products and services among our target group of community financial institutions, identifying potential customers and establishing new strategic alliances. Our sales and marketing efforts are conducted through both direct and indirect channels.

  . Direct Sales Channel. We use print advertisement, telemarketing and other similar communications to develop contacts at the senior officer level of target community financial institutions. These contacts are then passed along to regional sales personnel who follow up with the specific contact.

  . Indirect Sales Channel. Our sales force also uses indirect sales methods to generate new customers. We engage third parties to refer to us financial customers who may be interested in using our products and services. A member of our sales staff will then make a presentation to the proposed customer and, if successful, complete the transaction. We also engage third parties to sell and implement our on-line banking products directly with the community financial institution. In this case, our sales force does not directly deal with the community financial institution. We pay the sales group a commission based on the amount of our products and services that they sell.


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

Strategic Marketing Alliances

   When evaluating Internet banking solutions, financial institutions usually focus on the ease of interfacing their existing core processing software with the Internet banking software. Core processing software is the central software used by a community financial institution that processes information concerning banking transactions, such as deposits and withdrawals. The link between the core processing software and the Internet banking software allows for the transfer of transactional data between both software systems. We intend to form strategic marketing alliances with InterCept and vendors of core processing software and outsourced data processing services, all of whom market our products and services to their customer base. In addition, we have developed relationships with five bankers' banks to market and promote our services to their customers and shareholders, all of whom are depository institutions. We have summarized the material terms of each of our current strategic alliances below.

   In September 1999, we entered into a General Marketing Agent Agreement with each of TIB and The Bankers Bank. We intend to enter into similar agreements shortly with Pacific Coast Bankers' Bank, Bankers Bancorp of Oklahoma, Inc. and Atlantic Central Bankers' Bank. Pursuant to these agreements, each bankers' bank agrees to use its best efforts to promote and market our Internet banking products and services to community banks on an exclusive basis. In return, we will pay commissions to each of these bankers' banks for all finalized contracts with the community financial institutions. In addition to these obligations, each bankers' bank has agreed to conduct its business so as to maintain and increase our goodwill and reputation.

Customers

   Our target market is the approximately 19,500 community financial institutions in the United States with assets of less than $10 billion each. Within our target market, we focus on (1) independent community financial institutions, including banks, savings and loan associations, thrifts, trust companies and credit unions, and (2) financial institutions that are associated with or shareholders of a bankers' bank, which in each case rely on one or more of the data processing vendors with whom we have developed interfaces. We are seeking to expand the number of vendors with whom we have interfaces.

   As of October 15, 1999, we have contracts with approximately 380 community financial institutions to provide our Internet banking products and services and contracts with approximately 600 community financial institutions to provide one or more of our products and services. For the year ended December 31, 1998 and the six months ended June 30, 1999, no individual customer accounted for more than 10% of our total revenues.

Competition

   The market for Internet and telephone banking products and services is highly competitive, and we expect that competition will intensify in the future. Our market is highly fragmented, as more than 100 on-line service outsourcing companies provide Internet and telephone banking products and services in the United States. We face competition from at least four major sectors:

  . We compete with other companies that provide outsourced Internet banking services to community financial institutions, including, among others, Corillian Corporation, Digital Insight Corporation, FundsXpress, Inc., Home Account Network, Inc., nFront, Inc., Online Resources and Communications Corporation, Q-Up Systems, Inc., Source One Software, Inc. and Sanchez Computer Associates, Inc.

  . We compete with large vendors that offer transaction processing services to financial institutions and also market their own Internet banking solutions. Among these vendors are Electronic Data Systems Corporation, Fiserv Correspondent Services, Inc., Jack Henry & Associates, Inc. and Marshall & Ilsley Corporation.

  . We compete with large financial institutions, who provide competitive products and services to individuals and businesses, including BankOne, through its Internet subsidiary, Wingspan bank.com, and Citigroup, Inc., through its Internet subsidiary, e-Citi. Through their Internet banking products

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

     and services, these large financial institutions can obtain customers from communities in distant locations, effectively decreasing demand for our products and services in these markets.

  . We compete with Internet portals such as E*TRADE, Yahoo!, RealEstate.com, E-LOAN, Lending Tree.com, and iXL Enterprises, which serve as an alternative to financial institutions' web sites.

   In addition, we could experience competition from our customer financial institutions and potential customers who develop their own on-line banking solutions. Rather than purchasing Internet banking products and services from third-party vendors, community financial institutions could develop, implement and maintain their own services and applications. We can give no assurance that these financial institutions will perceive sufficient value in our products and services to justify investing in them. We also believe that we face competition from the various competitive alternative approaches for Internet banking solutions, such as thin servers, fat clients (personal financial management software) and in-house development. Each of these alternatives competes with our fat server, outsourced solution.

   We believe that our ability to compete successfully depends upon a number of factors, including, among other things:

  . the comprehensiveness, expandability, ease of use and service level of our products and services;

  . our market presence with community financial institutions, which is enhanced by our strategic marketing alliances;

  . our pricing policies compared to the pricing policies of our competitors and suppliers;

  . our ability to interface with vendors of core processing software and services;

  . the reliability, security, speed and capacity of our systems and technical infrastructure;

  . the timing of introductions of new products and services by us and our competitors; and

  .  our ability to support unique customer requirements.

   We expect competition to increase significantly as new companies enter our market and current competitors expand their product lines and services. See "Risk Factors -- Increased competition may increase pricing pressures, reduce margins or cause a loss of market share."

Government Regulation

   The financial services industry is subject to extensive and complex federal and state regulation. Our current and prospective customers, which consist of community financial institutions such as commercial banks, savings and loans, credit unions, thrifts, securities brokers, finance companies, other loan originators, insurers and other providers of financial services, operate in markets that are subject to rigorous regulatory oversight and supervision. Our customers must ensure that marketing our products and services to their customers is permitted by the extensive and evolving regulatory requirements applicable to those community financial institutions. These laws and regulations include federal and state truth-in-lending and truth-in-savings rules, usury laws, the Equal Credit Opportunity Act, the Fair Housing Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act, the Bank Secrecy Act and the Community Reinvestment Act. The compliance of our products and services with these requirements depends on a variety of factors, including the particular functionality, the interactive design and the classification of the customer. Our financial services customers must assess and determine what is required of them under these regulations and are responsible for ensuring that our system and the design of their site conform to their regulatory needs. We do not make representations to customers regarding applicable regulatory requirements, and rely on each customer to identify its regulatory issues and to adequately specify appropriate responses. It is not possible to predict the impact that any of these regulations could have on our business.

   We are not licensed by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the National Credit Union Administration or other federal or state agencies that regulate or supervise depository institutions or other providers of financial services. We are subject to examination by the Federal depository institution regulators under the Bank Service Company Act and the Examination Parity and Year 2000 Readiness for Financial Institutions Act. These regulators have broad supervisory authority to remedy any shortcomings identified in any examination they may conduct. We are also subject to encryption and security export laws and regulations which, depending on future developments, could render our business or operations more costly, less efficient or impossible.

   Federal, state or foreign authorities could adopt laws, rules or regulations affecting our business operations, such as requiring us to comply with data, record keeping and other processing requirements. We may become subject to additional regulation as the market for our business evolves. It is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of services and products. Existing regulations may be modified.

   For example, we are not subject to the disclosure requirements of Regulation E of the Federal Reserve Board under the Electronic Fund Transfer Act, because we do not contract with consumers to provide them with electronic funds transfer services or provide access devices (such as cards, codes or other means of accessing accounts to initiate electronic funds transfers) to them. Regulation E regulates certain electronic funds transfers made by providers of access devices and electronic fund transfer services. Under Regulation E, our customers are required, among other things, to provide certain disclosure to retail customers using electronic transfer services, to comply with certain notification periods regarding changes in the terms of service provided and to follow certain procedures for dispute resolutions. The Federal Reserve Board could adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance.

   In addition, the U.S. Congress is currently considering financial services reform legislation. The House and Senate have adopted two different bills, and a continuing House-Senate conference has been convened to craft a compromise. In addition to other substantive differences between the House bill and the Senate bill, the House bill includes an entire title devoted to financial information privacy. The House bill bars a financial institution from disclosing to nonaffiliated third parties, for any purpose, either directly or through an affiliate, any nonpublic personal consumer information, unless the consumer is provided an opportunity to opt out of that disclosure. The Senate bill contains more limited provisions that relate only to fraudulent activities. Thus, the final form of any financial services reform legislation adopted by Congress might limit our ability to offer third parties access to the consumer information generated by our Internet banking products and services.

   If enacted or deemed applicable to us, the laws, rules or regulations applicable to financial services activities would render our business or operations more costly, burdensome, less efficient or impossible. We cannot assure that federal, state or foreign governmental authorities will not adopt new regulations addressing electronic financial services or operations generally that could require us to modify our current or future products and services. The adoption of laws or regulations affecting our business or our customer banks' business could have a material adverse effect on our business, financial condition and results of operations.

   A number of proposals at the federal, state and local level and by certain foreign governments would, if enacted, expand the scope of regulation of Internet-based financial services and could impose taxes on the sale of goods and services made over the Internet and certain other Internet activities. Any development that substantially impairs the growth of the Internet or its acceptance as a medium for commerce or transaction processing could have a material adverse effect on our business, financial condition and operating results.

Intellectual Property

   Although we believe that our success depends more upon our technical expertise than our proprietary rights, our future success and ability to compete depends in part upon our proprietary technology and proprietary technology we may license from others. None of our technology is currently patented. Instead, we rely on a combination of contractual rights and copyright, trademark and trade secret laws to establish and

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

protect our proprietary technology. We generally enter into confidentiality agreements with our employees, consultants, resellers, customers and potential customers. We also limit access to and distribution of our source code, and further limit the disclosure and use of other proprietary information. We cannot assure that the steps taken by us in this regard will be adequate to prevent misappropriation of our technology or technology we license from others or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology or that which we license from others. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

Properties

   We currently lease the following properties:

                                                                           Approximate
             Location                          Primary Use                 Square Feet
      -----------------------  ------------------------------------------- -----------
      Atlanta, Georgia         Corporate headquarters                         6,000
      Birmingham, Alabama      Administrative, sales and marketing offices   15,747
      Birmingham, Alabama      Remote banking data center                     6,514
      Elizabethtown, Kentucky  Bill payment services office                   2,600
      Cordova, Tennessee       Sales office                                   3,350

   We are in the process of identifying additional facilities to accommodate our growth and expect to enter into a new lease and relocate our corporate headquarters in Atlanta by the end of 1999. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

Employees

   As of October 15, 1999, we had a total of approximately 90 full-time employees. None of our employees is covered by a union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

Legal Proceedings

   From time to time we may be involved in litigation arising in the normal course of our business. We are not a party to any litigation, individually or in the aggregate, that we believe would have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth information about our directors and executive officers, including their ages as of October 19, 1999:

   Name                      Age Position
   ----                      --- --------
   Glenn W. Sturm..........   45 Chief Executive Officer and Director
   C. Michael Bowers.......   52 President and Chief Operating Officer
   David W. Brasfield......   40 Senior Executive Vice President -- Sales and Marketing
   Richard S. Eiswirth.....   30 Executive Vice President and Chief Financial Officer
   Steven D. Simpson.......   32 Senior Vice President -- Internet Development and Marketing
   John W. Collins.........   52 Chairman of the Board of Directors
   Jon R. Burke............   52 Director
   Gayle M. Earls..........   63 Director
   Donny R. Jackson........   50 Director
   Joel A. Katz............   55 Director
   Stiles A. Kellett, Jr...   55 Director
   Bruce P. Leonard........   46 Director
   A. Jay Waite............   50 Director

   Glenn W. Sturm has served as our Chief Executive Officer and a director since our inception in 1999. Since 1997, Mr. Sturm has served as a director of The InterCept Group, Inc., which upon the completion of this offering will beneficially own approximately 39% of our common stock. Since 1992, Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as Corporate Chairman and as a member of the Executive Committee. Mr. Sturm serves as a member of the Executive Committee of the Board of Directors of WebMD, Inc. Mr. Sturm serves on the board of directors of three public companies: Phoenix International Ltd., Inc., The InterCept Group, Inc. and Towne Services, Inc.

   C. Michael Bowers has served as our President and Chief Operating Officer since September 1999. Mr. Bowers served as the Chief Executive Officer of Dyad Corporation from its inception in 1996 until we acquired it in 1999. From April 1991 to April 1996, Mr. Bowers was the manager of management consulting for Porter Keadle Moore (formerly Evans, Porter, Bryan & Co.), a financial institution accounting and consulting firm located in Atlanta, Georgia. Prior to joining Porter Keadle Moore, Mr. Bowers served in various capacities with seven community financial institutions. Mr. Bowers has over 25 years of experience with community financial institutions.

   David W. Brasfield has served as our Senior Executive Vice President -- Sales and Marketing since August 1999. Mr. Brasfield served as the President and Chief Executive Officer of SBS Corporation from 1989 until Netzee acquired it in August 1999. He also served as the President and Chief Executive Officer of SBS Data, Inc., the parent company to SBS Corporation, from 1994 until it was acquired by InterCept in August 1999. Mr. Brasfield currently serves on the Board of Directors of First National Bank of Shelby County in Columbiana, Alabama.

   Richard S. Eiswirth has served as our Executive Vice President and Chief Financial Officer since August 1999. Prior to joining Netzee, Mr. Eiswirth was a certified public accountant with Arthur Andersen LLP from 1991 until 1999.

   Steven D. Simpson has served as our Senior Vice President -- Internet Development and Marketing since September 1999. Prior to joining Netzee, Mr. Simpson served as Senior Vice President of Operations and Internet Banking for TIB where he focused on developing technology driven products to assist community financial institutions from March 1995 until April 1999. From December 1994 to March 1995, Mr. Simpson served as the Manager for Electronic Banking at Bank of America, Texas.

   John W. Collins has served as a director of Netzee since inception. Mr. Collins was the co-founder of InterCept and has served as its Chairman of the Board and Chief Executive Officer since 1996. Prior to co-founding InterCept, Mr. Collins served as a director and executive officer of several of its predecessor companies and affiliates since 1986. Mr. Collins has over 26 years of experience in various aspects of e-commerce for community financial institutions. Mr. Collins is also the Chairman of the Board of Directors of Towne Services, Inc. and several privately held companies.

   Jon R. Burke has served as a director of Netzee since October 1999. Since 1995, Mr. Burke has served as a principal with Brown, Burke Capital Partners, Inc., a financial consulting firm for companies involved in mergers and acquisitions. Mr. Burke also serves as the general managing member of Capital Appreciation Management Company, L.L.C., the managing general partner of an Atlanta-based merchant-banking fund. From 1973 to 1995, he was employed by The Robinson-Humphrey Company, Inc., most recently serving as a Senior Vice President in the Research Department. Mr. Burke currently serves on the Board of Directors of both InterCept and United Companies Financial Corporation, a financial services holding company engaged in commercial lending.

   Gayle M. Earls has served as a director of Netzee since September 1999. Since 1986, Mr. Earls has served as the President, Chief Executive Officer and a director of TIB The Independent BankersBank. Mr. Earls also serves as a director of the Federal Reserve Bank of Dallas.

   Donny R. Jackson has served as a director of Netzee since inception. Mr. Jackson was a co-founder of InterCept and has served as its President, Chief Operating Officer and a director since its inception in April 1996. Prior to co-founding InterCept, Mr. Jackson served as a director and executive officer of several of its predecessor companies and affiliates since 1986. From 1991 to 1992, Mr. Jackson served as the President of Bank Atlanta. Mr. Jackson has over 24 years of experience with community financial institutions, including in service bureau, enterprise software and other processing and accounting operations.

   Joel A. Katz has served as a director of Netzee since September 1999. Since 1998, Mr. Katz has been a shareholder in the law firm of Greenberg Traurig in Atlanta, Georgia, where he specializes in the practice of entertainment and sports law. From 1971 to 1998, Mr. Katz practiced law in Atlanta, most recently with Katz, Smith & Cohen.

   Stiles A. Kellett, Jr. has been a director of Netzee since October 1999. Since March 1996, Mr. Kellett has been Chairman of the Board of Directors of Kellett Investment Corp., a privately-held investment firm. From 1976 to 1995, Mr. Kellett served as Chairman of the Board of Directors of Convalescent Services, Inc., a long-term health care company in Atlanta, Georgia. Mr. Kellett also serves as a director of MCI WorldCom Communications, Inc. and as a director of Satellink Paging, a paging company located in Roswell, Georgia.

   Bruce P. Leonard has served as a director of Netzee since September 1999. Since 1990, Mr. Leonard has served as the President, Chief Executive Officer and a director of The Bankers Bank, which is located in Atlanta, Georgia, and its affiliate, Community Financial Services, Inc. Prior to that, he was Senior Vice President of The Bankers Bank. He has served as past Chairman of the U.S. Bankers Banks CEO Council, and as a board member of the Independent Bankers Association of America. He is currently a board member of the Georgia Bankers Association, Community Bankers Association of Georgia, Southeastern Bankcard Association and InterCept.

   A. Jay Waite has served as a director of Netzee since September 1999. Mr. Waite is currently a private investor. From 1989 to 1998, Mr. Waite served as the Chairman of the Board of Reily Electrical Supply, Inc., an electrical equipment distributor.

Terms of Directors and Executive Officers

   Pursuant to our articles of incorporation, the board of directors is divided into three classes, as nearly equal in number as possible, designated class I, class II and class III. Messrs. Katz, Sturm and Kellett currently serve as class I directors, Messrs. Waite, Jackson and Burke currently serve as class II directors, and Messrs. Collins, Leonard and Earls currently serve as class III directors. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the initial class I directors terminates on the date of the 2000 annual meeting of shareholders, the term of the class II directors terminates on the date of the 2001 annual meeting of shareholders, and the term of the class III directors terminates on the date of the 2002 annual meeting of shareholders, and in each case upon the election and qualification of their successors. We have entered into two-year employment agreements with each of Messrs. Sturm, Bowers, Brasfield and Eiswirth.

   Under agreements with each of The Bankers Bank and TIB, we agreed to cause Bruce P. Leonard, President and Chief Executive Officer of The Bankers Bank, and Gayle M. Earls, President and Chief Executive Officer of TIB, to be elected as class III directors, whose terms will expire no earlier than our third annual meeting of shareholders following this offering.

   Under the terms of the Line of Credit Agreement by and between Netzee and Kellett Partners, L.P., we agreed to cause a representative of Kellett Partners to be elected to the board of directors. Stiles A. Kellett, Jr. has been designated by Kellett Partners as its representative to serve on our board of directors and was elected to the board of directors on October 19, 1999.

COMMITTEES OF THE BOARD OF DIRECTORS

   The board of directors has established an audit committee and a compensation committee. The audit committee consists of Messrs. Leonard and Waite, and the compensation committee consists of Messrs. Katz and Waite.

   The audit committee reviews the scope and timing of our audit services and any other services our independent auditors are asked to perform, the auditor's report on our financial statements following completion of their audit and their policies and procedures with respect to internal accounting and financial control. In addition, the audit committee will make annual recommendations to the board of directors of the appointment of independent auditors for the following year.

   The compensation committee reviews and evaluates the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. The compensation committee also administers our 1999 Stock Option and Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Until our compensation committee was established on September 10, 1999, our board of directors, acting as a whole, determined executive compensation. Glenn
W. Sturm, our Chief Executive Officer, is a member of our board of directors and, as such, participated in board deliberations concerning executive officer compensation.

   Mr. Sturm is a partner at Nelson Mullins Riley & Scarborough L.L.P. This firm provided legal services to Netzee and its predecessor, Direct Access Interactive, in 1999.

COMPENSATION OF DIRECTORS

   Neither employee nor non-employee directors receive cash compensation for services performed in their capacity as directors. We reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any of its committees. In addition, directors are eligible to receive options under our 1999 Stock Option and Incentive Plan. We have granted to each of our directors a one-time option to purchase 40,000 shares of common stock, 10,000 of which vest immediately and the remainder of which vest in equal portions over three years.

Executive Compensation

   All five of our executive officers joined us in 1999. We entered into employment agreements with Messrs. Sturm, Bowers, Brasfield and Eiswirth on September 1, 1999. The employment agreements with these executive officers provide for minimum annual salaries as follows: Mr. Sturm, $250,000; Mr. Bowers, $200,000; Mr. Brasfield, $185,000; and Mr. Eiswirth, $140,000. In addition, each of these employment agreements provide, among other things:

  . for a term of two years, subject to extension by us for an additional two years;

  . for incentive compensation based upon achievement of targeted levels of performance and other criteria that may be established by the board of directors from time to time;

  . that the executive is eligible to participate in all of our management incentive programs, and in our stock, retirement and similar plans, and that we will pay for the executive's health insurance and club dues and that we will provide him with an automobile allowance, permit him to use our assets free of charge and provide him with other benefits;

  .  for termination upon death or disability or for cause;

  . that the executive may terminate the agreement following a change in control of Netzee;

  . that, if the agreement is terminated by us without cause or by the executive after our breach or, for Mr. Sturm, Mr. Bowers, and Mr. Brasfield only, after a change in control:

    . the executive will receive as a lump sum accrued compensation and bonus, and his annual base salary, bonus and certain benefits for the remainder of the term of the agreement (or if the remainder of the term is less than one year, his salary for one year), and, with respect to Mr. Sturm only, we must continue his insurance benefits until he reaches age 65 unless he obtains these benefits from a subsequent employer or Medicare; and

    . options and other stock awards held by the executive vest and become immediately exercisable; and

  . the executive shall have piggyback registration rights to have his shares included in any registered offering we complete, subject to various limitations and conditions;


  . the executive shall be permitted to participate in venture capital and other investments whether or not we invest in the particular investment; and

  . if the executive is required to pay Federal excise taxes by reason of a golden parachute payment, we will reimburse him for those excise taxes.

   Mr. Sturm's employment agreement permits him to remain a partner at Nelson Mullins Riley & Scarborough LLP provided that his work for that firm and any other organization of which he is an officer or director does not materially interfere with his duties as our Chief Executive Officer and is not materially adverse to our interests. He is entitled to keep all compensation paid to him by that firm. Additionally, Mr. Sturm's employment agreement gives him demand registration rights if he is terminated for any reason other than for cause and if, at the time of termination, he owns options that have not been subject to registration on a Form S-8 or otherwise.

   We have also entered into agreements with other employees who are not executive officers.

Stock Options

   Our board of directors and shareholders have approved the Netzee, Inc. 1999 Stock Option and Incentive Plan. Under this plan, we may grant to our employees, directors and consultants incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. We believe that this plan is an important part of our overall compensation program. The plan supports our ongoing efforts to attract and retain talented employees and directors and gives us the ability to provide employees with incentives that are directly linked to our profitability and increases in shareholder value. In addition, we have granted, and from time to time in the future will grant, options outside of the plan.

   Eligibility. All of our employees, directors, consultants and advisors are eligible to receive awards under the plan.

   Administration. The compensation committee of the board of directors administers the plan, except that with respect to options or awards to our officers, directors or more than 10% shareholders, the full board of directors or a committee comprised solely of two or more non-employee directors is responsible for granting awards. The compensation committee will determine the terms of any awards granted under the plan, within limitations specified in the plan.

   Shares Reserved. The maximum number of shares of common stock that currently may be subject to outstanding awards, determined immediately after the grant of any award, is 3,500,000 shares, subject to anti-dilution adjustments. The plan provides that the number of shares of common stock available for issuance under the plan shall be increased if necessary on the first day of each calendar year beginning January 1, 2000 so that the maximum number of shares available for the issuance of options is equal to 20% of the number of shares of common stock outstanding on the preceding trading day, as determined on a fully-diluted basis, and in no case will the number of shares be less than 3,500,000.

   The shares of common stock subject to any award that terminates, expires or is cashed out without payment being made in the form of common stock will again be available for distribution under the plan.

   Options to purchase an aggregate of 1,580,000 shares of common stock were granted to some of our executive officers and directors in July through October 1999, at exercise prices of $2.00, $3.11 and $5.00 per share. The following executive officers and directors have received grants of options in the specified amount of shares of common stock:

                                                               Amount of Shares
                                                                  Underlying
   Participant                                                 Options Granted
   -----------                                                 ----------------
   Richard S. Eiswirth........................................     275,000
   C. Michael Bowers..........................................     275,000
   David Brasfield............................................     100,000
   John W. Collins............................................     165,000
   Jon R. Burke...............................................      40,000
   Gayle M. Earls.............................................      45,000
   Donny R. Jackson...........................................      40,000
   Joel A. Katz...............................................      40,000
   Stiles A. Kellett, Jr......................................      40,000
   Bruce P. Leonard...........................................      85,000
   Steven D. Simpson..........................................     125,000
   Glenn W. Sturm.............................................     310,000
   A. Jay Waite...............................................      40,000

   In addition, options to purchase 629,500 shares of common stock have been granted to other employees and consultants of Netzee. All options that we have granted vest in equal installments over a three-year period except:

  . 50,000 of Mr. Eiswirth's options are currently vested, 30,000 of which were exercised by Mr. Eiswirth;

  . 10,000 options of each of Messrs. Burke, Collins, Earls, Jackson, Katz, Kellett, Leonard, Sturm and Waite are currently vested; and

  . 185,000 of Mr. Sturm's options, 175,000 of Mr. Bowers' options, 50,000 of Mr. Brasfield's options and 150,000 of the remaining 225,000 of Mr. Eiswirth's options, will vest upon the completion of our initial public offering.

   Stock-Based Awards. The plan permits us to grant incentive stock options, which qualify for special tax treatment, and non-qualified stock options, as well as restricted stock awards and stock appreciation rights. The exercise price for incentive stock options cannot be less than the fair market value of common stock on the date of grant, as determined under the plan, or, with respect to a shareholder owning more than 10% of the total combined voting power of all classes of our stock, not less than 110% of the fair market value of the common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, or five years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock. The number of shares subject to options granted to a person in a year may not exceed 1,000,000. The plan permits the compensation committee to cancel an option upon exercise by the holder and pay the holder, in cash or common stock, the difference between the fair market value of the shares covered by the option and the exercise price.

   The board of directors has approved a one-time grant of options to purchase 40,000 shares to each director as of the date the director is first elected to the board of directors, 10,000 of which vest immediately and the remainder of which vest in equal portions over three years.

   We may also award shares of restricted common stock. Each award agreement will set forth conditions that must be satisfied before the restricted stock vests and becomes transferable. Restricted stock awards may be subject to forfeiture if, for example, the recipient's employment terminates before the award vests. Except as specified at the time of grant, holders of restricted stock will have voting rights and the right to receive dividends on their restricted shares.

                           RELATED PARTY TRANSACTIONS

   We believe that all of the following transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties on an arm's length basis. Following the completion of this offering, all transactions with our shareholders, officers and directors or their affiliates, if any, will be subject to the approval of a majority of the independent and disinterested outside directors and will continue to be conducted on terms no less favorable to us than could be obtained from unaffiliated third parties on an arm's length basis.

Acquisitions

   In September 1999, we acquired in separate transactions Call Me Bill, Dyad, the remote banking operations of SBS and the Internet banking divisions of TIB and The Bankers Bank. See "Netzee." In these transactions, many of the persons who were previously officers, directors or shareholders of the acquired companies became executive officers or directors of Netzee or beneficial owners of more than 5% of our common stock. The following table summarizes the total number of shares of common stock that we issued to these interested persons in those acquisitions. These shares were issued at a price of $10.50 per share. Of the shares shown for each person receiving shares in the Dyad and SBS acquisitions, 10% were placed in escrow for one year from the date of acquisition for indemnification purposes.

                                          Name of Related     Number of
          Acquisition                          Party        Shares Issued
      --------------------------------  ------------------- -------------
      Dyad                              Glenn W. Sturm           89,889
                                        C. Michael Bowers        69,057
                                        John W. Collins         103,662
                                        Donny R. Jackson         23,019
                                        FDS, LLC(1)             118,932

      SBS remote banking                David W. Brasfield      866,666
       operations                       Michael Vaughn          866,666
                                        Robert D. Kirk, III     866,666

      Internet banking division of TIB  TIB                   1,361,000

      Internet banking division of The
       Bankers Bank                     The Bankers Bank      1,361,000

     --------
     (1) Mr. Collins owns 60% of the membership interests in FDS and Mr. Jackson owns 20% of the membership interests in FDS.

Relationship with InterCept

   InterCept currently owns approximately 49% of our common stock and will own approximately 39% after this offering. Our Chairman of the Board of Directors, John W. Collins, is the Chairman and Chief Executive Officer of InterCept, and Donny R. Jackson, one of our directors, is the President, Chief Operating Officer and a director of InterCept. In addition, our Chief Executive Officer, Glenn W. Sturm, is also a director of InterCept and Jon R. Burke is one of our directors and also a director of InterCept.

Marketing Agreement

   We intend to enter into a marketing agreement with InterCept under which our salespersons will sell InterCept products and services and InterCept salespersons will sell our products and services. Under this agreement, we will pay a commission to InterCept for each sale of our products and services made by InterCept salespersons and for each referral to our sales force that results in a sale. InterCept correspondingly will pay us for sales and referrals by our salespersons.

Sale of SBS Non-Remote Banking Operations

   In August 1999, Direct Access Interactive, our predecessor, purchased SBS for 2.6 million shares of its common stock and $16.6 million in cash. Additionally, Direct Access Interactive repaid approximately $4.9 million of SBS debt. In August 1999, while Direct Access Interactive was a majority-owned subsidiary of InterCept, Direct Access Interactive sold all of the assets it acquired from SBS, other than SBS's Internet and telephone banking assets, to InterCept for 450,000 shares of Direct Access Interactive's common stock, which InterCept previously had owned.

Leases

   We lease our sales, marketing and administrative offices in Birmingham, Alabama from DMB, LLC, which is principally owned by David W. Brasfield, our Senior Executive Vice President--Sales and Marketing. We pay DMB a monthly rent of $20,000. We intend to sublease a portion of this property to InterCept.

   InterCept currently leases the property that includes our data center facility in Birmingham, Alabama from DMB, LLC at a monthly rent of $8,500 per month. We intend to enter into a sublease with InterCept with respect to this facility.

Promissory Notes

   In August 1999, our predecessor, Direct Access Interactive, issued a promissory note payable to InterCept in the amount of $21.5 million. This note matures on the earlier of August 6, 2001 or the closing date of our initial public offering and carries an interest rate of the prime rate as published in The Wall Street Journal (Eastern Edition) plus 2%. As of October 15, 1999, this loan bore interest at a rate of 10.25% per year. Interest on the outstanding balance is due quarterly. The note is secured by all of our assets. As of October 15, 1999, we had recognized interest expense of approximately $430,000.

   In September 1999, we issued two promissory notes payable to InterCept in the amounts of $4.4 million and $2.9 million. Each note matures on the earlier of September 1, 2001 or the closing date of our initial public offering, and each note carries an interest rate of the prime rate as published in The Wall Street Journal (Eastern Edition) plus 2%. These loans currently bear interest at a rate of 10.25% per year. Interest only is due quarterly in arrears with the first payment due on October 1, 1999. The notes are secured by all of our assets, and we have granted InterCept a security interest in all of the assets we acquired from Dyad and Call Me Bill. As of October 15, 1999, we had recognized interest expense of approximately $51,000 and $36,000 on the two loans.

   We intend to repay the principal and accrued interest on the loans with a portion of the net proceeds of this offering, as described in "Use of Proceeds."

Relationship with TIB and The Bankers Bank

   In connection with our purchase of the Internet banking division of each of TIB and The Bankers Bank in September 1999, we agreed to use our commercially reasonable efforts to begin marketing and selling the Icom B product, no later than March 2000. Icom B is an Internet banking product that allows financial institutions to interface with bankers' banks. We have agreed to grant them a nonexclusive, royalty free license to the Icom B product and its source code so that they can continue to use the Icom B product and market it to other correspondent banks. We have also agreed to pay commissions to each of these bankers' banks for licensing the Icom B product pursuant to our strategic marketing agreements. Under these agreements, we agreed to cause Bruce P. Leonard, President and Chief Executive Officer of The Bankers Bank, and Gayle
M. Earls, President and Chief Executive Officer of TIB, to be elected as class III directors, with terms expiring in 2003. See "Business--Sales and Marketing--Strategic Marketing Alliances."

Director and Officer Loans

   On July 1, 1999, Messrs. Collins, Sturm and Jackson entered into substantially similar full-recourse promissory notes with Direct Access Interactive as lender. These notes were given as consideration for the issuance of shares of common stock to these individuals. Mr. Collins borrowed $1.1 million, Mr. Sturm borrowed $1.3 million and Mr. Jackson borrowed $400,000. Each of these notes bears interest at 7% per year, and interest must be paid on each June 30 and December 31 until the note is paid in full. These notes mature on June 30, 2002.

   On August 5, 1999, Mr. Eiswirth borrowed $93,300 from Direct Access Interactive and signed a full-recourse promissory note evidencing this loan. He borrowed this money to exercise options to purchase 30,000 shares of Direct Access Interactive common stock. This loan bears interest at a rate of 7% per year. Interest is payable on each June 30 and December 31 until the note is paid in full. This note matures on August 4, 2002.

Line of Credit Agreement and Warrant

   On October 18, 1999, we entered into a Line of Credit Agreement with Kellett Partners, L.P. Stiles A. Kellett, Jr., a director of Netzee, is an affiliate of Kellett Partners. Pursuant to this agreement, Kellett Partners agreed to loan up to $3.0 million to Netzee on a revolving basis at an interest rate equal to the prime rate. This line of credit terminates on September 30, 2002.

   In connection with the line of credit, we issued to Kellett Partners a warrant to purchase up to 461,876 shares of our common stock at an exercise price of $3.25 per share. The warrant expires on August 31, 2004. We have granted to Kellett Partners piggyback registration rights with respect to the common stock that we may issue to Kellett Partners pursuant to this warrant.

                       PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our common stock as of October 19, 1999, and as adjusted to reflect our sale of the common stock in this offering, by

  .  each of our directors;

  . each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

  .  all of our executive officers and directors as a group; and

  .  each selling shareholder.

   As of October 19, 1999, we had 15,395,855 shares of common stock issued and outstanding.

   A person is deemed to be a beneficial owner of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of a security, or "investment power," which includes the power to dispose of or to direct the disposition of a security. Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner below is 2410 Paces Ferry Road, 150 Paces Summit, Atlanta, Georgia 30339.

                          Shares Beneficially Owned                 Shares Beneficially Owned
                            Prior to the Offering                      After the Offering
                          ---------------------------- Number of    -----------------------------
Name of Beneficial Owner     Number        Percent   Shares Offered    Number         Percent
------------------------  -------------- -------------------------- --------------- -------------
The InterCept Group,
 Inc.(1)
 3150 Holcomb Bridge
 Road, Suite 200
 Norcross GA 30071......       7,557,673       49.1%         --           7,557,673        39.0%
Independent Bankers
 Financial
 Corporation(2)
 P. O. Box 560528
 Dallas TX 75356-0528...       1,361,000        8.8%    391,208             969,792         5.0%
The Bankers Bank
 2410 Paces Ferry Road
 600 Paces Summit
 Atlanta GA 30339-4098..       1,361,000        8.8%         --           1,361,000         7.0%
David W. Brasfield(3)(4)
 1500 Resource Drive
 Birmingham AL 35242....         835,252        5.4%         --             835,252         4.3%
Michael Vaughn(3)(5)
 1500 Resource Drive
 Birmingham AL 35242....         866,667        5.6%         --             866,667         4.5%
Robert D. Kirk,
 III(3)(6)
 1500 Resource Drive
 Birmingham AL 35242....         948,082        6.2%         --             948,082         4.9%
Glenn W. Sturm(7)(8)....         914,889        5.9%         --             914,889         4.8%
John W. Collins(7)(9)...         757,594        4.9%         --             757,594         3.9%
Donny R.
 Jackson(7)(10).........         351,951        2.3%         --             351,951         1.8%
Sirrom Investments,
 Inc.(11)
 500 Church Street
 Nashville TN 37219.....          66,947           *     56,947              10,000           *
Jon R. Burke(12)........          10,000           *         --              10,000           *
Gayle M. Earls(12)......          10,000           *         --              10,000           *
Joel A. Katz(12)........          10,000           *         --              10,000           *
Stiles A. Kellett,
 Jr.(12)(13)............         471,876        2.4%         --             471,876           *
Bruce P. Leonard(12)....          10,000           *         --              10,000           *
A. Jay Waite(12)........          10,000           *         --              10,000           *
All directors and
 executive
 officers(13)(14)
 as a group (13
 persons)...............       3,791,500       23.0%         --           3,791,500        18.5%

--------
* Less than 1% of the outstanding common stock
(1) All 7,557,673 of our shares beneficially owned by InterCept have been pledged by InterCept as collateral to a lender to secure debt for money borrowed.

(2) Independent Bankers Financial Corporation is the ultimate parent of TIB The Independent BankersBank.

(3) Includes 86,667 shares held of record by First Union National Bank, as escrow agent.

(4) Includes 50,000 shares underlying options that will become exercisable upon the completion of this offering.

(5) Includes 780,000 shares beneficially owned indirectly through Vaughn Investments LLC.

(6) Includes 350,000 shares beneficially owned indirectly through Kirk Investments LLC.

(7) Excludes 7,557,673 shares held by InterCept as to which Mr. Sturm, Mr. Collins and Mr. Jackson, directors of InterCept, each disclaim beneficial ownership.

(8) Includes (1) 8,989 shares held by First Union National Bank, as escrow agent, and (2) 195,000 shares underlying options that are immediately exercisable or will become exercisable upon the completion of this offering.

(9) Includes (1) 10,366 shares held by First Union National Bank, as escrow agent, and (2) 118,932 shares held indirectly through FDS, LLC, in which Mr. Collins owns a 60% membership interest.

(10) Includes (1) 2,302 shares held by First Union National Bank, as escrow agent, and (2) 118,932 shares held indirectly through FDS, LLC, in which Mr. Jackson owns a 20% membership interest.

(11) Includes 6,695 shares held by First Union National Bank, as escrow agent.


(12) Includes 10,000 shares underlying options that are immediately exercisable.

(13) Includes 461,876 shares held indirectly by Kellett Partners, L.P. underlying a warrant that is immediately exercisable.

(14) Includes a total of 650,000 shares underlying options that are immediately exercisable or will become exercisable upon the completion of this offering.

   John W. Collins is the Chief Executive Officer, the Chairman of the Board of Directors and a shareholder of InterCept, as well as the Chairman of the Board of Directors of Netzee. Glenn W. Sturm is a director and shareholder of InterCept, as well as the Chief Executive Officer and a director of Netzee. Donny R. Jackson is the President, a director and a shareholder of InterCept, as well as a director of Netzee. Bruce P. Leonard is the Chief Executive Officer of The Bankers Bank and a director of Netzee. Gayle M. Earls is the Chief Executive Officer of TIB and a director of Netzee. Jon R. Burke is one of our directors and also a director of InterCept.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock is only a summary and is subject to the provisions of our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable law.

Authorized and Outstanding Capital Stock

   Our articles of incorporation authorize the board of directors to issue 70,000,000 shares of common stock without par value and 5,000,000 shares of preferred stock without par value, in one or more classes or series and to determine the voting rights, preferences as to dividends and in liquidation, and conversion and other rights of each series. We have issued no preferred stock. As of October 19, 1999, 15,395,855 shares of common stock were outstanding and held by approximately 42 shareholders of record.

Common Stock

   Under the articles of incorporation, holders of common stock are entitled to receive dividends as the board of directors may legally declare. Each shareholder is entitled to one vote per share on all matters to be voted upon and is not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive, redemption or conversion rights and, upon liquidation, dissolution or winding up of Netzee, will be entitled to share ratably in the net assets of Netzee available for distribution to common shareholders. The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of holders of any classes or series of preferred stock that we may issue in the future.

Preferred Stock

   The articles of incorporation authorize the board of directors to issue, without further action by the holders of the common stock, shares of preferred stock in one or more series and to fix any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by the board of directors. Articles of amendment must be filed with the Georgia Secretary of State prior to the issuance of any shares of preferred stock of the applicable series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of preferred stock issued may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock and could have the effect of discouraging or making it more difficult for a third party to acquire a majority of our outstanding voting stock or the effect of decreasing the market price of the common stock. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Classified Board of Directors

   The articles of incorporation provide that the board of directors shall consist of not less than three members, unless the articles of incorporation are amended to delete the classification of the board of directors. The board of directors is divided into three classes of directors, as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the members of the board of directors are elected at each annual meeting of shareholders. The classification of directors permits the remaining directors to fill any vacancies on the board of directors and has the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not any change in the board of directors would be beneficial to us and our shareholders and whether or not a majority of our shareholders believes that such a change would be desirable. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies. Currently, the terms of class I directors expire upon the date of the 2000 annual meeting of shareholders, the terms of class II directors expire upon the date of the 2001 annual meeting of shareholders, and the terms of class III directors expire upon the date of the 2002 annual meeting of shareholders.

Removal of Directors and Filling Vacancies

   The bylaws provide that, unless the board of directors otherwise determines, any vacancies, including vacancies resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Directors elected to fill a vacancy shall hold office until the next election of the class for which they were chosen. A director may be removed with or without cause by the shareholders at any time.

Special Meetings and Action of Shareholders by Written Consent

   Under the bylaws, the holders of shares representing 25% or more of the votes entitled to be cast may call a special meeting. We intend to amend the bylaws to increase the 25% requirement to 75%. This will make it more difficult for shareholders to call special meetings of shareholders. Further, under the articles of incorporation, the shareholders may act without a meeting and by written consent, if the written consent is signed by the holders of not less than the minimum number of votes that would be necessary to authorize the action if it were presented for a vote at a meeting at which all shareholders entitled to vote were present and had voted. We intend to cause the articles of incorporation to be amended in order to remove this provision. Once this amendment is made, a unanimous written consent of the shareholders will be required for them to take action without a meeting. This provision would make it more difficult for shareholders to take action outside of a duly called annual or special meeting.

Advance Notification of Director Nominations and New Business

   We intend to amend our bylaws to require shareholders to notify us in advance of their nominations of candidates for election to the board of directors who are not nominated by the board of directors. This provision will also require advance notification of shareholder proposals to be presented at the annual meeting of shareholders. Without compliance with these provisions, any director nominations or proposals to be presented by shareholders without the approval of the board of directors cannot be considered by the shareholders at a meeting.

Indemnification and Limitation of Liability

   The articles of incorporation eliminate, subject to certain exceptions, the personal liability of a director to us or our shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The articles of incorporation do not provide for the elimination of or any limitation on the personal liability of a director for (1) any appropriation, in violation of the director's duties, of any business opportunity of ours, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) unlawful corporate distributions, or (4) any transactions from which the director derived an improper personal benefit. The articles of incorporation further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended, without further action by the shareholders. These provisions of the articles of incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to the shareholder or to us.

   Our bylaws require us to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, including any action or suit by or in the right of Netzee, because he or she is or was a director of Netzee, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors has the power to cause us to indemnify our (1) officers, employees and agents, and
(2) any director, officer, employee or agent of Netzee who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In order to provide this indemnification, the board of directors must adopt a resolution identifying the person or persons to be indemnified and specifying the particular rights to be provided, which may be different for each person.

   We intend to enter into indemnification agreements with each of our executive officers and directors that will indemnify them to the fullest extent permitted by the Georgia Business Corporation Code.

   To the extent that we have funds reasonably available to be used, we shall advance to any Netzee director, and may advance to any officer, employee or agent of Netzee (but only if so provided by a resolution of the board of directors), expenses incurred in defending any proceeding for which indemnification is applicable, even before the final disposition of the proceeding. However, the indemnified party must provide a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification and a written undertaking to repay any advances made if it is determined that the person is not entitled to indemnification. At present, the board of directors has not adopted any indemnification resolutions although it may do so at any time.

   Our bylaws also permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Netzee, or who, while serving in that capacity, is also or was also serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not we were required to indemnify the person by any bylaw provision or resolution of the board of directors. We intend to purchase a policy of insurance providing reimbursement of liabilities incurred by directors and officers in their capacities as such.

Business Combination Provisions of Georgia Law

   The Georgia Business Corporation Code generally restricts a corporation from entering into certain business combinations with an interested shareholder, which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock, or its affiliates for a period of five years after the date on which the shareholder became an interested shareholder, unless:

  . the transaction is approved by the board of directors of the corporation prior to the date such person became an interested shareholder,

  . the interested shareholder acquires 90% of the corporation's voting stock in the same transaction in which it exceeds 10%, or

  . subsequent to becoming an interested shareholder, the shareholder acquires 90% of the corporation's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the transaction.

   The "fair price" provisions of the Georgia Business Corporation Code further restrict business combination transactions with 10% shareholders. These provisions require that the consideration paid for stock acquired in the business combination must meet specified tests, which are designed to ensure that shareholders receive at least fair market value for their shares in the business combination.

   The interested shareholder and fair price provisions of the Georgia Business Corporation Code do not apply to a corporation unless the bylaws of the corporation specifically provide that these provisions are applicable to the corporation. Netzee has not elected to be covered by these provisions, but it could do so by action of the board of directors at any time.

Relationship with InterCept

   We intend to amend our bylaws to address potential conflicts of interest between us and InterCept, which upon the completion of the offering will own approximately 39% of our common stock. The proposed amendment is designed to make clear to all persons who may, from time to time, purchase our shares that the under-taking by InterCept of specific corporate transactions that might otherwise be deemed to be corporate opportunities of ours and of InterCept will not constitute a usurpation of corporate opportunities. We anticipate that these provisions would also clarify that a director or officer has fulfilled his fiduciary and other duties to us and has not derived an improper benefit if he acts consistently with the following policy:

  . A corporate opportunity offered to any person who is an officer of Netzee, and is also a director but not an officer of InterCept, should belong to Netzee.

  . A corporate opportunity offered to any person who is a director but not an officer of Netzee, and who is also a director or officer of InterCept shall belong to Netzee, if the opportunity is expressly offered to that person in working solely in his or her capacity as a director of Netzee. Otherwise, the opportunity shall belong to InterCept.

  . A corporate opportunity offered to any person who is an officer of both Netzee and InterCept shall belong to Netzee.

   Additionally, we anticipate that the by-law amendment may provide that a corporate opportunity offered to a person under circumstances where it is unclear whether it was offered primarily in that person's capacity as an officer or director of us or of InterCept may be presented to whichever the company the director or officer deems appropriate under the circumstances in his sole discretion exercised in good faith.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is SunTrust Bank, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our common stock, and a significant public market for the common stock may not develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered by this prospectus. When we complete this offering, we will have 19,395,855 shares of common stock outstanding, or 20,063,078 shares if the underwriters exercise their over-allotment option in full. Of this amount, the 4,448,155 shares sold in this offering, or 5,115,378 shares if the over-allotment option is exercised in full, will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are purchased by persons who are our "affiliates," as that term is defined in Rule 144 under the Securities Act. Sales by affiliates are subject to the limitations and restrictions imposed by Rule 144, as described below.

   We sold the remaining 15,395,855 outstanding shares in private transactions. Unless registered under the Securities Act, these shares, which we refer to as "restricted shares," must be sold in accordance with the holding period requirements, volume limits and other conditions of an applicable exemption from registration, such as Rule 144 under the Securities Act discussed below. Shares that we register in this offering that are purchased by our affiliates must be sold in accordance with all of the requirements of Rule 144 except for the holding period. Additionally, substantially all of our shareholders have agreed not to sell any common stock or securities convertible into common stock for 180 days after the date of this prospectus without the prior approval of The Robinson-Humphrey Company, LLC, except that we may grant options and sell shares under our 1999 Stock Option and Incentive Plan without obtaining this consent. Although Robinson-Humphrey may, in its sole discretion, release all or a portion of the shares subject to any lockup agreement, Robinson-Humphrey does not intend to do so except in cases of financial hardship, subject to market conditions. If a shareholder should request that Robinson-Humphrey waive the 180-day lock-up period, Robinson-Humphrey would likely take into consideration the number of shares as to which the request relates, the identity of the requesting shareholder, the relative demand for additional shares of common stock in the market, the period of time since the completion of the offering, and the average trading volume and price performance of the common stock during that period.

   Based on the above, the following table indicates when the shares that will be outstanding upon completion of this offering will be eligible for sale in the public market:

  Days after the Date       Approximate Shares
   of this Prospectus    Eligible for Future Sale               Comment
------------------------ ------------------------ -----------------------------------
Upon effectiveness......        4,448,155         Freely tradeable shares sold in
                                                  this offering and restricted shares
                                                  salable under Rule 144(k) that
                                                  are not subject to 180-day
                                                  lockup.

90 days.................           None           Restricted shares salable under
                                                  Rule 144 or 144(k) that are not
                                                  subject to 180-day lockup.

180 days................           None           Lockup released; restricted
                                                  shares salable under Rule 144,
                                                  144(k).

181-366 days............        14,947,700        Restricted shares saleable
                                                  under Rule 144.

   In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of common stock (approximately 193,959 shares immediately after the offering), or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the date upon which a Form 144 was filed with respect to the sale.

   Persons selling under Rule 144 must also comply with Rule 144's requirements concerning the availability of specified public information about us, the manner of sale and filing of notice of sale. However, a person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of ours at any time during the three months immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144 even after the one-year holding period has been satisfied.

   We intend to file a registration statement on Form S-8 under the Securities Act within 90 days after the date of this prospectus to register 3,500,000 shares of common stock reserved for issuance under our 1999 Stock Option and Incentive Plan. This will permit non-affiliates to sell immediately those shares in the public market without limitation and will permit affiliates to sell their shares in compliance with all requirements of Rule 144, except the holding period.

   In connection with our acquisition of SBS Corporation and Dyad Corporation, we granted the former shareholders of SBS and Dyad the right to register their shares of our common stock they received in that acquisition. The former SBS and Dyad shareholders may require us to register their stock if, at any time after we have completed this offering, we propose to register any of our securities under the Securities Act, other than registrations on Form S-4 or Form S-8.

   In connection with our acquisitions of the Internet banking divisions of each of TIB and The Bankers Bank, we granted to each of these bankers' banks demand and piggyback registration rights with respect to the 1,361,000 shares of our common stock that each of them received in these acquisitions. Each bankers' bank's demand registration rights vest 180 days after the completion of this offering and if the bankers' bank is required by regulatory authority to divest some or all of our common stock. Only one demand registration may be requested by the bankers' banks. Their piggyback registration rights vest upon the earlier of (1) 180 days after September 3, 1999 or (2) the date that we become a public company. We have agreed to pay all our expenses incurred in registering the bankers' banks common stock, and the first $25,000 of expenses incurred by the selling shareholders.

   In October 1999, we issued to Kellett Partners, L.P. a warrant to purchase up to 461,876 shares of our common stock in connection with the establishment of a $3.0 million line of credit with that third party. We granted to Kellett Partners piggyback registration rights substantially similar to those granted to the former shareholders of SBS and Dyad. Stiles A. Kellett, Jr., an affiliate of Kellett Partners, is a director of Netzee.

   In connection with employment agreements entered into with each of Glenn W. Sturm, C. Michael Bowers, Richard S. Eiswirth and David W. Brasfield, we have granted to these executive officers piggyback registration rights, and, with respect to Mr. Sturm, demand registration rights under certain circumstances, with respect to their shares of our common stock.

   We cannot estimate the number of shares that will be sold under Rule 144, our Form S-8 registration statement or any registration statement that we may file on behalf of any holders of registration rights since this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors.

                                  UNDERWRITING

   The Robinson-Humphrey Company, LLC, J.C. Bradford & Co. and SunTrust Equitable Securities Corporation are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in the underwriting agreement between us, the selling shareholders and the representatives of the underwriters, each underwriter named below has severally agreed to purchase from us and the selling shareholders the number of shares of common stock indicated opposite the name of each underwriter, at the public offering price less the underwriting discount set forth on the cover page of this prospectus:

Underwriter                                                       Number of Shares
-----------                                                       ----------------
The Robinson-Humphrey Company, LLC...............................
J.C. Bradford & Co...............................................
SunTrust Equitable Securities Corporation........................

  Total..........................................................    4,448,155

   The underwriters are obligated to purchase all of the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The underwriters reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part.

   The underwriters propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and part of the shares to dealers at that price less a concession not in excess of
$    per share. The underwriters may allow, and such dealers may reallow, a
concession not in excess of $    per share on sales to other dealers. After the
initial public offering, the representatives may change the public offering price and the other selling terms.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 667,223 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to each underwriter's initial purchase commitment.

   We and the selling shareholders will pay the underwriters a commission of 7% of the per share public offering price for each share of common stock that the underwriters purchase in the offering. The following table shows the underwriting fees that we and the selling shareholders will pay to the underwriters in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of our common stock.

                                                                 To be Paid by
                                                                    Selling
                                          To be Paid by Netzee   Shareholders
                                          -------------------- -----------------
                                                        Full      No      Full
                                          No Exercise Exercise Exercise Exercise
                                          ----------- -------- -------- --------
Per share................................   $          $        $        $
Total....................................   $          $        $        $

   We estimate our expenses of this offering, exclusive of the underwriting discount, will be approximately $2.4 million. Additionally, we and the selling shareholders have agreed to indemnify the underwriters against specified liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

   The representatives have informed us that the underwriters do not expect to make sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of common stock offered by this prospectus.

   The underwriters have reserved for sale, at the initial public offering price, up to 222,408 shares of common stock for our employees, directors and other persons we have designated, who have expressed an interest in purchasing shares of our common stock. The number of shares available for sale to the general public in this offering will be reduced to the extent those persons purchase the reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered by this prospectus.

   Substantially all of our shareholders have agreed that during the 180-day period following the date of the prospectus, they will not, without the prior written consent of The Robinson-Humphrey Company, LLC:

  . directly or indirectly make, agree to or cause any offer, sale (including short sale), loan, pledge or other disposition of, or grant any options, rights or warrants to purchase with respect to, or otherwise transfer or reduce any risk of ownership of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock;

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the common stock; or

  . make any demand for, or exercise any right with respect to, the registration of shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock.

   In addition, during the 180-day period, we have also agreed not to issue, or to file any registration statement with respect to the registration of, any shares of our common stock or any securities convertible into or exercisable for our common stock, except that we intend to file a registration statement on Form S-8 under the Securities Act within 90 days after the completion of the offering to register shares of common stock issuable under outstanding stock options or reserved for issuance under our 1999 Stock Option and Incentive Plan. This will permit holders of those shares to sell them in the public market without compliance with any holding period requirement.

   Before this offering, there has been no public trading market for the common stock. Consequently, the initial public offering price of the common stock has been determined by negotiations among us, the representatives of the selling shareholders and the representatives of the underwriters. The factors considered in determining the initial public offering price included the following:

  .  the history and future prospects of Netzee and our industry;

  . our past and present revenues and earnings and the prospects for growth in our revenues and earnings;

  .  the present state of our development;

  .  an assessment of our management;

  . the general condition of the economy and the securities markets at the time of this offering; and

  . the market prices of and demand for publicly traded common stock of comparable companies at the time of the offering.

   We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "NETZ."

   Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and specified selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives of the underwriters are permitted to engage in specified transactions that stabilize the price of the common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. If the underwriters create a short position in the common stock in connection with this offering (that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing common stock in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The representatives of the underwriters may also impose a penalty bid on underwriters and selling group members in some cases. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security if it discourages resales of the security. None of Netzee, the selling shareholders or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, the underwriters are not required to engage in these activities and may end any of these activities at any time. The representatives intend to make a market in the common stock after the completion of the offering.

   Michael C. Nunan and James Graves, partners of J.C. Bradford & Co., one of the underwriters, and JCB Venture Partnership III, an investment partnership that is affiliated with J.C. Bradford & Co., own 3,837, 3,837 and 38,366 shares of Netzee's common stock, respectively. These shareholders received their shares in connection with Netzee's acquisition of Dyad in September 1999.

   In September 1999, we paid The Robinson-Humphrey Company, LLC a fee in the amount of $50,000 for advisory services rendered in connection with our acquisition of Dyad.

   From time to time in the future in the ordinary course of business, the representatives may provide investment banking services to us.

   There are restrictions on the offer and sale of the common stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the common stock in, from or otherwise involving the United Kingdom must be complied with.

   Each underwriter has also agreed that it has:

  . not offered or sold, and prior to the date six months after the date of issue of the shares of common stock will not offer or sell, any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relating to the shares of common stock in, from or otherwise involving the United Kingdom; and

  . only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issuance of the shares of common stock to a person who is of a kind described in
     Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

                                    EXPERTS

   The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

   Sutherland Asbill & Brennan LLP, Atlanta, Georgia, will issue an opinion regarding the validity of the common stock we are offering. Alston & Bird LLP, Atlanta, Georgia, is representing the underwriters in this offering. Attorneys at Sutherland Asbill & Brennan may purchase shares in this offering.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the common stock we are offering. This prospectus is part of that registration statement and, as permitted by SEC rules, omits some of the information in the registration statement and the exhibits and schedules to the registration statement. For further information about us and our common stock, you should read the registration statement, together with the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document are necessarily summaries. You should read the exhibit for a more complete description of the contract or document. We qualify each statement contained in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement by reference to the exhibit.

   You may read the registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of the registration statement from the Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site at http://www.sec.gov through which you may review the registration statement.

   We are not presently a reporting company and do not file reports or other information with the SEC. On the effective date of the registration statement, however, we will become a reporting company, and we will register our securities under the Securities Exchange Act of 1934. Accordingly, the additional reporting requirements of the Exchange Act will apply to us, and we will be required to file reports, proxy statements and other information with the SEC. In addition, after the completion of this offering, we intend to furnish our shareholders with annual reports containing audited financial statements, and with quarterly reports, containing unaudited summary financial information for each of the first three quarters of each fiscal year.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                         Pages
                                                                         -----
Netzee, Inc. and Direct Access Interactive, Inc. (Predecessor)
Report of Independent Public Accountants................................  F-3
Balance Sheets as of December 31, 1997 and 1998 for Direct Access
 Interactive, Inc. (Predecessor) and June 30, 1999 (Unaudited)..........  F-4
Statements of Operations for the period from Inception (October 10,
 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, the six months ended June 30, 1998, and for the period from
 January 1, 1999 to February 28, 1999 (Unaudited) for Direct Access
 Interactive, Inc. (Predecessor) and for the period from March 1, 1999 to June 30, 1999 (Unaudited)...........................................  F-5
Statements of Changes in Shareholders' (Deficit) Equity for the period form Inception (October 10, 1996) to December 31, 1996 and for the
 years ended December 31, 1997 and 1998 and for the periods ended
 February 28, 1999 (Unaudited) for Direct Access Interactive, Inc.
 (Predecessor) and June 30, 1999 (Unaudited)............................  F-6
Statements of Cash Flows for the period form Inception (October 10,
 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, for the six months ended June 30, 1998, and for the period from January 1, 1999 to February 28, 1999 (Unaudited) for Direct Access
 Interactive, Inc. (Predecessor) and for the period from March 1, 1999 to June 30, 1999 (Unaudited)...........................................  F-7
Notes to Financial Statements...........................................  F-8
Dyad Corporation and Subsidiaries
Report of Independent Public Accountants................................ F-18
Consolidated Balance Sheets as of December 31, 1997 and 1998 and June
 30, 1999 (Unaudited)................................................... F-19
Consolidated Statements of Operations for the years ended December 31,
 1997 and 1998 and the six months ended June 30, 1998 and 1999
 (Unaudited)............................................................ F-20
Consolidated Statements of Changes in Shareholders' Deficit for the
 years ended December 31, 1997 and 1998 and the six months ended June
 30, 1999 (Unaudited)................................................... F-21
Consolidated Statements of Cash Flows for the years ended December 31,
 1997 and 1998 and for the six months ended June 30, 1998 and 1999
 (Unaudited)............................................................ F-22
Notes to Consolidated Financial Statements.............................. F-23
The Internet Banking Division of The Bankers Bank ("TBB")
Report of Independent Public Accountants ............................... F-31
Balance Sheets as of December 31, 1998 and June 30, 1999 (Unaudited).... F-32
Statements of Operations for the period from Inception (March 1, 1998)
 to December 31, 1998 and for the period from Inception (March 1, 1998)
 to June 30, 1998 and for the six month period ended June 30, 1999
 (Unaudited)............................................................ F-33
Statements of Changes in Accumulated Deficit for the period from
 Inception (March 1, 1998) to December 31, 1998 and for the six month period ended June 30, 1999 (Unaudited)................................. F-34
Statements of Cash Flows for the period from Inception (March 1, 1998)
 to December 31, 1998 and for the period from Inception (March 1, 1998)
 to June 30, 1998 and for the six month period ended June 30, 1999
 (Unaudited)............................................................ F-35
Notes to Financial Statements........................................... F-36

                                                                          Pages
                                                                          -----
The Internet Banking Division of The Independent BankersBank ("TIB")
Report of Independent Public Accountants................................  F-42
Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
 (Unaudited)............................................................  F-43
Statements of Operations for the period from inception (February 1,
 1997) to December 31, 1997 and for the period from Inception (July 31,
 1997) to December 31, 1997 and for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 (Unaudited)............  F-44
Statements of Changes in Accumulated Deficit for the period from inception (February 1, 1997) to December 31, 1997 and for the year ended December 31, 1998 and for the six months ended June 30, 1999
 (Unaudited)............................................................  F-45
Statements of Cash Flows for the period from inception (February 1,
 1997) to December 31, 1997 and for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 (Unaudited)............  F-46
Notes to Financial Statements...........................................  F-47
Call Me Bill, LLC
Report of Independent Public Accountants................................  F-53
Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
 (Unaudited)............................................................  F-54
Statements of Operations for the period from Inception (July 31, 1997)
 to December 31, 1997 and for the year ended December 31, 1998 and for the six months ended June 30, 1998 and June 30, 1999 (Unaudited).......  F-55
Statements of Changes in Members' Deficit for the period from Inception
 (July 31, 1997) to December 31, 1997 and for the year ended December
 31, 1998 and for the six months ended June 30, 1999 (Unaudited)........  F-56
Statements of Cash Flows for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999............................  F-57
Notes to Financial Statements...........................................  F-58
SBS Corporation Internet and Telephone Banking Business
Report of Independent Public Accountants................................  F-62
Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
 (Unaudited)............................................................  F-63
Statements of Operations for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 (Unaudited)............  F-64
Statements of Changes in Shareholders' Earnings (Deficit) for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999
 (Unaudited)............................................................  F-65
Statements of Cash Flows for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 (Unaudited)........  F-66
Notes to Financial Statements...........................................  F-67

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Netzee, Inc.:

   We have audited the accompanying balance sheets of NETZEE, INC. (a Georgia corporation, formerly Direct Access Interactive, Inc.) as of December 31, 1997 and 1998 and the related statements of operations, shareholders' deficit, and cash flows for the period from inception (October 10, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netzee, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from inception (October 10, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia

September 8, 1999 (except
 with respect to the matters
 discussed in Note 9 as to
 which the date is October
 19, 1999)

   The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
            (Formerly Direct Access Interactive, Inc. "Predecessor")
                                 BALANCE SHEETS

                                                                                                  Predecessor
                                                                                               ------------------   June 30,
                                                                                                 December 31,         1999
                                                                                                 1997      1998    (Unaudited)
                                                                                               --------  --------  -----------
                                            ASSETS
CURRENT ASSETS:
  Cash........................................................................................ $ 28,057  $ 13,985  $        0
  Accounts receivable, net of allowance for doubtful accounts of $0, $10,000, and $10,000 at
   December 31, 1997 and 1998, and June 30, 1999, respectively................................   19,222    35,780      90,483
  Prepaid and other current assets............................................................        0         0      50,547
                                                                                               --------  --------  ----------
    Total current assets......................................................................   47,279    49,765     141,030
PROPERTY AND EQUIPMENT, net...................................................................    1,575    15,006     763,631
                                                                                               --------  --------  ----------
INTANGIBLE ASSETS, net of accumulated amortization of $11,849, $21,985, and $138,938 at
 December 31, 1997 and 1998, and June 30, 1999, respectively..................................   39,022    28,886   1,794,154
                                                                                               --------  --------  ----------
    Total assets.............................................................................. $ 87,876  $ 93,657  $2,698,815
                                                                                               ========  ========  ==========
                        LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses....................................................... $ 72,295  $165,089  $   41,390
  Line of credit..............................................................................        0   199,973           0
  Current portion of related-party loans from shareholders....................................        0    79,500           0
  Deferred revenues...........................................................................   68,538   103,913      74,465
                                                                                               --------  --------  ----------
    Total current liabilities.................................................................  140,833   548,475     115,855
                                                                                               --------  --------  ----------
Due to Parent.................................................................................        0         0     750,000
                                                                                               --------  --------  ----------
RELATED-PARTY LOANS FROM SHAREHOLDERS.........................................................   50,000         0           0
                                                                                               --------  --------  ----------
COMMITMENTS AND CONTINGENCIES (Note 8) SHAREHOLDERS' (DEFICIT) EQUITY:
  Preferred stock, no par value, 5,000,000 shares authorized, no shares issued and outstanding
   ...........................................................................................        0         0           0
  Common stock, no par value; 10,000,000 shares authorized, 2,000,000 shares issued and outstanding at December 31, 1997 and 1998; no par value, 70,000,000 shares authorized,
   8,000,000 issued and outstanding at June 30, 1999..........................................   50,871    50,871   2,166,889
  Accumulated deficit......................................................................... (153,828) (505,689)   (333,929)
                                                                                               --------  --------  ----------
    Total shareholders' (deficit) equity...................................................... (102,957) (454,818)  1,832,960
                                                                                               --------  --------  ----------
    Total liabilities and shareholders' (deficit) equity...................................... $ 87,876  $ 93,657  $2,698,815
--------------------------------------------------
                                                                                               ========  ========  ==========

      The accompanying notes are an integral part of these balance sheets.

   The six month period ended June 30, 1999 is presented in two columns below due to the acquisition of the predecessor on March 9, 1999 which established a new basis of accounting for certain assets and liabilities of the Company. The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
            (Formerly Direct Access Interactive, Inc. "Predecessor")

                            STATEMENTS OF OPERATIONS

                                                                                   Predecessor
                                                    ----------------------------------------------------------------------------
                                                                              Year Ended           For the         For the
                                                    Period From Inception    December 31,        Six Months      Period From
                                                    (October 10, 1996) to --------------------      Ended     January 1, 1999 to
                                                      December 31, 1996     1997       1998     June 30, 1998 February 28, 1999
                                                    --------------------- ---------  ---------  ------------- ------------------
                                                                                                 (Unaudited)     (Unaudited)
REVENUES:
 License, hardware and
  installation...............                             $  40,640       $ 583,086  $ 454,871    $ 152,405       $  57,080
 Monthly maintenance and
  service....................                                 4,183          59,013    136,141       57,785          33,082
                                                          ---------       ---------  ---------    ---------       ---------
 Total revenues..............                                44,823         642,099    591,012      210,190          90,162
                                                          ---------       ---------  ---------    ---------       ---------
OPERATING EXPENSES:
 Cost of license, hardware,
  installation, maintenance
  and service................                               (49,700)       (422,375)  (465,577)    (205,601)        (44,358)
 Selling, general and
  administrative expenses....                               (48,118)       (308,197)  (442,413)    (225,469)        (61,749)
 Depreciation and
  amortization...............                                (1,696)        (10,547)   (14,736)      (6,728)         (2,476)
                                                          ---------       ---------  ---------    ---------       ---------
 Total operating expenses....                               (99,514)       (741,119)  (922,726)    (437,798)       (108,583)
                                                          ---------       ---------  ---------    ---------       ---------
OPERATING LOSS...............                               (54,691)        (99,020)  (331,714)    (227,608)        (18,421)
INTEREST EXPENSE.............                                     0            (117)   (20,147)     (13,173)         (3,469)
                                                          ---------       ---------  ---------    ---------       ---------
NET LOSS.....................                             $ (54,691)      $ (99,137) $(351,861)   $(240,781)      $ (21,890)
                                                          =========       =========  =========    =========       =========
BASIC AND DILUTED NET LOSS
 PER SHARE...................                             $   (0.03)      $   (0.05) $   (0.18)   $   (0.12)      $  ( 0.01)
                                                          =========       =========  =========    =========       =========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING..........                             2,000,000       2,000,000  2,000,000    2,000,000       2,000,000
--------------------------------------------------
                                                          =========       =========  =========    =========       =========
                                                        For the
                                                      Period From
                                                    March 1, 1999 to
                                                     June 30, 1999
                                                    ----------------
                                                      (Unaudited)
REVENUES:
 License, hardware and
  installation...............                          $ 164,472
 Monthly maintenance and
  service....................                             86,063
                                                    ----------------
 Total revenues..............                            250,535
                                                    ----------------
OPERATING EXPENSES:
 Cost of license, hardware,
  installation, maintenance
  and service................                           (126,454)
 Selling, general and
  administrative expenses....                           (264,310)
 Depreciation and
  amortization...............                           (193,272)
                                                    ----------------
 Total operating expenses....                           (584,036)
                                                    ----------------
OPERATING LOSS...............                           (333,501)
INTEREST EXPENSE.............                               (428)
                                                    ----------------
NET LOSS.....................                          $(333,929)
                                                    ================
BASIC AND DILUTED NET LOSS
 PER SHARE...................                          $   (0.04)
                                                    ================
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING..........                          8,000,000
--------------------------------------------------
                                                    ================

        The accompanying notes are an integral part of these statements.

   The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
            (Formerly Direct Access Interactive, Inc. "Predecessor")

            STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT) EQUITY

                                                                      Total
                                     Common Stock                 Shareholders'
                                 -------------------- Accumulated    Equity
                                  Shares     Amount     Deficit     (Deficit)
                                 --------- ---------- ----------- -------------
PREDECESSOR:
  Balance at inception, October
   10, 1996.....................         0 $        0  $       0   $        0
    Issuance of common stock.... 2,000,000     50,871          0       50,871
    Net loss....................         0          0    (54,691)     (54,691)
                                 --------- ----------  ---------   ----------
  Balance, December 31, 1996.... 2,000,000     50,871    (54,691)      (3,820)
    Net loss....................         0          0    (99,137)     (99,137)
                                 --------- ----------  ---------   ----------
  Balance, December 31, 1997.... 2,000,000     50,871   (153,828)    (102,957)
    Net loss....................         0          0   (351,861)    (351,861)
                                 --------- ----------  ---------   ----------
  Balance, December 31, 1998.... 2,000,000     50,871   (505,689)    (454,818)
    Net loss (unaudited)........         0          0    (21,890)     (21,890)
                                 --------- ----------  ---------   ----------
  Balance, February 28, 1999
   (unaudited).................. 2,000,000 $   50,871  $(527,579)  $ (476,708)
                                 ========= ==========  =========   ==========


-------------------------------------------------------------------------------


NETZEE, INC.:
  Initial parent investment,
   March 9, 1999 (unaudited).... 8,000,000 $1,379,965  $       0   $1,379,965
  Contribution from parent
   (Unaudited)..................         0    786,924          0      786,924
    Net loss (Unaudited)........         0          0   (333,929)    (333,929)
                                 --------- ----------  ---------   ----------
  Balance, June 30, 1999........ 8,000,000 $2,166,889  $(333,929)  $1,832,960
                                 ========= ==========  =========   ==========

        The accompanying notes are an integral part of these statements.

   The six month period ended June 30, 1999 is presented in two columns below due to the acquisition of the predecessor on March 9, 1999 which established a new basis of accounting for certain assets and liabilities of the Company. The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
            (Formerly Direct Access Interactive, Inc. "Predecessor")

                            STATEMENTS OF CASH FLOWS

                                                                                   Predecessor
                                                    ---------------------------------------------------------------------------
                                                                              Year Ended          For the         For the
                                                    Period From Inception    December 31,       Six Months      Period From
                                                    (October 10, 1996) to -------------------      Ended     January 1, 1999 to
                                                      December 31, 1996     1997      1998     June 30, 1998 February 28, 1999
                                                    --------------------- --------  ---------  ------------- ------------------
                                                                                                (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss.....................                            $(54,691)       $(99,137) $(351,861)   $(240,781)       $(21,890)
 Adjustments to reconcile net
  loss to net cash (used in)
  provided by operating
  activities:
 Depreciation and
  amortization................                               1,696          10,547     14,736        6,728           2,476
 Changes in assets and
  liabilities:
  Prepaids and other..........                                   0               0          0            0               0
  Accounts receivable.........                             (10,000)         (9,222)   (16,558)      (1,791)         12,606
  Accounts payable and
   accrued expenses...........                              58,515          13,783     92,794       46,734         (42,889)
  Deferred revenues...........                              17,582          50,953     35,375      (15,481)         41,222
                                                          --------        --------  ---------    ---------        --------
   Net cash provided by (used
    in) operating activities..                              13,102         (33,076)  (225,514)    (204,591)         (8,475)
                                                          --------        --------  ---------    ---------        --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase of property and
  equipment...................                                   0          (1,969)   (18,031)      (4,181)              0
                                                          --------        --------  ---------    ---------        --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Contributions from Parent....                                   0               0          0            0               0
 Borrowings from Parent.......                                   0               0          0            0               0
 Increase (decrease) in line
  of credit...................                                   0               0    199,973      198,000               0
 Increase (decrease) in
  related-party loans from
  shareholders................                                   0          50,000     29,500       27,500          (2,000)
                                                          --------        --------  ---------    ---------        --------
  Net cash provided by (used
   in) financing activities...                                   0          50,000    229,473      225,500          (2,000)
                                                          --------        --------  ---------    ---------        --------
NET INCREASE (DECREASE) IN
 CASH.........................                              13,102          14,955    (14,072)      16,728         (10,475)
CASH, beginning of period.....                                   0          13,102     28,057       28,057          13,985
                                                          --------        --------  ---------    ---------        --------
CASH, end of period...........                            $ 13,102        $ 28,057  $  13,985    $  44,785        $  3,510
                                                          ========        ========  =========    =========        ========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid for interest.......                            $      0        $      0  $  14,034    $   5,366        $  2,971
--------------------------------------------------
                                                          ========        ========  =========    =========        ========
                                                        For the
                                                      Period From
                                                    March 1, 1999 to
                                                     June 30, 1999
                                                    ----------------
                                                      (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss.....................                         $ (333,929)
 Adjustments to reconcile net
  loss to net cash (used in)
  provided by operating
  activities:
 Depreciation and
  amortization................                            193,272
 Changes in assets and
  liabilities:
  Prepaids and other..........                            (50,547)
  Accounts receivable.........                            (70,788)
  Accounts payable and
   accrued expenses...........                           (150,463)
  Deferred revenues...........                             12,222
                                                    ----------------
   Net cash provided by (used
    in) operating activities..                           (400,233)
                                                    ----------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase of property and
  equipment...................                           (862,728)
                                                    ----------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Contributions from Parent....                            786,924
 Borrowings from Parent.......                            750,000
 Increase (decrease) in line
  of credit...................                           (277,473)
 Increase (decrease) in
  related-party loans from
  shareholders................                                  0
                                                    ----------------
  Net cash provided by (used
   in) financing activities...                          1,259,451
                                                    ----------------
NET INCREASE (DECREASE) IN
 CASH.........................                             (3,510)
CASH, beginning of period.....                              3,510
                                                    ----------------
CASH, end of period...........                         $        0
                                                    ================
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid for interest.......                         $   12,515
--------------------------------------------------
                                                    ================

        The accompanying notes are an integral part of these statements.

                                  NETZEE, INC.
                   (Formerly Direct Access Interactive, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1997, AND 1998

         (Information as of June 30, 1999 and for the Six Months Ended
                      June 30, 1998 and 1999 is Unaudited)

1. ORGANIZATION AND NATURE OF BUSINESS

   Netzee, Inc. ("Netzee" or the "Company") was formed to effect the acquisition of certain companies in the Internet banking and related businesses. Direct Access Interactive, Inc. ("Direct Access") was incorporated on October 10, 1996. Direct Access was organized to provide telephone banking and Internet banking services to financial community institutions in the United States.

   The Company is planning an initial public offering (the "Offering") of its common stock.

Acquisition

   On March 9, 1999, Direct Access ("Predecessor") was purchased by The InterCept Group, Inc. ("InterCept"). Direct Access was operated as a separate subsidiary of Intercept. The purchase price of Direct Access included approximately 150,000 shares of InterCept stock and the assumption of approximately $275,000 in liabilities. Direct Access was later merged with and into Netzee as discussed in Note 9. The acquisition of Direct Access was accounted for as a purchase. The excess of the purchase price over the net tangible assets acquired totaled $1,860,000 and was allocated to the following identifiable intangible assets with the following amortization lives:

      Workforce.............................................. $   60,000 3 years
      Contracts in process...................................    390,000 3 years
      Acquired technology....................................  1,410,000 3 years

   The purchase price was determined by reference to the fair market value of the InterCept stock issued in the acquisition based on the trading value of $9.25 per share on March 9, 1999. The purchase method of accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects, since those financial statements report the financial position, results of operations, and cash flows on a different basis of accounting.

   Although Direct Access was acquired on March 9, 1999, the accompanying unaudited financial statements for the six months ended June 30, 1999 are presented as if the acquisition occurred on the close of business on February 28, 1999 instead of March 9, 1999. The operations between March 1, 1999 and March 9, 1999 were not material. The accompanying financial statements prior to February 28, 1999 present the financial position and the results of operations and cash flows of Direct Access, the predecessor to Netzee.

Historical Losses

   The Company has incurred net losses since inception. The Company will need to generate significant revenues to achieve and maintain profitability which can not be assured. Even if the Company does achieve profitability, the Company cannot assure that they can sustain or increase profitability on a quarterly or an annual basis in the future. The Company plans to significantly increase its sales and marketing, research and development and general and administrative expenses throughout the remainder of fiscal year 1999. The Company has not sustained earnings or positive cash flow and will incur substantial expenses to operate. Advances from Intercept as of June 30, 1999 were approximately $786,924. Subsequent to June 30, 1999, Netzee has obtained further financing from InterCept in the form of promissory notes totaling approximately $28,800,000. These notes bear interest at a rate equal to Prime plus 2% and mature on the earlier of two years

                                  NETZEE, INC.
                   (Formerly Direct Access Interactive, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

from the date of the promissory note (August and September of 1999) or an initial public offering. The promissory notes were used to pay the cash purchase price of $28,800,000 for certain acquisitions discussed in Note 9. Additional funds from InterCept will be used to fund future operations. Netzee is planning an initial public offering to pay the balance of the promissory notes and to fund this expansion. This initial public offering cannot be assured. The Company anticipates they will have additional working capital needs to be funded by InterCept of between $4,000,000 and $6,100,000 from August 31, 1999 to November 30, 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Unaudited Financial Information

   The financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

Property and Equipment

   Property and equipment are stated at cost. Subsequent to the March 9, 1999, acquisition property and equipment are stated at fair value at the date of the acquisition. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method over the useful life of the asset. Property and equipment consist of furniture and office equipment and are being depreciated over a period of five years.

Intangible Assets

   Intangible assets consist of the intangibles recorded in the acquisition discussed in Note 1. The carrying amounts of the intangible assets are reviewed for impairment when events and circumstances indicate that the recorded costs may not be recoverable. If the review indicates that the undiscounted cash flows from operations of the related intangible assets over the remaining amortization period are expected to be less than the recorded amount of the intangible, the Company's carrying value of the intangible asset is reduced to its estimated fair value.

                                  NETZEE, INC.
                   (Formerly Direct Access Interactive, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Capitalized Software Development Costs

   Research and development costs are expensed as incurred. Computer software development costs are charged to research and development expense until technological feasibility of the software is established, after which remaining software production costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for Computer Software to Be Sold, Leased, or Otherwise Marketed." These costs are amortized on the straight-line basis over three years, the estimated economic life of the software. Amortization of software development costs is included in cost of license, hardware, installation, monthly maintenance, and service. Amortization of capitalized software development costs begins as products are made available for sale or as the related product is put into use, with annual amortization equal to the greater of the amount computed using the ratio that current gross revenues bear to the total of current and anticipated future gross revenues for the product or the straight-line method over the remaining economic life of the product which is a maximum of three years.

Revenue Recognition

   The Company's revenue historically resulted from (1) licensing of software for Internet banking and telephone banking, (2) installation of the Internet banking and telephone banking software, (3) sale of hardware, and (4) maintenance and support services for the Internet banking and telephone banking software. The Company historically charged a nonrefundable license, hardware, and installation fee, with an annual maintenance fee, typically renewed every 12 months. The Company recognized the software license fee in 1996 and 1997 in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position ("SOP") No. 91-1, "Software Revenue Recognition." The revenue from software license fees was recognized in accordance with SOP No. 97-2, "Software Revenue Recognition," in 1998 and for the six months ended June 30, 1999. The Company recognized the one-time nonrefundable software, hardware, and installation fee upon completion of the installation of the software and hardware. The maintenance fee is recognized ratably over the term maintenance period, typically 12 months. The Company anticipates that in the future, it will not charge a license fee at the beginning of the contract and will collect fees for services rendered on a monthly basis. The revenue from these arrangements will be recognized as the services are rendered, typically on a monthly basis.

Deferred Revenue

   Deferred revenue represents the liability for amounts collected prior to complete performance for telephone and Internet banking maintenance service.

Returns and Product Warranty

   The Company provides for the costs of returns and product warranty claims when specific problems are identified. The Company has not experienced significant returns or warranty claims to date.

Fair Value of Financial Instruments

   The fair value of financial instruments classified as current assets or liabilities, including cash, accounts receivable, and accounts payable, approximates carrying value due to the short-term maturity of the instruments. The fair value of the line of credit approximates carrying value, as the interest rates attached to this line of credit are based on current market rates.

                                  NETZEE, INC.
                   (Formerly Direct Access Interactive, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Long-Lived Assets

   The Company periodically reviews the values assigned to long-lived assets to determine whether any impairments have occurred. Management believes that the long-lived assets on the accompanying balance sheets are appropriately valued.

Income Taxes

   The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to be settled or realized.

Basic and Diluted Net Loss Per Share

   Basic and diluted net loss per share is computed by using net loss divided by the weighted average number of shares of common stock outstanding for the period presented. The effect of warrants and stock options has been excluded from the presentation of diluted net loss per share, as they are antidilutive. There were no options or warrants outstanding for the period from inception (October 10, 1996) to December 31, 1996 or for the years ended December 31, 1997 and 1998. The Company had no options or warrants outstanding as of June 30, 1999.

Comprehensive Loss

   Comprehensive loss for the six-month periods ended June 30, 1998 and 1999 and for the periods from inception to December 31, 1998 is the same as the net loss as presented in the accompanying statements of operations.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The statement is not expected to have a significant impact on the Company's financial statements.

3. PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1997 and 1998 and June 30, 1999 consist of the following:

                                                       Predecessor
                                                      ---------------  June 30,
                                                       1997    1998      1999
                                                      ------  -------  --------
   Furniture and office equipment.................... $1,969  $20,000  $817,965
   Less accumulated depreciation.....................   (394)  (4,994)  (54,334)
                                                      ------  -------  --------
   Property and equipment, net....................... $1,575  $15,006  $763,631
                                                      ======  =======  ========

   Depreciation expense for the period from inception (October 10, 1996) to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1998 and 1999 was $0, $394, $4,600, $1,660, and
$55,123, respectively.

                                  NETZEE, INC.
                   (Formerly Direct Access Interactive, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


4. INTANGIBLE ASSETS

   Intangible assets at December 31, 1997 and 1998 and June 30, 1999 consist of the following:

                                                     Predecessor
                                                   ----------------   June 30,
                                                    1997     1998       1999
                                                   -------  -------  ----------
   Capitalized software development costs......... $50,871  $50,871  $   73,092
   Workforce......................................       0        0      60,000
   Contracts in progress..........................       0        0     390,000
   Acquired technology............................       0        0   1,410,000
   Less amortization.............................. (11,849) (21,985)   (138,938)
                                                   -------  -------  ----------
   Intangible assets, net......................... $39,022  $28,886  $1,794,154
                                                   =======  =======  ==========

   The Company allocated the value of the acquired intangible assets from the acquisition of Direct Access on March 9, 1999 to workforce, contracts in progress and acquired technology. The value of the workforce was determined by reference to the cost of the workforce retained. The value of the contracts in progress was determined by reference to the recurring revenue generated from the existing customers of Direct Access. The Company determined that the remaining value related to acquired technology for the internet and telephone banking technology.

   Amortization expense for the period from inception (October 10, 1996) to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1998 and 1999 was $1,696, $10,153, $10,136, $5,068,
and $140,629, respectively.

5. LINE OF CREDIT

   As of December 1998, the Company had a line of credit for up to $202,614, which is available through July 22, 1999, with a principal balance outstanding of $199,973 at December 31, 1998. The debt was secured by rental real estate property and the Company's annual license and maintenance fees. The line of credit was paid in full on March 9, 1999.

6. RELATED-PARTY TRANSACTIONS

   As discussed in Note 9, the Company completed several acquisitions in 1999. In these transactions, persons who were previously officers, directors or shareholders of the acquired companies became executive officers or directors of Netzee or beneficial owners of more than 5% of Netzee's common stock. Management believes that these transactions were made on terms no less favorable to Netzee than could have been obtained with unaffiliated third parties on an arm's length basis.

   The Company's Chairman of the Board of Directors is the Chairman and Chief Executive Officer of InterCept, and a director of the Company is the President, Chief Operating Officer and a director of InterCept.

   The Company's Chief Executive Officer is a director of InterCept and is a partner at Nelson Mullins Riley & Scarborough, L.L.P. This firm provided legal services to the Company totaling approximately $50,000 during 1999.

   In September 1999, the Company entered into a marketing agreement with InterCept under which company salespeople will sell InterCept products and services and InterCept salespeople will sell the Company's products and services. Under this agreement, the Company pays a commission to InterCept for each sale of the Company's products and services made by InterCept salespersons and for each referral to the

                                 NETZEE, INC.
                  (Formerly Direct Access Interactive, Inc.)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

Company's sales force that results in a sale. InterCept correspondingly pays the Company for sales and referrals by the Company's salespersons. Management believes that the transactions will be made on terms no less favorable than could be obtained from unaffiliated third parties on an arm's length basis.

   Related-party loans from shareholders at December 31, 1997 and 1998 and June 30, 1999 consist of the following:

                                                                                                      Predecessor
                                                                                                    ----------------  June 30,
                                                                                                     1997     1998      1999
                                                                                                    ------- --------  --------
   Loan from shareholders, interest payable monthly at 8.5%; the loan was repaid on March 9,
    1999........................................................................................... $50,000 $ 77,500    $ 0
   Loan from shareholders, noninterest-bearing note; the loan was repaid on January 8, 1999........       0    2,000      0
                                                                                                    ------- --------    ---
                                                                                                     50,000   79,500      0
   Less current maturities.........................................................................       0  (79,500)     0
                                                                                                    ------- --------    ---
                                                                                                    $50,000 $      0    $ 0
   --------------------------------------------------
                                                                                                    ======= ========    ===

   Towne Services, Inc. is a related party vendor that sold software to the Company during the six-month period ended June 30, 1999. Certain board members and shareholders of Netzee are also board members and shareholders of Towne Services, Inc. The amount will be paid by Intercept, our former Parent, and this amount has been included as due to Parent on the accompanying balance sheet.

7. INCOME TAXES

   The Company has incurred net operating losses ("NOL") since inception. As of December 31, 1998, the Company has NOL carryforwards of approximately $350,000 available to offset its future income tax liability. The NOL carryforwards begin to expire in 2012. Due to the uncertainty of the realizability of the net operating losses, the Company has not reflected in the accompanying statements of operations an income tax benefit for any period presented and has recorded a valuation allowance equal to the net deferred tax assets of the Company at December 31, 1997 and 1998. Due to the acquisition on March 9, 1999, the NOL carryforwards could be limited under Section 382 of the Internal Revenue Code when ownership of the Company changes by more than 50%, as defined.

   The components of the deferred tax assets and liabilities are as follows as of December 31, 1997 and 1998:

                                                               Predecessor
                                                            -------------------
                                                              1997      1998
                                                            --------  ---------
     Deferred tax assets:
     Net operating loss carryforwards...................... $ 55,011  $ 133,191
     Accounts receivable...................................        0      3,800
     Accrued liabilities...................................    4,100      6,506
     Deferred revenue......................................   26,044     39,487
                                                            --------  ---------
     Total deferred tax assets.............................   85,155    182,984
     Valuation allowance...................................  (85,155)  (182,984)
                                                            --------  ---------
     Net deferred tax assets............................... $      0  $       0
                                                            ========  =========

                                  NETZEE, INC.
                   (Formerly Direct Access Interactive, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The components of the income tax benefit for the period from inception (October 10, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998 are as follows:

                                                          Predecessor
                                                  -----------------------------
                                                    1996      1997      1998
                                                  --------  --------  ---------
   Current provision:
     Federal..................................... $      0  $      0  $       0
     State.......................................        0         0          0
                                                  --------  --------  ---------
                                                         0         0          0
                                                  --------  --------  ---------
   Deferred benefit:
     Federal.....................................  (18,594)  (33,707)  (119,633)
     State.......................................   (2,188)   (3,965)   (14,075)
                                                  --------  --------  ---------
                                                   (20,782)  (37,672)  (133,708)
                                                  --------  --------  ---------
   Total benefit.................................  (20,782)  (37,672)  (133,708)
   Valuation allowance...........................   20,782    37,672    133,708
                                                  --------  --------  ---------
       Total..................................... $      0  $      0  $       0
                                                  ========  ========  =========

   The following is a summary of the items which resulted in recorded income taxes that differ from taxes computed using the statutory federal income tax rate for the period from inception (October 10, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998:

                                                                Predecessor
                                                               ----------------
                                                               1996  1997  1998
                                                               ----  ----  ----
   Tax provision at federal statutory rate....................  34%   34%   34%
   Tax provision at state statutory rate......................   4     4     4
   Effect of valuation allowance.............................. (38)  (38)  (38)
                                                               ---   ---   ---
   Income tax benefit.........................................   0%    0%    0%
                                                               ===   ===   ===

8. COMMITMENTS AND CONTINGENCIES

   The Company leases various equipment and facilities under operating lease agreements. Future minimum annual obligations under these leases as of December 31, 1998 are as follows:

            1999................................ $ 80,335
            2000................................   77,061
            2001................................   77,061
            2002................................   55,986
                                                 --------
              Total............................. $290,443
                                                 ========

   Rent expense for the period from inception (October 1, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was $13,401, $20,241, $53,604, $24,802, and
$38,167, respectively.

Product Liability

   As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and

                                  NETZEE, INC.
                   (Formerly Direct Access Interactive, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

testing and use by current and potential customers, errors will not be found in new Internet banking systems after commencement of commercial release or, if discovered, that the Company will be able to successfully correct such errors in a timely manner or at all. The occurrence of errors and failures in the Company's products could result in loss of or delay in the market acceptance of the Company's Internet banking systems, and alleviating such errors and failures could require significant expenditure of capital and other resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations, and financial condition.

Litigation

   The Company is subject to litigation related to matters arising in the normal course of business, including product liability. As of December 31, 1998, management is not aware of any unasserted, asserted, or pending material litigation or claims against the Company.

9. SUBSEQUENT EVENTS

Acquisition of the remote Internet and telephone banking division of SBS Corporation

   On August 6, 1999, Direct Access purchased the remote banking operations of SBS Corporation ("SBS Corp"). The purchase price of SBS Corp included 2,600,000 shares of the Company's stock at the estimated fair market value of $11.50 per share and $21,534,625 in cash. Only the remote Internet and telephone banking operations of SBS Corp was retained by the Company and the non-Internet banking operations were sold to InterCept for 450,000 shares of Netzee's stock valued at $11.50 per share, for a total purchase price of $5,175,000. No gain or loss was recorded on the transaction by the Company, as the transaction was a related party transaction. The 2,600,000 shares are redeemable by the Company on August 6, 2001 at a price of $11.50 per share if the Company's planned Offering has not occurred two years from the date of issuance. The Company obtained the cash through a promissory note with InterCept. The note bears an interest rate of Prime + 2%, payable quarterly. The Company intends to pay the principal and interest on the note with the proceeds of the planned Offering. The acquisition of SBS Corp was accounted for as a purchase. The excess of the purchase price over the net tangible assets acquired was allocated to the following identifiable intangible assets with the following amortization lives:

            Workforce............... $   440,000 3 years
            Contracts in process....   1,340,000 4 years
            Acquired technology.....  44,402,000 3 years

Acquisitions of the Internet banking divisions of The Independent BankersBank and the Internet banking division of The Bankers Bank

   On September 3, 1999, Netzee purchased the Internet banking division of The Independent BankersBank ("TIB") and the Internet banking division of The Bankers Bank ("The Bankers Bank"). The acquisitions of TIB and The Bankers Bank was accounted for as a purchase. The purchase price of TIB and The Bankers Bank included 2,722,000 shares of Netzee stock valued at $11.50 per share, options to purchase a total of 55,000 shares of common stock at an exercise price of $5.00 per share granted to management and directors of the Internet banking divisions of TIB and The Bankers Bank, and 76,000 shares of common stock sold to a third party for $100,000. The excess of the purchase price over the tangible net assets was allocated to the following identifiable intangible assets with the following amortization lives:

            Workforce............... $   330,000 3 years
            Contracts in process....     150,000 3 years
            Marketing agreements....   3,056,000 2 years
            Acquired technology....   27,166,000 3 years

                                  NETZEE, INC.
                   (formerly Direct Access Interactive, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Acquisition of Dyad Corporation

   On September 3, 1999, the Company purchased all the assets of Dyad Corporation and subsidiaries ("Dyad"). The purchase price of Dyad included 618,137 shares of Netzee stock valued at $11.50 per share and approximately $900,000 in cash. The Company also assumed debt owed by Dyad of approximately $3,500,000. The Company obtained the cash purchase price and the cash to pay the assumed debt by issuing a promissory note to InterCept in the amount of $4,400,000. The note bears interest at prime plus 2%, payable quarterly. The Company intends to repay the principal and interest on the note with the proceeds of the planned Offering. The acquisition of Dyad was accounted for as a purchase. The excess of the purchase price over the net tangible assets acquired was allocated to the following identifiable intangible assets with the following amortization lives:

            Workforce............... $    70,000 3 years
            Acquired technology.....  13,543,000 3 years

Acquisition of Call Me Bill LLC

   On September 3, 1999, Netzee purchased all the assets of Call Me Bill LLC ("Call Me Bill"). The purchase price of Call Me Bill included cash of approximately $3,288,000 and approximately 31,000 shares of Netzee stock sold to former owners of Call Me Bill for $10.50 per share. These shares were valued at $11.50 per share. The Company obtained approximately $2,882,000 in cash through a promissory note payable with InterCept. The note bears an interest rate of Prime + 2%, payable quarterly. The Company intends to pay the principle and interest on the note with the proceeds of the planned Offering. The acquisition of Call Me Bill was accounted for as a purchase. The excess of the purchase price over the net tangible assets acquired totaled approximately $3,325,000 and was allocated to acquired technology with a three year amortization life.

Issuance of Stock Subscriptions to Employees and Directors

   On July 1, 1999, certain employees and directors entered into binding stock subscriptions for 1,555,000 shares of common stock at a subscription price of $2.00 per share. The issuance of the shares of stock was pending Board of Director authorization to increase the number of authorized shares, which was approved on August 6, 1999. The employees were full time employees of Intercept at the time of the issuance of the equity securities; however, the employees were performing services for the Company, which at the time, was a majority owned subsidiary of Intercept. Therefore, the Company accounted or the issuance of the equity securities to the employees of InterCept and the directors of the Company as an issuance of equity securities to employees. The purchase price of the stock was paid in the form of full recourse, interest bearing notes payable from the employees and the directors. These notes bear interest at 7% and are due 3 years from the date of the notes. The Company accounted for the issuance of stock to the employees and the directors under Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." APB No. 25 requires that a Company recognize the intrinsic value of any equity instrument issued to employees at a price below the fair value of the Company's common stock. The Company determined that its value as of July 1, 1999 was approximately $2.00 per share. As the price per share for the restricted stock was equal to the fair value on the date of issuance, the Company recorded no expense associated with the issuance of these equity securities.

Sale of Common Stock

   On September 10, 1999, the Company sold 128,617 shares of common stock to three bankers' banks for $3.11 per share. These shares were sold in connection with the entering into of a one-year general marketing

                                  NETZEE, INC.
                   (formerly Direct Access Interactive, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

agreement under which each bankers' bank has agreed to use its best efforts to promote and market the Company's Internet banking products and services to community financial institutions. The Company will record as an intangible asset the difference between the fair value of common stock and the price paid. This intangible asset will be amortized over the two-year expected benefit period for these agreements. On September 3, 1999, the Company sold 85,000 shares of common stock to an employee. The difference between the fair value of shares and the price paid for them was recorded as compensation expense.

Employment Agreements

   The Company's executive officers intend to enter into employment agreements providing for minimum annual salaries ranging from $140,000 to $250,000. Each employment agreement is for a term of two years and provides for incentive compensation.

Issuance of Options

   The Company had no outstanding options as of December 31, 1998. On August 5, 1999, the Company adopted the Direct Access Interactive, Inc. 1999 Stock Option and Incentive Plan. Pursuant to the merger of Direct Access Interactive into Netzee, all the outstanding options to purchase shares of Direct Access Interactive became options to purchase shares of Netzee. On September 2, 1999 the Company adopted the Netzee, Inc. 1999 stock option and Incentive Plan (the "Plan"). The Plan is administered by the Board of Directors. The Plan provides for the granting of incentive and nonqualified stock options, restricted stock awards and stock appreciation rights. No restricted stock awards on stock appreciation right grants were made as of December 31, 1998 or September 8, 1999. The total number of shares to be purchased under the Plan currently is 3,500,000 shares. The number of shares of stock available for issuance under the Plan shall automatically increase on January 1 of each year beginning January 1, 2000 to an amount equal to 20% of the fully diluted shares of stock assuming the conversion of all outstanding options and warrants on

December 31 of the previous year, provided however, that the shares available for issuance shall not be less than 3,500,000. The options are granted at terms determined by the Board of Directors. The Company had 1,929,500 options outstanding as of October 19, 1999 and 1,540,500 available for future grant. The date of grant, the number of options, and the exercise price are as follows:

                                                              Number of Exercise
                           Date of Grant                       Options   Price
                           -------------                      --------- --------
        July 1, 1999.........................................   320,000  $ 2.00
        August 5, 1999.......................................   320,000    3.11
        September 7, 1999....................................   220,000    3.11
        September 7, 1999.................................... 1,019,500    5.00
        October 19, 1999.....................................    80,000  $ 5.00

   An employee exercised 30,000 of the options on August 5, 1999 with a full recourse interest bearing note. As of September 8, 1999, 110,000 of the options were exercisable. On October 19, 1999, the board of directors authorized the issuance of options to purchase 250,000 shares of common stock at the offering price. These options will be fully vested on the date of the offering. The majority of the options vest over a three year period with 568,000 options being subject to accelerated vesting upon an initial public offering.

                                  NETZEE, INC.
                   (Formerly Direct Access Interactive, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The Company recorded deferred compensation expense on certain of the options noted above as the exercise price of the options was below the fair market value of the Company's common stock at the time of grant. The fair market value of the Company's common stock for each of the grant dates in 1999 and the compensation recorded was as follows:

                                                              Fair    Deferred
       Date of Grant                                         Value  Compensation
       -------------                                         ------ ------------
      July 1, 1999.......................................... $ 2.00 $         0
      August 5, 1999........................................ $11.50   2,685,000
      September 7, 1999..................................... $11.50   8,147,000
      October 19, 1999...................................... $13.00     640,000
                                                                    -----------
        Total...............................................        $11,472,000
                                                                    ===========

   Pro forma information is required by SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that the information be determined as if the Company has accounted for the issuance of equity securities to employees under the fair value method required by SFAS No. 123. The fair value of each option granted in 1999 has been estimated as of the date of grant using the Black-Scholes option pricing model with an expected dividend yield of 0%, expected volatility of 90%, a risk free rate of return ranging from 5.85% to 5.93%, and an expected life of 5 years. Using these assumptions, the fair value of the options granted in 1999 was $13,066,434 which would be amortized over the vesting period of the options.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Dyad Corporation:

   We have audited the accompanying consolidated balance sheets of DYAD CORPORATION (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dyad Corporation and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia
September 3, 1999

                                DYAD CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                   December 31,
                                              -----------------------   June 30,
                                                 1997         1998        1999
                                              -----------  ----------  -----------
                                                                       (Unaudited)
                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................. $ 1,910,621  $   15,326  $   18,689
  Restricted cash............................     245,000     204,167           0
  Accounts receivable........................      31,326      25,870      22,670
  Inventories................................     114,628       3,286           0
  Other current assets.......................       7,272           0           0
                                              -----------  ----------  ----------
    Total current assets.....................   2,308,847     248,649      41,359
PROPERTY AND EQUIPMENT, net..................     255,687      50,972      18,667
GOODWILL, net of accumulated amortization of
 $59,568, $97,050, and $114,542 at December
 31, 1997 and 1998 and June 30, 1999,
 respectively................................     145,347     107,864      90,372
DEFERRED FINANCING COSTS.....................   7,746,121   6,664,397   6,076,138
CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net
 of accumulated amortization of $20,990,
 $37,813, and $46,017 at December 31, 1997
 and 1998 and June 30, 1999, respectively....      33,230      16,407       8,203
OTHER ASSETS.................................       7,791           0           0
                                              -----------  ----------  ----------
    Total assets............................. $10,497,023  $7,088,289  $6,234,739
                                              ===========  ==========  ==========
    LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...... $   179,908  $  148,920  $  116,461
  Customer deposits..........................      60,000           0           0
  Current portion of long-term debt..........      17,520      19,123     424,495
  Deferred revenue...........................     135,250           0           0
                                              -----------  ----------  ----------
    Total current liabilities................     392,678     168,043     540,956
                                              -----------  ----------  ----------
LONG-TERM LIABILITIES:
  Debt, less current portion and unamortized
   discount of 2,120,573, 1,972,304, and
   1,869,845 at December 31, 1997 and 1998
   and June 30, 1999, respectively...........   1,405,464   1,533,803   1,632,193
  Deferred revenue...........................     411,666           0           0
                                              -----------  ----------  ----------
    Total long-term liabilities..............   1,817,130   1,533,803   1,632,193
                                              -----------  ----------  ----------
COMMITMENTS AND CONTINGENCIES (Notes 10, 11,
 and 12)
WARRANTS WITH REDEMPTION FEATURE.............   9,752,573  10,404,573  10,730,573
                                              -----------  ----------  ----------
SHAREHOLDERS' DEFICIT:
  Preferred stock, no par value; 50,000
   shares authorized, no shares issued and
   outstanding...............................           0           0           0
  Common stock, no par value; 1,000,000
   shares authorized, 11,677, 12,027, and,
   12,027 shares issued and outstanding at
   December 31, 1997 and 1998 and June 30,
   1999, respectively........................   1,287,218   1,937,218   1,937,218
  Subscription receivable (Note 10)..........      (5,000)     (5,000)     (5,000)
  Accumulated deficit........................  (2,747,576) (6,950,348) (8,601,201)
                                              -----------  ----------  ----------
    Total shareholders' deficit..............  (1,465,358) (5,018,130) (6,668,983)
                                              -----------  ----------  ----------
    Total liabilities and shareholders'
     deficit................................. $10,497,023  $7,088,289  $6,234,739
                                              ===========  ==========  ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                                DYAD CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            For the Year Ended      For the Six Months Ended
                               December 31,                 June 30,
                          ------------------------  --------------------------
                             1997         1998          1998          1999
                          -----------  -----------  ------------  ------------
                                                    (Unaudited)   (Unaudited)
REVENUES:
  Equipment and hardware
   sales................. $   418,773  $   375,140  $    108,834  $     97,246
  License fees...........     108,334       97,499        65,000             0
  Support and maintenance
   fees..................       7,000       32,702        10,417         5,840
                          -----------  -----------  ------------  ------------
    Total revenues.......     534,107      505,341       184,251       103,086
                          -----------  -----------  ------------  ------------
OPERATING EXPENSES:
  Cost of sales..........    (400,934)    (409,002)      (96,570)      (54,779)
  Selling, general, and
   administrative........  (1,634,456)  (1,524,266)     (806,301)     (390,244)
  Research and
   development...........    (283,027)    (164,243)      (60,376)      (32,995)
  Asset impairment
   charge................           0     (143,000)            0             0
  Depreciation and
   amortization..........    (159,840)    (136,795)      (72,138)      (48,565)
                          -----------  -----------  ------------  ------------
    Total costs and
     expenses............  (2,478,257)  (2,377,306)   (1,035,385)     (526,583)
                          -----------  -----------  ------------  ------------
OPERATING LOSS...........  (1,944,150)  (1,871,965)     (851,134)     (423,497)
                          -----------  -----------  ------------  ------------
OTHER INCOME (EXPENSE)
  Other income...........      25,000            0        36,186         4,199
  Interest expense, net..     (89,689)  (1,678,807)     (842,263)     (905,555)
                          -----------  -----------  ------------  ------------
                              (64,689)  (1,678,807)     (806,077)     (901,356)
                          -----------  -----------  ------------  ------------
NET LOSS................. $(2,008,839) $(3,550,772) $ (1,657,211) $ (1,324,853)
                          ===========  ===========  ============  ============



 The accompanying notes are an integral part of these consolidated statements.

                                DYAD CORPORATION
                                AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                           Common Stock                                  Total
                         ----------------- Subscription Accumulated  Shareholders'
                         Shares   Amount    Receivable    Deficit       Deficit
                         ------ ---------- ------------ -----------  -------------
BALANCE, December 31,
 1996...................  9,611 $  288,218   $(5,000)   $  (738,737)  $  (455,519)
  Issuance of common
   stock for cash.......  1,066    949,000         0              0       949,000
  Issuance of common
   stock in connection
   with the acquisition
   of MoneyPro..........  1,000     50,000         0              0        50,000
  Net loss..............      0          0         0     (2,008,839)   (2,008,839)
                         ------ ----------   -------    -----------   -----------
BALANCE, December 31,
 1997................... 11,677  1,287,218    (5,000)    (2,747,576)   (1,465,358)
  Issuance of common
   stock to Phoenix
   (Note 4).............    350    650,000         0              0       650,000
  Accretion of Warrants
   with redemption
   feature (Note 7).....      0          0         0       (652,000)     (652,000)
  Net loss..............      0          0         0     (3,550,772)   (3,550,772)
                         ------ ----------   -------    -----------   -----------
BALANCE, December 31,
 1998................... 12,027  1,937,218    (5,000)    (6,950,348)   (5,018,130)
  Accretion of Warrants
   with redemption
   feature (unaudited)..      0          0         0       (326,000)     (326,000)
  Net loss (unaudited)..      0          0         0     (1,324,853)   (1,324,853)
                         ------ ----------   -------    -----------   -----------
BALANCE, June 30, 1999
 (Unaudited)............ 12,027 $1,937,218   $(5,000)   $(8,601,201)  $(6,668,983)
                         ====== ==========   =======    ===========   ===========



 The accompanying notes are an integral part of these consolidated statements.

                                DYAD CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           For the Year Ended      For the Six Months Ended
                              December 31,                 June 30,
                         ------------------------  --------------------------
                            1997         1998          1998          1999
                         -----------  -----------  ------------  ------------
                                                   (Unaudited)   (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss............... $(2,008,839) $(3,550,772) $ (1,657,211) $ (1,324,853)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Depreciation and
    amortization........     176,663      157,780        80,760        58,001
   Amortization of
    deferred financing
    costs and discount
    on notes payable....           0    1,229,186       578,192       686,649
   Asset impairment.....           0      143,000             0             0
   Changes in assets and
    liabilities, net of
    effects of
    acquisition:
     Accounts
      receivable........     (31,326)       5,456         3,725         3,200
     Inventories........       8,865      111,342       (75,478)        3,286
     Restricted Cash....    (245,000)      40,833             0       204,167
     Deferred revenue...     546,916      103,089       (65,000)            0
     Other assets.......      60,543       15,063       (19,071)            0
     Accounts payable
      and accrued
      expenses..........     (33,736)     (30,988)      (47,514)      (32,459)
     Customer deposits..      28,805      (60,000)            0             0
                         -----------  -----------  ------------  ------------
      Net cash used in
       operating
       activities.......  (1,497,109)  (1,836,011)   (1,201,867)     (402,009)
                         -----------  -----------  ------------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of property
  and equipment.........    (202,718)     (41,764)      (35,765)            0
                         -----------  -----------  ------------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Repayments of long-term
  debt..................     (25,379)     (17,520)            0             0
 Payment of deferred
  financing costs.......    (114,121)           0             0             0
 Proceeds from sale of
  common stock..........     949,000            0             0             0
 Decrease in due to
  related party.........    (735,981)           0             0             0
 Proceeds from issuance
  of debt and warrants..   3,500,000            0         6,548       405,372
                         -----------  -----------  ------------  ------------
      Net cash provided
       by (used in)
       financing
       activities.......   3,573,519      (17,520)        6,548       405,372
                         -----------  -----------  ------------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............   1,873,692   (1,895,295)   (1,231,084)        3,363
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............      36,839    1,910,621     1,910,621        15,326
                         -----------  -----------  ------------  ------------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $ 1,910,531  $    15,326  $    679,537  $     18,689
                         ===========  ===========  ============  ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Cash paid for
   interest............. $    89,689  $   459,285  $    205,051  $    166,001
                         ===========  ===========  ============  ============

 The accompanying notes are an integral part of these consolidated statements.

                                DYAD CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

         (Information as of June 30, 1999 and for the Six Months Ended
                      June 30, 1998 and 1999 is Unaudited)

1. ORGANIZATION AND NATURE OF BUSINESS

   Financial Delivery Systems, Inc. was incorporated in Georgia on May 9, 1996 and later changed its name to Dyad Corporation (the "Company"). The Company develops high technology products and services which will enable consumers to obtain financing for consumer durables at the point of sale through the use of automated loan devices.

   In January, 1997, the Company acquired MoneyPro, Inc. ("MoneyPro") which provides mortgage lending information technology and related services in a transaction accounted for as a purchase (Note 3).

   In May, 1997, the Company acquired Bank Systems & Equipment Corporation ("Basecorp") which provides automated branching centers, printers, and related supplies to financial institutions in a transaction accounted for as a pooling of interests (Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, MoneyPro and Basecorp. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Unaudited Financial Information

   The financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

   In conjunction with the Sirrom Note (Note 6), the Company was required to establish an interest escrow account of $245,000 in December of 1997. The account is designated for monthly interest payments on the Note payable to Sirrom Investments, Inc. (See Note 6) if the Company fails to make such payments.

                                DYAD CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Significant Customers

   Approximately 24% of the Company's revenues were derived from the license fee of a national distributor for the year ended December 31, 1998. Approximately 40% and 15% of the Company's revenues were derived from equipment and hardware sales to four major customers during the year ended 1998 and the six month period ended 1999, respectively.

Property and Equipment

   Property and equipment are stated at cost less impairment changes as discussed in Note 5. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. The detail of property and equipment at December 31, 1997 and 1998 and June 30, 1999 is as follows:

                                                                      Useful
                                        1997      1998      1999       Lives
                                      --------  --------  --------  -----------
   Furniture and fixtures............ $ 74,014  $ 48,274  $ 48,274  Five years
   Computers and equipment...........  248,610   180,446   179,216  Three years
   Vehicles..........................   25,327    16,747    16,747  Five years
   Leasehold improvements............   18,617    19,866    19,866  Lease term
                                      --------  --------  --------
                                       366,568   265,333   264,103
   Less accumulated depreciation..... (110,881) (214,361) (245,436)
                                      --------  --------  --------
                                      $255,687  $ 50,972  $ 18,667
                                      ========  ========  ========

   Depreciation expense for the year ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 was $55,203, $103,480, $52,147, and
$31,075, respectively.

Capitalized Software Development Costs

   Research and development costs are expensed as incurred. Software development costs are charged to research and development expense until technological feasibility of the software is established, after which remaining software production costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization of capitalized software development costs begins as products are made available for sale or as the product is put into use with annual amortization equal to the greater of the amount computed using the ratio that current gross revenues bear to the total of current and anticipated future gross revenues for the product or the straight-line method over the remaining economic life of the product. Amortization expense of $20,990, $16,823, $8,411, and $8,204 for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999, respectively, has been included in cost of sales in the accompanying consolidated statements of operations. The Company amortizes software development costs over three years.

Goodwill

   Goodwill represents the excess of the purchase price over the net tangible and identifiable intangible assets of acquired businesses. Goodwill is amortized on a straight-line basis over five years. Amortization expense for the year ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 was $59,568, $37,482, $18,741, and $17,492, respectively.

                                DYAD CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Accounts Payable and Accrued Expenses

   Accounts payable and accrued expenses at December 31, 1997 and 1998 and June 30, 1999 consist of the following:

                                                        1997     1998     1999
                                                      -------- -------- --------
   Accounts payable.................................. $ 85,240 $ 55,805 $ 48,495
   Accrued expenses..................................   94,668   93,115   67,966
                                                      -------- -------- --------
                                                      $179,908 $148,920 $116,461
                                                      ======== ======== ========

Revenue Recognition

   Dyad's sources of revenue included equipment and hardware sales, software license fees, hardware support and maintenance fees. Revenue from equipment and hardware sales is recognized upon receipt and acceptance by customers. For software license fees, hardware support, and maintenance fees, the Company recognizes revenue ratably over the period of the applicable agreement.

Deferred Revenues

   Deferred revenues represent the liability for amounts collected prior to complete performance of maintenance contracts and for advanced billings to customers related to software license fees.

Fair Value of Financial Instruments

   The fair value of instruments classified as current assets or liabilities, including cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate carrying value due to the short-term maturity of the instruments.

Long-Lived Assets

   The Company periodically reviews the values assigned to tangible and intangible long-lived assets to determine if any impairments have occurred. If the review indicates that the undiscounted cash flows from operations of the related long-lived assets over the remaining depreciation or amortization period are expected to be less than the recorded amount of the long-lived assets, the Company's carrying value of the long-lived assets will be reduced to their estimated fair value. Management believes that the long-lived assets on the accompanying balance sheet are appropriately valued.

Inventories

   Inventories consist of computer equipment and hardware that are carried at the lower of cost (determined by the first in, first out method) or market (replacement cost).

Returns and Product Warranty

   The Company provides for the costs of returns and product warranty claims when specific problems are identified. The Company has not experienced significant returns or warranty claims to date.

                                DYAD CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Income Taxes

   The Company uses the asset and liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to be settled or realized.

Comprehensive Loss

   Comprehensive loss for years ended December 31, 1997 and 1998 and the six-month period ended June 30, 1999 is the same as the net loss as presented in the accompanying statements of operations.

Reclassifications

   Certain prior year amounts have been reclassified to conform with the current year presentation.

New Accounting Pronouncement

   In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Statement is not expected to have a significant impact on the Company's financial statements.

3. ACQUISITIONS

   In January, 1997, the Company acquired all of the outstanding shares of common stock of MoneyPro in exchange for 1,000 shares of common stock of the Company with a total fair value of $50,000, based upon recent sales of common stock to outside parties. The transaction was accounted for as a purchase. The total consideration exchanged exceeded the net tangible asset value of MoneyPro by $204,914. This amount was allocated to goodwill and is being amortized over a period of five years. The results of operations of the acquired business have been included in the Company's consolidated financial statements from the date of acquisition.

   On May 13, 1997, the Company acquired all of the outstanding shares of common stock of Basecorp in exchange for 1,111 shares of common stock of the Company. The transaction was accounted for as a pooling of interests. The results of operations of Basecorp have been included in the accompanying financial statements for all periods presented.

4. LICENSE AND DISTRIBUTION AGREEMENT WITH PHOENIX INTERNATIONAL LTD., INC. ("PHOENIX")

   On March 5, 1997, the Company granted Phoenix an exclusive right to market, sell, and license the Company's products internationally and to current Phoenix customers as well as the nonexclusive right to market, sell, and license the Company's products to potential Phoenix customers. Phoenix paid the Company $650,000 for this five-year license. The license fee was being recognized ratably over the period of the license agreement of five years.

   On September 31, 1998, the Company issued 350 shares of common stock of the Company to Phoenix as consideration to terminate the agreement. Accordingly, the remaining deferred license fee of $444,167 at September 31, 1998 was reclassified to common stock in the accompanying December 31, 1998 balance sheet, and a contract settlement expense of $205,833 for the previous revenue recognized was included in selling and general expenses in the statement of operations for years ended December 31, 1998.

                                DYAD CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


5. ASSET IMPAIRMENT CHARGE

   Pursuant to SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company evaluated the recoverability of the long-lived assets, including intangibles as of December 31, 1998. The Company determined that the future undiscounted cash flows were below the carrying value of property and equipment, resulting in a noncash asset impairment charge of $143,000, included in the accompanying statement of operations for the year ended December 31, 1998.

6. DEBT

   Long-term debt as of December 31, 1997 and 1998 and June 30, 1999 consists of the following:

                                                1997        1998        1999
                                             ----------  ----------  ----------
   Note payable to Sirrom Investments, Inc.
    ("Sirrom") (the "Sirrom Note"),
    interest payable monthly at 14%,
    $3,500,000 due January 31, 2003........  $3,500,000  $3,500,000  $3,500,000
   Note payable to The InterCept, Inc.,
    interest at 8.5%, payable monthly, due
    on demand..............................           0           0     415,214
   Note payable to American Express Small
    Business Services, interest at prime
    plus 3.75% (11.75% at December 31,
    1998), payable monthly through November
    2000...................................      17,427      11,662       9,284
   Note payable to Barnett Bank of Central
    Florida, interest at 9%, payable
    monthly through August 2000............      11,203       7,461           0
   Note payable to AT&T, interest at
    17.11%, payable monthly through
    September 1999.........................      14,927       6,107       2,035
                                             ----------  ----------  ----------
                                              3,543,557   3,525,230   3,926,533
   Less current portion....................     (17,520)    (19,123)   (424,495)
                                             ----------  ----------  ----------
                                              3,526,037   3,506,107   3,502,038
   Less unamortized original issue
    discount...............................  (2,120,573) (1,972,304) (1,869,845)
                                             ----------  ----------  ----------
                                             $1,405,464  $1,533,803  $1,632,193
                                             ==========  ==========  ==========


   The above long-term debt as of December 31, 1998 is due as follows:

      1999.......................................................... $   19,123
      2000..........................................................      6,107
      2003..........................................................  3,500,000
                                                                     ----------
                                                                      3,525,230
      Less current portion..........................................    (19,123)
      Original issue discount....................................... (1,972,304)
                                                                     ----------
        Total....................................................... $1,533,803
                                                                     ==========

                                DYAD CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Sirrom Note was issued on December 31, 1997 for $3,500,000 and is secured by all assets of the Company. As discussed in Note 7, warrants to purchase up to 3,587 shares at $.01 per share were issued with the Sirrom Note. The value of the warrants was determined to be $2,120,573. The value was determined based on the relative fair value of the warrants, based on management's estimates considering recent sales of common stock to outside parties. A corresponding amount of the loan proceeds has been allocated to the warrants and has been accounted for as a debt discount and warrants with redemption feature in the accompanying balance sheets. The debt discount is being amortized to interest expense over the term of the Sirrom Note. Total amortization of the debt discount for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 was $638,264, $311,108, and $347,100, respectively.

   A guarantee for the Sirrom Note has been provided by a major shareholder of the Company. As consideration for providing this guarantee the shareholder entered into a warrant agreement, as discussed in Note 7, whereby the shareholder will receive warrants to purchase up to 5,088 shares at $.01 per share. The fair market values of the warrants at December 31, 1997 was $7,632,000, based on management's estimates considering recent sales of common stock to outside parties as of December 31, 1997 and has been recorded as a deferred financing cost and will be amortized as additional interest expense over the term of the Sirrom Note. Total amortization of the debt discount for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 was $1,081,724, $527,263, and $588,259, respectively.

7. WARRANTS WITH REDEMPTION FEATURE

   In connection with the issuance of the Sirrom Note and the provision of the guarantee by the major shareholder discussed in Note 6, the Company issued warrants to purchase 1,470 shares of common stock at a price of $.01 per share. In the event the Sirrom Note remains outstanding on January 1, 2003, Sirrom and the major shareholder will receive an additional 7,205 shares of common stock, based on a graduated scale with six-month increments, as defined. As discussed in Note 6, the value assigned to these warrants was $9,752,573. Sirrom and the major shareholder have the option to require the Company to redeem the warrants for a period of 30 days after maturity of the Sirrom Note in December 2002 at a purchase price equal to fair market value, as defined. Upon the acquisition of the Company by Netzee, the redemption right terminated. Accordingly, in periods prior to the Netzee acquisition, the Company has accounted for the warrants as temporary equity under Emerging Issues Task Force 88-9, "Put Warrants." The excess of the redemption value over the carrying value is being accrued by periodic charges to accumulated deficit over the redemption period. This accrual amounted to $652,000 and $326,000 for the year ended December 31, 1998 and for the six months ended June 30, 1999, respectively.

   In conjunction with the acquisition of the Company by Netzee, Inc. ("Netzee") in September 1999 (Note 12), the Company intends to repay the Sirrom Note prior to December 1999. As such, Sirrom will receive warrants to purchase a total of 1,745 shares, or 13% of the Company, for $.01 per share and the major shareholder will receive warrants to purchase a total of 2,276 shares, or 14.5% of the Company, for $.01 per share. The warrants were exercised and the redemption rights were terminated during September 1999.

8. INCOME TAXES

   The Company has incurred a net operating loss ("NOL") since inception. As of December 31, 1998, the Company has NOL carryforwards of approximately $4,500,000 available to offset its future income tax liability. The NOL carryforwards begin to expire in 2011. Due to the uncertainty of the realizability of the net operating losses, the Company has not reflected in the accompanying statement of operations an income tax benefit for any period presented and recorded a valuation allowance equal to the net deferred tax assets of the

                                DYAD CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Company at December 31, 1997 and 1998. Additionally, due to the acquisition discussed in Note 12, the Company's ability to benefit from certain NOL carryforwards could be limited under Section 382 of the Internal Revenue Code when ownership of the Company changes by more than 50%, as defined.

   The components of the deferred tax assets and liabilities are as follows as of December 31, 1997 and 1998:

                                                           1997        1998
                                                         ---------  -----------
   Deferred tax assets:
    Net operating loss carryforwards.................... $ 651,188  $ 1,709,953
    Inventory...........................................         0       51,472
    Accrued liabilities.................................     5,966        5,966
    Property............................................     6,707       13,413
    Research and development............................   171,952      234,364
    Amortization........................................    34,412       68,824
    Other...............................................    60,110       60,110
                                                         ---------  -----------
     Total deferred tax assets..........................   930,335    2,144,102
   Valuation allowance..................................  (930,335)  (2,144,102)
                                                         ---------  -----------
   Net deferred tax assets.............................. $       0  $         0
                                                         =========  ===========

   The components of the income tax benefit for the years ended December 31, 1997 and 1998 are as follows:

                                                          1997         1998
                                                       -----------  -----------
   Current:
    Federal........................................... $        (0) $        (0)
    State.............................................          (0)          (0)
                                                       -----------  -----------
                                                                (0)          (0)
                                                       -----------  -----------
   Deferred:
    Federal...........................................  (1,174,305)  (2,033,320)
    State.............................................    (138,154)    (239,214)
                                                       -----------  -----------
                                                        (1,312,459)  (2,272,534)
                                                       -----------  -----------
   Total benefit......................................  (1,312,459)  (2,272,534)
    Valuation allowance...............................   1,312,459    2,272,534
                                                       -----------  -----------
     Total............................................ $         0  $         0
                                                       ===========  ===========

   The following is a summary of the items which resulted in recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the years ended December 31, 1997 and 1998:

                                                                     1997  1998
                                                                     ----  ----
   Tax provision at federal statutory rate..........................  34%   34%
   Tax provision at state statutory rate............................   4     4
   Effect of valuation allowance.................................... (38)  (38)
                                                                     ---   ---
   Income tax benefit...............................................   0%    0%
                                                                     ===   ===

                                DYAD CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


9. COMMITMENTS AND CONTINGENCIES

Operating Lease

   The Company leases an automobile under an operating lease agreement. Future minimum annual obligations under these leases as of December 31, 1998 are as follows:

      1999............................................................... $3,991
      2000...............................................................  2,743
                                                                          ------
        Total............................................................ $6,734
                                                                          ======

Litigation

   The Company is subject to litigation related to matters arising in the normal course of business, including product liability. As of December 31, 1998, management is not aware of any unasserted, asserted, or pending material litigation or claims against the Company.

10. SUBSCRIPTION RECEIVABLE

   During 1996, a shareholder of the Company purchased shares of the Company's common stock. In consideration of the common shares, the shareholder entered into a $5,000 nonrecourse, noninterest-bearing note (the "Note"). The outstanding principal balance of the Note has been reflected as a component of shareholders' deficit in the accompanying balance sheet.

11. RELATED-PARTY TRANSACTIONS

   The Company rents certain office space in Norcross, Georgia, from a related party.The Company incurred approximately $39,000 and $16,000 of rent expense related to this lease for the year ended December 31, 1997 and 1998, respectively.

12. SUBSEQUENT EVENT

   On September 3, 1999, the Company was acquired by Netzee. The consideration received was approximately 618,137 shares of common stock of Netzee, approximately $900,000 of cash, and assumption of debt, including the Sirrom Note, of approximately $3,500,000. This acquisition has been accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Internet Banking Division of
The Bankers Bank:

   We have audited the accompanying balance sheet of THE INTERNET BANKING DIVISION OF THE BANKERS BANK (an unincorporated division of a Georgia chartered Federal Reserve member bank) as of December 31, 1998 and the related statements of operations, changes in accumulated deficit, and cash flows for the period from inception (March 1, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Internet Banking Division of The Bankers Bank as of December 31, 1998 and the results of its operations and its cash flows for the period from inception (March 1, 1998) to December 31, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia
September 3, 1999

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK

                                 BALANCE SHEETS

                                                       December 31,  June 30,
                                                           1998        1999
                                                       ------------ -----------
                                                                    (Unaudited)
                        ASSETS
CURRENT ASSETS:
  Accounts receivable, net of allowance for doubtful
   accounts of $0 and $36,000 at December 31, 1998 and
   June 30, 1999, respectively........................  $  205,750  $  156,346
  Other receivables...................................     214,224     705,095
  Deferred expenses...................................     286,500     181,500
                                                        ----------  ----------
    Total current assets..............................     706,474   1,042,941
PROPERTY AND EQUIPMENT, net...........................     113,563     284,498
CAPITALIZED SOFTWARE DEVELOPMENT COSTS................     214,145     644,717
                                                        ----------  ----------
    Total assets......................................  $1,034,182  $1,972,156
                                                        ==========  ==========

         LIABILITIES AND ACCUMULATED DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...............  $  314,826  $   75,778
  Deferred revenue....................................     326,500     251,000
  Due to Parent.......................................     849,531   2,494,118
                                                        ----------  ----------
    Total current liabilities.........................   1,490,857   2,820,896
                                                        ----------  ----------
COMMITMENTS AND CONTINGENCIES (Notes 4 and 7)
ACCUMULATED DEFICIT:
  Accumulated deficit.................................    (456,675)   (848,740)
                                                        ----------  ----------
    Total liabilities and accumulated deficit.........  $1,034,182  $1,972,156
                                                        ==========  ==========


      The accompanying notes are an integral part of these balance sheets.

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK

                            STATEMENTS OF OPERATIONS

                              For the Period     For the Period
                              from Inception     from Inception    For the Six
                            (March 1, 1998) to (March 1, 1998) to Months Ended
                            December 31, 1998     June 30, 1998   June 30, 1999
                            ------------------ ------------------ -------------
                                                  (Unaudited)      (Unaudited)
REVENUES:
  Installation fees........     $  67,500          $  10,000        $ 189,000
  Monthly license and
   support fees............         9,536                354           46,721
                                ---------          ---------        ---------
    Total revenues.........        77,036             10,354          235,721
                                ---------          ---------        ---------
OPERATING EXPENSES:
  Cost of installation,
   license, and support....      (112,583)           (12,000)        (231,934)
  Selling, general, and
   administrative
   expenses................      (416,455)          (120,214)        (381,756)
  Depreciation and
   amortization............        (4,673)            (1,369)         (14,096)
                                ---------          ---------        ---------
    Total operating
     expenses..............      (533,711)          (133,583)        (627,786)
                                ---------          ---------        ---------
NET OPERATING LOSS.........     $(456,675)         $(123,229)       $(392,065)
                                =========          =========        =========




        The accompanying notes are an integral part of these statements.

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK

                  STATEMENTS OF CHANGES IN ACCUMULATED DEFICIT

                                                                    Accumulated
                                                                      Deficit
                                                                    -----------
BALANCE at inception, March 1, 1998................................  $       0
  Net loss.........................................................   (456,675)
                                                                     ---------
BALANCE, December 31, 1998.........................................   (456,675)
  Net loss (unaudited).............................................   (392,065)
                                                                     ---------
BALANCE, June 30, 1999 (unaudited).................................  $(848,740)
                                                                     =========




        The accompanying notes are an integral part of these statements.

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK

                            STATEMENTS OF CASH FLOWS

                            For the Period
                            From Inception    For the Period
                            (March 1, 1998)   From Inception       For the
                                  to         (March 1, 1998)  Six Months  Ended
                           December 31, 1998 to June 30, 1998   June 30, 1999
                           ----------------- ---------------- -----------------
                                               (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss.................     $(456,675)       $(123,229)       $  (392,065)
 Adjustments to reconcile
  net loss to net cash
  used in operating
  activities:
  Depreciation and
   amortization...........         4,673            1,369             14,096
 Changes in assets and
  liabilities:
  Accounts receivable.....      (205,750)         (45,250)            49,404
  Other receivables.......      (214,224)               0           (490,871)
  Deferred expenses.......      (286,500)        (108,000)           105,000
  Accounts payable and
   accrued expenses.......       314,826          138,955           (239,048)
  Deferred revenue........       326,500          101,000            (75,500)
                               ---------        ---------        -----------
    Net cash used in
     operating
     activities...........      (517,150)         (35,155)        (1,028,984)
                               ---------        ---------        -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Additions to capitalized
  software development
  costs...................      (214,145)               0           (430,572)
 Purchase of property and
  equipment...............      (118,236)         (15,899)          (185,031)
                               ---------        ---------        -----------
    Net cash used in
     investing
     activities...........      (332,381)         (15,899)          (615,603)
                               ---------        ---------        -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
    Net proceeds from
     Parent...............       849,531           51,054          1,644,587
                               ---------        ---------        -----------
NET CHANGE IN CASH........             0                0                  0
CASH, beginning of
 period...................             0                0                  0
                               ---------        ---------        -----------
CASH, end of period.......     $       0        $       0        $         0
                               =========        =========        ===========


        The accompanying notes are an integral part of these statements.

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

         (Information as of June 30, 1999 and for the Six Months Ended
                      June 30, 1998 and 1999 is Unaudited)

1. ORGANIZATION, NATURE OF BUSINESS, AND BASIS OF PRESENTATION

   The Internet Banking Division of The Bankers Bank (the "Company") was established as an unincorporated division on March 1, 1998 by The Bankers Bank (the "Parent"), a Georgia chartered Federal Reserve member bank. The Company was organized to provide business solutions utilizing Internet-enabled technology to financial institutions and their customers and business customers in the United States. The Company provides a blend of marketing and technical expertise to deliver, support, and promote Internet-enabled technology to financial institutions. The Company has developed a number of Internet banking services that enable financial institutions to utilize a system of hardware and software, developed, implemented, and maintained by the Company, through which customers of the financial institution can use commonly available personal computer software to communicate electronically with the financial institution and perform certain electronic home banking, bill paying, and other on-line banking transactions.

   The accompanying financial statements present the financial position, results of operations, and cash flows of the Company as if it were a separate entity for all periods presented. Accordingly, the accompanying financial statements for the period from inception (March 1, 1998) to December 31, 1998, the period from inception (March 1, 1998) to June 30, 1998, and the six month period ended June 30, 1999 include certain administrative costs and expenses which have been allocated to the Company by the Parent. The costs have been allocated on a pro rata basis based primarily on employee headcount or incurred time and services and represent management's best estimates of what support costs would have been had the Company been operated as a separate entity. The Parent performs services and incurs certain costs for the Company. Services provided include tax, treasury, risk management, employee benefits, legal, data processing, application of cash receipts, and other general corporate services. Corporate costs of Parent services totaling $145,670, $60,006, and $236,596 have been allocated to the Company during the period from inception (March 1, 1998) to December 31, 1998, the period from inception (March 1, 1998) to June 30, 1998, and the six month period ended June 30, 1999, respectively, and are included in selling, general, and administrative expenses in the accompanying statements of operations. In the opinion of management, the method of allocating these costs is reasonable. However, the costs of services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Unaudited Financial Information

   The financial statements as of June 30, 1999 and for the period from inception (March 1, 1998) to June 30, 1998, and for the six months ended June 30, 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of the interim periods are not necessarily indicative of the results to be obtained for a full year.

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK

Property and Equipment

   The Parent holds legal title to all property and equipment. These assets are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method for financial reporting purposes. The property and equipment primarily consist of leasehold improvements and are depreciated over the remaining term of the lease.

Capitalized Software Development Costs

   Research and development costs are expensed as incurred. Computer software development costs are charged to research and development expense until technological feasibility of the software is established; after which, remaining software production costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting For Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization of capitalized software-development costs begins as products are made available for sale or as the related product is put into use with annual amortization equal to the greater of the amount computed using the ratio that current gross revenues bear to the total of current and anticipated future gross revenues for the product or the straight-line method over the remaining economic life of the product, not to exceed five years. Currently, none of the developed software is available for general release and, as such, is not being amortized.

Revenue Recognition

   The Company's revenue consists of revenues from the licensing of software and fees from consulting, implementation, training, and maintenance services. The Company recognizes revenue in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position No. 97-2, "Software Revenue Recognition." The Company recognizes the one-time nonrefundable implementation fee upon completion of the installation of the software. License revenues and maintenance fees related to customer maintenance and support are billed together and recognized ratably over the term of the software license and support agreement, which is typically three years.

   Amounts that have been prepaid or invoiced but that do not yet qualify for recognition under the Company's revenue recognition policy are reflected as deferred revenues.

Deferred Revenue and Deferred Expenses

   Deferred revenue represents the liability for advanced billings to customers primarily related to Internet banking software and hardware implementation and training. Such amounts are recognized upon completion. Deferred expenses represent services provided to the Company's customers by third parties. These third parties provide service related to Internet banking software and hardware implementation, training and conversion of the financial institution's customer data. Such amounts are recognized in expense when the related revenue is recognized.

Returns and Product Warranty

   The Company provides for the costs of returns and product warranty claims when specific problems are identified. The Company has not experienced significant returns or warranty claims to date.

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK

Fair Value Financial Instruments

   The fair value of instruments classified as current assets or liabilities, including accounts receivable and accounts payable, approximate carrying value due to the short-term maturity of the instruments.

Long-Lived Assets

   The Company periodically reviews the values assigned to long-lived assets to determine if any impairments have occurred. Management believes that the long-lived assets on the accompanying balance sheets are appropriately valued.

Accounts Payable and Accrued Expenses

   Accounts payable and accrued expenses include the following as of December 31, 1998 and June 30, 1999:

                                                                  1998    1999
                                                                -------- -------
   Accounts payable............................................ $294,826 $75,778
   Accrued license fee.........................................   20,000       0
                                                                -------- -------
                                                                $314,826 $75,778
                                                                ======== =======

Funding of Operations by Parent

   The Parent funds the Company's operations as necessary. Transfers of operating funds between the Parent and the Company occur on a noninterest-bearing basis, with the net amounts of these transfers reflected in due to the Parent in the accompanying balance sheets. The net balance in due to Parent of $849,531 and $2,494,118 at December 31, 1998 and June 30, 1999, respectively, is classified as a component of current liabilities in the accompanying balance sheets.

Income Taxes

   The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to be settled or realized.

Comprehensive Loss

   Comprehensive loss for the period from inception (March 1, 1998) to December 31, 1998, the period from inception (March 1, 1998) to June 30, 1998, and the six month period ended June 30, 1999 is the same as the net loss as presented in the accompanying statements of operations.

Advertising and Sales Promotion Costs

   Advertising and sales promotion costs are expensed as incurred and totaled $23,037, $54,692, and $50 from the period from inception (March 1) to June 30, 1998, the period from inception (March 1) to December 31, 1998, and the six month period ended June 30, 1999, respectively.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. The statement is not expected to have a significant impact on the Company's financial statements.

3. PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1998 and June 30, 1999 consist of the following:

                                                               1998      1999
                                                             --------  --------
   Furniture, fixtures, and leasehold improvements.......... $ 93,771  $150,391
   Computer equipment.......................................   20,482   129,292
   Computer software........................................    3,983    23,584
                                                             --------  --------
                                                              118,236   303,267
   Less accumulated depreciation............................   (4,673)  (18,769)
                                                             --------  --------
   Property and equipment, net.............................. $113,563  $284,498
                                                             ========  ========

   Depreciation expense for the period from inception (March 1, 1998) to December 31, 1998, the period from inception (March 1, 1998) to June 30, 1998, and the six month period ended June 30, 1999 was $4,673, $1,369, and $14,096, respectively.

4. RELATED-PARTY TRANSACTIONS

   On September 3, 1999, the Company was acquired by Netzee, Inc. ("Netzee"), as discussed in Note 8. The Internet Banking Division of The Independent Bankers Bank ("TIB") was also acquired by Netzee on this date. The Company and TIB have conducted business together since the Company's inception (March 1, 1998). The Company paid TIB $40,000 for the period from inception (March 1,
1998) to December 31, 1998 for the right to share outsourced financial institution customer data conversion services, for which TIB has an agreement with a third party. This fee is included in cost of implementation, maintenance, and usage on the accompanying statements of operations for the period from inception (March 1, 1998) to December 31, 1998.

   Actual fees for conversion services are billed and paid through TIB. The Company incurred $54,000, $12,000, and $109,000 in conversion services expense during the period from inception (March 1, 1998) to December 31, 1998, the period from inception (March 1, 1998) to June 30, 1998, and the six month period ended June 30, 1999, respectively. At December 31, 1998 and June 30, 1999, the Company owed TIB $25,710 and $74,386, respectively, for conversion services performed by the third party.

   On January 1, 1999, the Company entered into a product development agreement with TIB and an independent developer (the "Developer"), in which the Developer is developing two commercial cash management systems for the Company and TIB, who will share ownership and development costs of such systems equally. The actual development began in 1998. The Company pays the Developer for all costs incurred and TIB reimburses the Company for half of the amounts. The Company accounts for the computer development costs in accordance with SFAS No. 86, as discussed in Note 1. At December 31, 1998 and June 30, 1999, TIB owed the Company $214,224 and $704,893, respectively, for development costs incurred to date. This receivable is included in other receivables on the accompanying balance sheets.

5. INCOME TAXES

   The Company was included in the consolidated federal income tax return of the Parent for the fiscal year ended December 31, 1998. The Company's provision for income tax benefit in the accompanying

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK statements of operations reflect the federal and state income taxes calculated as if the Company was a stand-alone entity. The Company has incurred a net operating loss ("NOL") since inception. As of December 31, 1998, the Company has NOL carryforwards of approximately $416,000 available to offset its future income tax liability. The NOL carryforwards begin to expire in 2018. Due to the uncertainty of the realizability of the net operating losses, the Company has not reflected these carryforwards in the accompanying statements of operations on a stand-alone basis an income tax benefit for any period presented and recorded a valuation allowance equal to the net deferred tax assets of the Company at December 31, 1998.

   The components of the income tax benefit for the period from inception (March 1, 1998) to December 31, 1998 are as follows:

      Current:
        Federal...................................................... $       0
        State........................................................         0
                                                                      ---------
                                                                              0
      Deferred:
        Federal......................................................  (155,087)
        State........................................................   (18,246)
                                                                      ---------
                                                                       (173,333)
      Change in valuation allowance..................................   173,333
                                                                      ---------
          Total...................................................... $       0
                                                                      =========

   The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the period from inception (March 1, 1998) to December 31, 1998:

      Tax benefit at statutory rate....................................... (34)%
      Effect of:
        State income tax, net.............................................  (4)
        Valuation allowance...............................................  38
                                                                           ---
      Income tax benefit..................................................   0 %
                                                                           ===

   Deferred tax assets and liabilities are determined based on the difference between the financial accounting and tax basis of assets and liabilities. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 are as follows:

      Deferred tax assets:
        Net operating loss carryforwards............................. $ 158,133
        Deferred revenue.............................................   124,070
                                                                      ---------
                                                                        282,203
                                                                      ---------
      Deferred tax liabilities:
        Deferred expenses............................................  (108,870)
                                                                      ---------
      Net deferred tax assets before valuation allowance.............   173,333
      Valuation allowance............................................  (173,333)
                                                                      ---------
      Net deferred tax assets........................................ $       0
                                                                      =========

               THE INTERNET BANKING DIVISION OF THE BANKERS BANK

6. EMPLOYEE BENEFIT PLANS

   The Parent sponsors a 401(k) profit sharing plan (the "Plan"), a defined contribution plan covering substantially all employees of the Company. Under the Plan's deferred compensation arrangement, eligible employees who elect to participate in the Plan may contribute between 1% and 15% of eligible compensation, as defined, to the Plan. The Parent is required to match employee contributions up to 3%. During the period from inception (March 1, 1998) to December 31, 1998, matching contributions to company employees totaled $2,066 and are included as a component of selling, general, and administrative expenses in the accompanying statements of operations.

7. COMMITMENTS AND CONTINGENCIES

Operating Lease

   The Company leases certain office space under an operating lease agreement. Future minimum annual obligations under this lease as of December 31, 1998 are as follows:

            1999................................. $51,380
            2000.................................  22,890
                                                  -------
              Total.............................. $74,270
                                                  =======

   Rent expense for the period from inception (March 1, 1998) to December 31, 1998, the period from inception (March 1, 1998) to June 30, 1998, and the six month period ended June 30, 1999 was $14,000, $5,600, and $19,845, respectively.

Product Liability

   As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new Internet banking systems after commencement of commercial release or, if discovered, that the Company will be able to successfully correct such errors in a timely manner or at all. The occurrence of errors and failures in the Company's products could result in loss of or delay in the market acceptance of the Company's Internet banking systems, and alleviating such errors and failures could require significant expenditure of capital and other resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations, and financial condition.

Litigation

   The Company is subject to litigation related to matters arising in the normal course of business, including product liability. As of December 31, 1998, management is not aware of any unasserted, asserted, or pending material litigation or claims against the Company.

8. SUBSEQUENT EVENT

   On September 1, 1999, the Company was acquired by Netzee, Inc. ("Netzee") for 1,361,000 shares of Netzee's stock. The acquisition of the Company was accounted for as a purchase under Accounting Principles Board Opinion No. 16.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Internet Banking Division of
The Independent BankersBank:

   We have audited the accompanying balance sheets of THE INTERNET BANKING DIVISION OF THE INDEPENDENT BANKERSBANK (an unincorporated division of a Texas chartered Federal Reserve member bank) as of December 31, 1997 and 1998 and the related statements of operations, changes in accumulated deficit, and cash flows for the period from inception (February 1, 1997) to December 31, 1997, and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Internet Banking Division of The Independent BankersBank as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from inception (February 1, 1997) to December 31, 1997 and the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia
September 3, 1999

                        THE INTERNET BANKING DIVISION OF
                          THE INDEPENDENT BANKERSBANK

                                 BALANCE SHEETS

                                                 December 31,
                                              --------------------   June 30,
                                                1997       1998        1999
                                              ---------  ---------  -----------
                                                                    (Unaudited)
                   ASSETS
CURRENT ASSETS:
  Accounts receivable ......................  $   5,054  $  91,520   $ 116,083
  Inventory ................................     15,300     30,885      31,635
                                              ---------  ---------   ---------
    Total current assets....................     20,354    122,405     147,718
PROPERTY AND EQUIPMENT, net.................      4,721     23,111      30,283
CAPITALIZED SOFTWARE DEVELOPMENT COSTS (Note
 2).........................................          0    214,145     644,717
                                              ---------  ---------   ---------
    Total assets............................  $  25,075  $ 359,661   $ 822,718
                                              =========  =========   =========
    LIABILITIES AND ACCUMULATED DEFICIT
CURRENT LIABILITIES:
  Accrued expenses..........................  $   1,060  $   7,285   $   7,285
  Accounts payable .........................          0    214,224     704,894
  Deferred revenue..........................     22,625     98,250      57,000
  Due to Parent.............................    179,761    680,974     816,314
                                              ---------  ---------   ---------
    Total current liabilities...............    203,446  1,000,733   1,585,493
                                              ---------  ---------   ---------
COMMITMENTS AND CONTINGENCIES (Notes 6 and
 7)
ACCUMULATED DEFICIT:
  Accumulated deficit.......................   (178,371)  (641,072)   (762,775)
                                              ---------  ---------   ---------
    Total liabilities and accumulated
     deficit................................  $  25,075  $ 359,661   $ 822,718
                                              =========  =========   =========


      The accompanying notes are an integral part of these balance sheets.

                        THE INTERNET BANKING DIVISION OF
                          THE INDEPENDENT BANKERSBANK

                            STATEMENTS OF OPERATIONS

                            For the Period
                            From Inception   For the Year For the Six Months
                          (February 1, 1997)    Ended       Ended June 30,
                           to December 31,   December 31, --------------------
                                 1997            1998       1998       1999
                          ------------------ ------------ ---------  ---------
REVENUES:
  Installation fees......     $       0       $ 273,747   $ 197,415  $ 224,859
  Monthly license and
   support fees..........             0         158,513      46,950    111,435
                              ---------       ---------   ---------  ---------
    Total revenues.......             0         432,260     244,365    336,294
                              ---------       ---------   ---------  ---------
OPERATING EXPENSES:
  Cost of installation,
   license, and support..             0        (433,820)   (176,214)  (250,445)
  Selling, general and
   administrative
   expenses..............      (173,679)       (508,559)   (222,488)  (309,808)
  Depreciation and
   amortization..........        (4,692)         (6,582)     (3,081)    (6,744)
                              ---------       ---------   ---------  ---------
    Total operating
     expenses............      (178,371)       (948,961)   (401,783)  (566,997)
                              ---------       ---------   ---------  ---------
  Other Income...........             0          54,000           0    109,000
                              ---------       ---------   ---------  ---------
NET OPERATING LOSS.......     $(178,371)      $(462,701)  $(157,418) $(121,703)
                              =========       =========   =========  =========



        The accompanying notes are an integral part of these statements.

                        THE INTERNET BANKING DIVISION OF
                          THE INDEPENDENT BANKERSBANK

                  STATEMENT OF CHANGES IN ACCUMULATED DEFICIT

                                                                    Accumulated
                                                                     (Deficit)
                                                                    -----------
BALANCE, February 1, 1997..........................................  $       0
  Net loss.........................................................   (178,371)
                                                                     ---------
BALANCE, December 31, 1997.........................................   (178,371)
  Net loss.........................................................   (462,701)
                                                                     ---------
BALANCE, December 31, 1998.........................................   (641,072)
  Net loss (unaudited).............................................   (121,703)
                                                                     ---------
BALANCE, June 30, 1999 (unaudited).................................  $(762,775)
                                                                     =========



        The accompanying notes are an integral part of these statements.

                        THE INTERNET BANKING DIVISION OF
                          THE INDEPENDENT BANKERSBANK

                            STATEMENTS OF CASH FLOWS

                         For the Period
                         From Inception                       For the Six Months
                        February 1, 1997       For the           Ended June 30
                               to            Year Ended     -----------------------
                        December 31, 1997 December 31, 1998    1998        1999
                        ----------------- ----------------- ----------- -----------
                                                            (unaudited) (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net loss.............     $(178,371)        $(462,701)     $(157,418)  $(121,703)
  Adjustments to
   reconcile net loss
   to net cash used in
   operating
   activities:
   Depreciation and
    amortization.......         4,692             6,582          3,081       6,744
    Changes in assets
     and liabilities:
    Accounts
     receivable........        (5,054)          (86,466)      (117,362)    (24,563)
    Accrued expenses...         1,060             6,225              0           0
    Inventory..........       (15,300)          (15,585)         7,665        (750)
    Deferred revenues..        22,625            75,625        (22,625)    (41,250)
                            ---------         ---------      ---------   ---------
     Net cash (used in)
      provided by
      operating
      activities.......      (170,348)         (476,320)      (286,659)   (181,522)
                            ---------         ---------      ---------   ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Additions to
   capitalized software
   development costs...             0          (214,145)             0    (430,572)
  Accounts payable
   related to funding
   of software
   development.........             0           214,224              0     490,670
  Purchase of property
   and equipment.......        (9,413)          (24,972)       (11,681)    (13,916)
                            ---------         ---------      ---------   ---------
     Net cash used in
      investing
      activities.......        (9,413)          (24,893)       (11,681)    (46,182)
                            ---------         ---------      ---------   ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Net proceeds from
   Parent..............       179,761           501,213        298,340     135,340
                            ---------         ---------      ---------   ---------
NET CHANGE IN CASH.....             0                 0              0           0
CASH, beginning of
 period................             0                 0              0           0
                            ---------         ---------      ---------   ---------
CASH, end of period....     $       0         $       0      $       0   $       0
                            =========         =========      =========   =========


        The accompanying notes are an integral part of these statements.

          THE INTERNET BANKING DIVISION OF THE INDEPENDENT BANKERSBANK

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

         (Information as of June 30, 1999 and for the Six Months Ended
                      June 30, 1998 and 1999 is Unaudited)

1. ORGANIZATION AND NATURE OF BUSINESS

   The Internet Banking Division of The Independent BankersBank (the "Company") was established as an unincorporated division on February 1, 1997. The Company was organized by The Independent BankersBank (the "Parent"), a Texas chartered Federal reserve member bank to provide Internet banking solutions and internet banking services to other banker's associations and independent financial institutions in the United States. The Company provides a blend of marketing and technical expertise to deliver, support, and promote Internet-enabled technology to financial institutions. The Company has developed a number of Internet banking services that enable financial institutions to utilize a system of hardware and software, developed, implemented, and maintained by the Company, through which customers of the financial institution can use commonly available personal computer software to communicate electronically with the financial institution and perform certain electronic home banking, bill paying, and other on-line banking transactions.

   The accompanying financial statements present the financial position, results of operations, and cash flows of the Company as if it were a separate entity for all periods presented. Accordingly, the accompanying financial statements for the period of inception (February 1, 1997) to December 31, 1997, the year ended December 31, 1998, and the six month periods ended June 30, 1998 and 1999 include certain administrative costs and expenses, which have been allocated to the Company by Parent. The costs have been allocated on a pro rata basis based primarily on employee headcount or incurred time and services and represent management's best estimates of what support costs would have been had the Company been operated as a separate entity. The Parent performs services and incurs certain costs for the Company. Services provided include tax, treasury, risk management, employee benefits, legal, data processing, application of cash receipts, and other general corporate services. Corporate costs of Parent services totaling $85,376, $116,079, $55,682, and $70,416 have been allocated to the Company during the period from inception (February 1, 1997) to December 31, 1997, the year ending December 31, 1998, and the six month periods ended June 30, 1998 and 1999, respectively, and are included in selling, general, and administrative expenses in the accompanying statements of operations. In the opinion of management, the method of allocating these costs is reasonable. However, the costs of services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Unaudited Financial Information

   The financial statements as of June 30, 1999, and for the six months ended June 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

          THE INTERNET BANKING DIVISION OF THE INDEPENDENT BANKERSBANK

Inventory

   The Company maintains finished goods, comprised of hardware that are provided to banks as part of the implementation process. These inventories are valued at the lower of cost or market, cost being determined on the first-in, first-out ("FIFO") basis.


Property and Equipment

   The Parent holds legal title to all property and equipment. These assets are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method for financial reporting purposes. The property and equipment primarily consists of furniture and office equipment and is depreciated in five years.

Capitalized Software Development Costs

   Research and development costs are expensed as incurred. Computer software development costs are charged to research and development expense until technological feasibility of the software is established; after which, remaining software production costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting For Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization of capitalized software-development costs begins as products are made available for sale or as the related product is put into use with annual amortization equal to the greater of the amount computed using the ratio that current gross revenues bear to the total of current and anticipated future gross revenues for the product or the straight-line method over the remaining economic life of the product, not to exceed five years. Currently none of the developed software is available for general release and, as such, is not being amortized.

Revenue Recognition

   The Company's revenue consists of revenues from the licensing of software and fees from consulting, implementation, training, and maintenance services. The Company recognizes revenue in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition." The company recognizes the one-time non-refundable implementation fee upon completion of the installation of the software. License revenues and maintenance fees related to customer maintenance and support are billed together and recognized ratably over the term of the software license and support agreement, which is typically three years.

   Revenues from services fees are recognized as the services are performed.

   Amounts that have been prepaid or invoiced but that do not yet qualify for recognition under the Company's revenue recognition policy are reflected as deferred revenues.

Deferred Revenue and Deferred Expenses

   Deferred revenue represents the liability for advanced billings to customers primarily related to internet banking software and hardware implementation and training. Such amounts are recognized as revenue ratably

          THE INTERNET BANKING DIVISION OF THE INDEPENDENT BANKERSBANK over the period of the applicable agreement. Deferred expenses represent services provided to the Company's customers by third parties. These third parties provide services related to Internet banking software and hardware implementation training and conversion of the financial institution's customer data. Such amounts are recognized in connection with the recognition of related revenues.

Returns and Product Warranty

   The Company provides for the costs of returns and product warranty claims when specific problems are identified. The Company has not experienced significant returns or warranty claims to date.

Fair Value Financial Instruments

   The fair value of instruments classified as current assets or liabilities, including accounts receivable and accounts payable, approximate carrying value due to the short-term maturity of the instruments.

Long-Lived Assets

   The Company periodically reviews the values assigned to long-lived assets to determine if any impairments have occurred. Management believes that the long-lived assets on the accompanying balance sheets are appropriately valued.

Funding of Operations by Parent

   Parent funds the Company's operations as necessary. Transfers of operating funds between Parent and the Company occur on a noninterest-bearing basis, with the net amounts of these transfers reflected in due to Parent in the accompanying balance sheets. The net balance is due to Parent of $179,761, $680,974, and $816,314 at December 31, 1997, December 31, 1998, and June 30,
1999, respectively, is classified as a component of current liabilities in the accompanying balance sheets.

Income Taxes

   The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to be settled or realized.

Comprehensive Loss

   Comprehensive loss for the period from inception (February 1, 1997) to December 31, 1997, the year ended December 31, 1998, and the six month periods ended June 30, 1998 and 1999 is the same as the net loss as presented in the accompanying statements of operations.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. The statement is not expected to have a significant impact on the Company's financial statements.

Advertising and Sales Promotion Costs

   Advertising and sales promotion costs are expensed as incurred and totaled $10,780, $8,613, $5,321 and $3,576 for the period from inception (February 1, 1997) to December 31, 1998, and the six month periods ended June 30, 1998 and 1999, respectively.

          THE INTERNET BANKING DIVISION OF THE INDEPENDENT BANKERSBANK

3. PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1997 and 1998, and June 30, 1999 consist of the following:

                                                       December 31
                                                      ---------------  June 30,
                                                       1997    1998      1999
                                                      ------  -------  --------
   Furniture and office equipment.................... $9,413  $34,385  $48,301
     Less accumulated depreciation................... (4,692) (11,274) (18,018)
                                                      ------  -------  -------
   Property and equipment, net....................... $4,721  $23,111  $30,283
                                                      ======  =======  =======

4. INCOME TAXES

   The Company was included in the consolidated federal income tax return of the Parent for the fiscal years ended December 31, 1997 and 1998. The Company's provision for income tax benefit in the accompanying statements of operations reflects the federal income tax calculated as if the Company was a stand-alone entity. At December 31, 1998, the Company has incurred a net operating loss ("NOL") since inception of approximately $462,700. As of December 31, 1998, the Company has NOL carryforwards available to offset its future income tax liability. The NOL carryforwards begin to expire in 2012. Due to the uncertainty of the realizability of the net operating losses, the Company has not reflected these carryforwards in the accompanying statement of operations on a stand-alone basis an income tax benefit for any period presented and has recorded a valuation allowance equal to the net deferred tax assets of the Company at December 31, 1997 and 1998. The Company is a Texas chartered bank and is not subject to state income taxes.

   The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the period from inception (February 1, 1997) to December 31, 1997 and for the year ended December 31, 1998:

                                                                     1997  1998
                                                                     ----  ----
   Tax provision at federal statutory rate..........................  34%   34%
   Valuation allowance.............................................. (34)  (34)
                                                                     ---   ---
                                                                       0%    0%
                                                                     ===   ===

   The components of the deferred tax asset for the period from inception (February 1, 1997) to December 31, 1997 and for the year ended December 31, 1998 are as follows:

                                                               1997      1998
                                                              -------  --------
   Deferred income tax benefit:
     Net operating loss carryforward......................... $60,646  $157,318
     Accrued liabilities.....................................     360     2,477
     Deferred revenue........................................   7,694    33,405
                                                              -------  --------
         Deferred tax asset..................................  68,700   193,200
   Valuation allowance....................................... (68,700) (193,200)
                                                              -------  --------
         Net deferred tax assets............................. $     0  $      0
                                                              =======  ========

5. EMPLOYEE BENEFIT PLAN

   Parent sponsors the Company's 401(k) plan (the "Plan"), a defined contribution plan covering substantially all employees of the Company. To become eligible, employees must be with the company at least

          THE INTERNET BANKING DIVISION OF THE INDEPENDENT BANKERSBANK six months at the time of the Plan enrollment date. These enrollment dates occur on January 1 and July 1 of each year. Eligible employees who elect to participate in the Plan may contribute between 1% and 15% of eligible compensation, as defined by the Plan. Employee contribution matching is determined by the Parent as elective deferral contributions are made. These matches are discretionary up to 5% of the employees' compensation. Expenses relating to the matching contributions are allocated to the Company. During the period from inception (February 1, 1997) to December 31, 1997, the year ended December 31, 1998, and the six month periods end June 30, 1998 and 1999. Parent matching totals were $0, $3,951, $0, and $8,195, respectively, and is included as a component of selling, general, and administrative expenses in the accompanying statements of operations.

6. COMMITMENTS AND CONTINGENCIES

Operating Leases

   Internet Banking Division currently subleases space from the Parent, however, there is not a signed agreement for future commitments. The Company has no lease obligations and currently has no lease commitments outstanding. The total rent expense for the period from inception (February 1, 1997) to December 31, 1997, the year ended December 31, 1998, and the six month periods ended June 30, 1998 and 1999 is $1,015, $8,036, $1,427, and $4,557,
respectively.

Product Liability

   As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new Internet banking systems after commencement of commercial release or, if discovered, that the Company will be able to successfully correct such errors in a timely manner or at all. The occurrence of errors and failures in the Company's products could result in loss of or delay in the market acceptance of the Company's Internet banking systems, and alleviating such errors and failures could require significant expenditure of capital and other resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations, and financial condition.

Litigation

   The Company is subject to litigation related to matters arising in the normal course of business, including product liability. As of December 31, 1998, management is not aware of any unasserted, asserted, or pending material litigation or claims against the Company.

7. RELATED-PARTY TRANSACTIONS

   On September 3, 1999, the Company was acquired by Netzee, Inc. ("Netzee"), as discussed in Note 8. The Internet Banking Division of The Bankers Bank of Georgia ("BB-GA") was also acquired by Netzee on this date. The Company and BB-GA have conducted business together since the BB-GA'S inception (March 1, 1998). The Company has received $40,000 for the period from March 1, 1998 through December 31, 1998 from BB-GA, for the right of BB-GA to share outsourced financial institution customer data conversion services, for which the Company has an agreement with a third party to perform. This fee is included in other income revenues on the accompanying statement of operations for the year end December 31, 1998.

          THE INTERNET BANKING DIVISION OF THE INDEPENDENT BANKERSBANK

   The conversion service provider bills the company actual fees for conversion services which are billed and paid through BB-GA. The Company recognized $0, $54,000, $12,000, and $109,000 in conversion services revenues during the period from inception (February 1, 1997) to December 31, 1997, the year ended December 31, 1998, and the six month periods ended June 30, 1998 and 1999, respectively. At December 31, 1998 and June 30, 1999, the Company had a receivable from BB-GA of $25,710 and $74,386, respectively, for conversion services performed by the third party.

   On January 1, 1999, the Company entered into a product development agreement with BB-GA and an independent developer (the "Developer"), in which the Developer is developing two commercial cash management systems for the Company and BB-GA, who will share ownership and development costs of such systems equally. The actual commencement of the development began in 1998. The Company reimburses BB-GA for half of the amounts incurred by Developer for contractual services performed. The Company accounts for the capitalized software development costs in accordance with SFAS No. 86, as discussed in Note 1. As of December 31, 1997 and 1998 and June 30, 1999, the Company had a payable of $0, $214,224, and $704,893, respectively, to BB-GA for development costs incurred to date. This payable is stated separately on the accompanying balance sheets.

8. SUBSEQUENT EVENT

   On September 3, 1999, the Company was acquired by Netzee, Inc., ("Netzee"), for 1,361,000 shares of Netzee's stock. The acquisition of the Company was accounted for as a purchase under Accounting Principles Board Opinion No. 16.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Call Me Bill, LLC:

   We have audited the accompanying balance sheets of CALL ME BILL, LLC (a Kentucky limited liability company) as of December 31, 1997 and 1998 and the related statements of operations, changes in members' deficit, and cash flows for the period from inception (July 31, 1997) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Call Me Bill, LLC as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from inception (July 31, 1997) to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia
September 3, 1999

                               CALL ME BILL, LLC

                                 BALANCE SHEETS

                                                  December 31
                                              --------------------   June 30,
                                                1997       1998        1999
                                              ---------  ---------  -----------
                                                                    (Unaudited)
                   ASSETS
CURRENT ASSETS:
Cash......................................... $     386  $  13,989   $  23,358
Accounts receivable, net of allowance for
 doubtful accounts of $0, $7,500, and $7,500
 at December 31, 1997, December 31, 1998, and
 June 30, 1999, respectively.................       750     76,437     114,076
Other assets.................................     1,868      7,368       4,535
                                              ---------  ---------   ---------
    Total current assets.....................     3,004     97,794     141,969
PROPERTY AND EQUIPMENT, net..................    73,825     93,234     147,796
OTHER ASSETS:
  Organizational costs, net..................     5,181          0           0
                                              ---------  ---------   ---------
      Total assets........................... $  82,010  $ 191,028   $ 289,765
                                              =========  =========   =========
      LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...... $   3,711  $  27,719   $  48,458
  Deferred revenues..........................    15,813    193,844     278,352
                                              ---------  ---------   ---------
    Total current liabilities................    19,524    221,563     326,810
                                              ---------  ---------   ---------
COMMITMENTS AND CONTINGENCIES (Note 6 and 7)
MEMBERS' DEFICIT:
  Members' equity............................   176,367    449,921     649,921
  Accumulated deficit........................  (113,881)  (480,456)   (686,966)
                                              ---------  ---------   ---------
    Total members' deficit...................    62,486    (30,535)    (37,045)
                                              ---------  ---------   ---------
      Total liabilities and members'
       deficit............................... $  82,010  $ 191,028   $ 289,765
                                              =========  =========   =========


      The accompanying notes are an integral part of these balance sheets.

                               CALL ME BILL, LLC

                            STATEMENTS OF OPERATIONS

                                                                         For the Six  For the Six
                         For the Period From Inception      For the      Months Ended Months Ended
                              (July 31, 1997) to          Year Ended       June 30,     June 30,
                               December 31, 1997       December 31, 1998     1998         1999
                         ----------------------------- ----------------- ------------ ------------
                                                                         (Unaudited)  (Unaudited)
REVENUES:
  Monthly transaction
   fees.................           $   3,687               $  33,432      $   9,153    $  90,536
  Implementation fees...                   0                  28,285          3,750       73,870
                                   ---------               ---------      ---------    ---------
    Total revenues......               3,687                  61,717         12,903      164,406
OPERATING EXPENSES:
  Cost of transactions
   and implementations..              (1,835)                (27,732)        (7,609)     (23,688)
  Selling, general, and
   administrative
   expenses.............            (111,337)               (378,122)      (150,237)    (335,426)
  Depreciation and
   amortization.........              (4,397)                (22,987)       (10,438)     (13,130)
                                   ---------               ---------      ---------    ---------
    Total operating
     expenses...........            (117,569)               (428,841)      (168,284)    (372,244)
                                   ---------               ---------      ---------    ---------
OPERATING LOSS..........            (113,882)               (367,124)      (155,381)    (207,838)
OTHER INCOME............                   0                       0              0          747
INTEREST INCOME.........                   1                     549            130          581
                                   ---------               ---------      ---------    ---------
NET OPERATING LOSS......           $(113,881)              $(366,575)     $(155,251)   $(206,510)
                                   =========               =========      =========    =========


        The accompanying notes are an integral part of these statements.

                               CALL ME BILL, LLC

                   STATEMENTS OF CHANGES IN MEMBERS' DEFICIT

                                                                       Total
                                                Members' Accumulated Members'
                                                 Equity    Deficit    Deficit
                                                -------- ----------- ---------
BALANCE at inception, July 31, 1997............ $      0  $       0  $       0
  Contribution for membership units............  176,367          0    176,367
  Net loss.....................................        0   (113,881)  (113,881)
                                                --------  ---------  ---------
BALANCE, December 31, 1997.....................  176,367   (113,881)    62,486
  Contribution for membership units............  273,554          0    273,554
  Net loss.....................................        0   (366,575)  (366,575)
                                                --------  ---------  ---------
BALANCE, December 31, 1998.....................  449,921   (480,456)   (30,535)
  Contribution for membership units
   (unaudited).................................  200,000          0    200,000
  Net loss (unaudited).........................        0   (206,510)  (206,510)
                                                --------  ---------  ---------
BALANCE, June 30, 1999 (Unaudited)............. $649,921  $(686,966) $ (37,045)
                                                ========  =========  =========




        The accompanying notes are an integral part of these statements.

                               CALL ME BILL, LLC

                            STATEMENTS OF CASH FLOWS

                          For the Period     For the      For the Six Months
                          From Inception    Year Ended       Ended June 30
                        (July 31, 1997) to December 31, -----------------------
                        December 31, 1997      1998        1998        1999
                        ------------------ ------------ ----------- -----------
                                                        (Unaudited) (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net loss.............     $(113,881)      $(366,575)   $(155,251)  $(206,510)
  Adjustments to
   reconcile net loss
   to net cash used in
   operating
   activities:
   Depreciation and
    amortization.......         4,397          22,987       10,438      13,130
   Bad debt expense....             0           7,500            0           0
   Gain on disposal of
    fixed assets.......             0               0            0        (747)
  Changes in assets and
   liabilities:
   Accounts
    receivable.........          (750)        (83,187)      (3,570)    (37,639)
   Other assets........        (1,868)         (5,500)        (735)      2,833
   Accounts payable and
    accrued expenses...         3,711          24,008       12,135      20,739
   Deferred revenues...        15,813         178,031       20,376      84,508
                            ---------       ---------    ---------   ---------
    Net cash used in
     operating
     activities........       (92,578)       (222,736)    (116,607)   (123,686)
                            ---------       ---------    ---------   ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Organizational
   costs...............        (6,258)              0            0           0
  Purchases of property
   and equipment, net..       (77,145)        (37,215)     (17,513)    (66,945)
                            ---------       ---------    ---------   ---------
    Net cash used in
     operating
     activities........       (83,403)        (37,215)     (17,513)    (66,945)
                            ---------       ---------    ---------   ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Contributions from
   members.............       176,367         273,554      136,257     200,000
                            ---------       ---------    ---------   ---------
NET CHANGE IN CASH.....           386          13,603        2,137       9,369
CASH, beginning of
 period................             0             386          386      13,989
                            ---------       ---------    ---------   ---------
CASH, end of period....     $     386       $  13,989    $   2,523   $  23,358
                            =========       =========    =========   =========


        The accompanying notes are an integral part of these statements.

                               CALL ME BILL, LLC

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. ORGANIZATION, NATURE OF BUSINESS, AND BASIS OF PRESENTATION

   Call Me Bill, LLC (the "Company") was organized on July 31, 1997 by Fort Knox National Company ("FKNC", 60% member owner) and Military Services Incorporated ("MSI", 40% member owner), both Kentucky corporations. The Company was organized for providing business solutions utilizing Internet and telephone technology to financial institutions and real estate property management companies and their customers in the United States. The Company provides a blend of marketing and technical expertise to deliver, support, and promote Internet and telephone technology to financial institutions and property management companies. The Company has developed a number of Internet and telephone banking services that enable financial institutions and property management companies to utilize a system of hardware and software, developed, implemented, and maintained by the Company, through which customers can use commonly available personal computer software and telephone technology to perform certain electronic home banking, bill paying, and other on-line banking transactions.

   The Company's Articles of Organization state that the termination date of the Company is December 31, 2025, unless sooner dissolved in a manner provided by law.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Unaudited Financial Information

   The financial statements for the six months ended June 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

Property and Equipment

   Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method for financial reporting purposes. The property and equipment primarily consist of computer hardware and software and are depreciated over a five-year period.

Revenue Recognition

   The Company's functions allow customers to process transactions utilizing the Company's software. The Company's revenues are generated through initial installation fees and recurring transaction fees. Management

                               CALL ME BILL, LLC
believes that the prices charged for both the installation fees and the recurring transaction fees are based on the relative fair value of the related services provided. Accordingly, the Company recognized the installation and recurring transaction fees as the related services are provided. Revenues related to the installation fees are recognized upon completion of the installation. Transaction fees are recognized on a monthly basis as earned.

Deferred Revenues

   Deferred revenues represent implementation fees and annual service fees collected but not recognized.

Returns and Product Warranty

   The Company provides for the costs of returns and product warranty claims when specific problems are identified. The Company has not experienced significant returns or warranty claims to date.

Fair Value of Financial Instruments

   The fair values of instruments classified as current assets or liabilities, including accounts receivable and accounts payable, approximate carrying value due to the short-term maturity of the instruments.

Long-Lived Assets

   The Company periodically reviews the values assigned to long-lived assets to determine whether any impairments have occurred. Management believes that the long-lived assets on the accompanying balance sheets are appropriately valued.

Income Taxes

   The Company is a limited liability company and is considered a partnership for income tax purposes, and thus, no income tax benefit has been recorded in the financial statements. Losses of the Company are considered on the members' respective returns.

Comprehensive Losses

   Comprehensive loss for the period from inception (July 31, 1997) to December 31, 1997, the year ended December 31, 1998, and the six-month periods ended June 30, 1998 and 1999 is the same as the net loss as presented in the accompanying statements of operations.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. Adoption of the statement is not expected to have a significant impact on the Company's financial statements.

                               CALL ME BILL, LLC

3. PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1997 and 1998 and June 30, 1999 consist of the following:

                                                      December 31,
                                                    -----------------  June 30,
                                                     1997      1998      1999
                                                    -------  --------  --------
   Computer hardware............................... $57,639  $ 60,048  $ 69,093
   Computer software...............................  17,124    47,638    42,500
   Telephone equipment.............................   2,382     2,382    20,008
   Construction in progress........................       0     3,020    48,212
                                                    -------  --------  --------
                                                     77,145   113,088   179,813
   Less accumulated depreciation...................  (3,320)  (19,854)  (32,017)
                                                    -------  --------  --------
   Property and equipment, net..................... $73,825  $ 93,234  $147,796
                                                    =======  ========  ========

   Depreciation expense for the period from inception (July 31, 1997) to December 31, 1997 the year ended December 31, 1998, and the six months ended June 30, 1998 and 1999 was $3,320, $17,806, $7,848, and $12,163, respectively.

4. INTANGIBLE ASSETS

   The Company has certain deferred organizational costs relating to the start-up of the business which were fully amortized as of December 31, 1998.

5. EMPLOYEE BENEFIT PLANS

   FKNC sponsors the Company's 401(k) plan (the "Plan"), a defined contribution plan covering substantially all employees of the Company. Under the Plan's deferred compensation arrangement, eligible employees who elect to participate in the Plan may contribute between 1% and 15% of eligible compensation, as defined by the Plan. Employee contribution matching is determined by FKNC as elective deferral contributions are made. The Company joined the Plan January 1, 1998, and FKNC's matching contributions for the year ended December 31, 1998 were $2,210. Expenses relating to the matching contributions are allocated to the Company (Note 7).

6. COMMITMENTS AND CONTINGENCIES

Letter of Credit

   On May 11, 1998, the Company established a one-year, $100,000 irrevocable standby letter of credit with Bank One of Kentucky. However, the Company has not drawn on the letter of credit since the inception of the business. The letter of credit was automatically renewed on May 11, 1999 for one year.

Litigation

   The Company is subject to litigation related to matters arising in the normal course of business, including product liability. As of December 31, 1997 and 1998, management is not aware of any unasserted, asserted, or pending material litigation or claims against the Company.

                               CALL ME BILL, LLC

7. RELATED-PARTY TRANSACTIONS

Operating Lease

   The Company subleases facilities from MSI under an operating sublease and leases equipment and furniture under an operating lease. There is no formal written lease or sublease agreement. However, for the period from inception (July 31, 1997) to December 31, 1997, for the year ended December 31, 1998, and for the six-month periods ending June 30, 1998 and 1999, the Company paid $10,956, $25,607, $13,007, and $12,600, respectively, in lease expense to MSI. In August 1999, the Company renewed both the sublease and lease for $1,300 and $600 per month, respectively, under a written one-year operating sublease and lease agreement.

Cost Allocation

   The accompanying financial statements include certain administrative costs and expenses, which have been allocated to the Company by FKNC and MSI. FKNC and MSI perform services and incur certain costs on behalf of the Company. Services provided include tax, accounting, risk management, employee benefits, data processing, application of cash receipts, and other general corporate services. The costs have been allocated on a pro rata basis, primarily on employee head count and incurred time and services, and represent management's best estimates of what support costs would have been had the Company incurred such costs on its own. Corporate costs of member owners' services totaling $60,813, $19,041, $6,160, and $44,885 have been allocated to the Company during the period of inception (July 31, 1997) to December 31, 1997, the year ended December 31, 1998, and the six-month periods ended June 30, 1998 and 1999, respectively, and are included in selling, general, and administrative expenses in the accompanying statements of operations. In the opinion of management, the method of allocating these costs is reasonable.

8. SUBSEQUENT EVENT

   In April 1999, the Company organized Net-merce, LLC for the purpose of selling Internet banking and bill payment products to financial institutions and real estate property management companies. The June 30, 1999 financial statements are consolidated and include the accounts of the Company and the wholly owned subsidiary.

   On September 3, 1999, the Company was acquired by Netzee, Inc. ("Netzee") for approximately $3,288,000 in cash and approximately 31,000 shares of Netzee stock sold at $10.50 per share. These shares were sold to former members of the Company and were valued at $11.50 per share. The acquisition of the Company was accounted for as a purchase under Accounting Principles Board Opinion No. 16.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SBS Corporation:

   We have audited the accompanying balance sheets of SBS CORPORATION INTERNET AND TELEPHONE BANKING BUSINESS (an unincorporated division of SBS Corporation, an Alabama corporation) as of December 31, 1997 and 1998 and the related statements of operations, retained earnings (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SBS Corporation Internet and Telephone Banking Business as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia
September 6, 1999

                                SBS CORPORATION
                    INTERNET AND TELEPHONE BANKING BUSINESS

                                 BALANCE SHEETS

                                          December 31, December 31,  June 30,
                                              1997         1998        1999
                                          ------------ ------------ -----------
                                                                    (Unaudited)
                 ASSETS
CURRENT ASSETS:
  Cash...................................   $ 27,278    $  273,962  $  311,533
  Accounts receivable, net of an
   allowance for doubtful accounts of $0,
   $7,140, and $0 at December 31, 1997,
   1998, and June 30, 1999,
   respectively..........................     37,873       275,292     181,658
  Lease receivable, current..............     51,341       191,795     244,356
  Other assets...........................     44,105        59,194      54,950
                                            --------    ----------  ----------
    Total current assets.................    160,597       800,243     792,497
PROPERTY AND EQUIPMENT, net..............     81,149       145,954     149,297
OTHER ASSETS:
  Lease receivable, net of current
   portion...............................     97,769       522,395     743,794
  Due from Parent........................    250,957             0           0
                                            --------    ----------  ----------
    Total assets.........................   $590,472    $1,468,592  $1,685,588
                                            ========    ==========  ==========
  LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accrued expenses.......................   $ 58,293    $   74,765  $   67,175
  Customer deposits......................     92,544       107,580     126,450
  Deferred revenue, current..............    296,269       651,628     849,282
  Due to Parent..........................          0       177,407     148,141
                                            --------    ----------  ----------
    Total current liabilities............    447,106     1,011,380   1,191,048
LONG-TERM LIABILITIES:
  Deferred revenue, net of current
   portion...............................     68,965       380,259     564,753
COMMITMENTS AND CONTINGENCIES:
RETAINED EARNINGS (DEFICIT)..............     74,401       (76,953)    (70,213)
                                            --------    ----------  ----------
    Total liabilities and accumulated
     deficit.............................   $590,472    $1,468,592  $1,685,588
                                            ========    ==========  ==========


      The accompanying notes are an integral part of these balance sheets.

                                SBS CORPORATION
                    INTERNET AND TELEPHONE BANKING BUSINESS

                            STATEMENTS OF OPERATIONS

                                     Years Ended           Six Months Ended
                                    December 31,               June 30,
                                ----------------------  -----------------------
                                   1997        1998        1998        1999
                                ----------  ----------  ----------- -----------
                                                        (Unaudited) (Unaudited)
REVENUES:
  License, hardware, and
   implementation.............. $1,198,260  $1,408,965   $ 542,571  $  997,162
  Monthly maintenance and
   service.....................        --       39,241         --       23,820
                                ----------  ----------   ---------  ----------
    Total revenues.............  1,198,260   1,448,206     542,571   1,020,982
                                ----------  ----------   ---------  ----------
OPERATING EXPENSES:
  Costs of license, hardware,
   implementation, and
   maintenance.................   (234,005)   (254,177)   (141,012)   (134,132)
  Selling, general, and
   administrative..............   (886,497) (1,437,104)   (600,378) (1,070,647)
  Depreciation.................    (26,910)    (42,262)     (4,393)    (13,850)
                                ----------  ----------   ---------  ----------
    Total operating expenses... (1,147,412) (1,733,543)   (745,783) (1,218,629)
                                ----------  ----------   ---------  ----------
OPERATING INCOME (LOSS)........     50,848    (285,337)   (203,212)   (197,647)
OTHER INCOME...................     23,553     287,889      20,702      50,481
                                ----------  ----------   ---------  ----------
NET INCOME (LOSS).............. $   74,401  $    2,552   $(182,510) $ (147,166)
                                ==========  ==========   =========  ==========


        The accompanying notes are an integral part of these statements.

                                SBS CORPORATION
                    INTERNET AND TELEPHONE BANKING BUSINESS

                   STATEMENTS OF RETAINED EARNINGS (DEFICIT)

                                                                      Retained
                                                                      Earnings
                                                                     /(Deficit)
                                                                     ----------
BALANCE, December 31, 1996.......................................... $     --
  Net income........................................................    74,401
                                                                     ---------
BALANCE, December 31, 1997..........................................    74,401
  Net income........................................................     2,552
                                                                     ---------
BALANCE, December 31, 1998..........................................    76,953
  Net loss (unaudited)..............................................  (147,166)
                                                                     ---------
BALANCE, June 30, 1999 (unaudited).................................. $ (70,213)
                                                                     =========



        The accompanying notes are an integral part of these statements.

                                SBS CORPORATION
                    INTERNET AND TELEPHONE BANKING BUSINESS

                            STATEMENTS OF CASH FLOWS

                                         Years Ended         Six Months Ended
                                        December 31,             June 30,
                                      ------------------  -----------------------
                                        1997      1998       1998        1999
                                      --------  --------  ----------- -----------
                                                          (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss).................  $ 74,401  $  2,552   $(182,510)  $(147,166)
  Adjustments to reconcile net
   income (loss) to net cash used in
   operating activities:
   Depreciation.....................    26,910    42,262       4,393      13,850
   Changes in assets and
    liabilities:
    Accounts receivable.............    39,921  (237,419)   (275,052)     93,634
    Lease receivable................     1,006  (565,080)   (513,580)   (273,960)
    Inventories.....................    (9,005)  (15,089)    (15,089)      4,244
    Deferred revenue................       591   666,653   1,029,781     382,148
    Accrued liabilities.............    21,060    16,472     (30,438)     (7,590)
    Customer deposits...............    29,205    15,036      (1,259)     18,870
                                      --------  --------   ---------   ---------
     Net cash provided by (used in)
      operating activities..........   184,089   (74,613)     16,246      84,030
                                      --------  --------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of property and
   equipment........................   (61,740) (107,067)    (26,521)    (17,193)
                                      --------  --------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Advances to/from Parent, net......  (305,036)  428,364     105,581     (29,266)
                                      --------  --------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS...................  (182,687)  246,684      95,306      37,571
CASH AND CASH EQUIVALENTS, beginning
 of period..........................   209,965    27,278      27,278     273,962
                                      --------  --------   ---------   ---------
CASH AND CASH EQUIVALENTS, end of
 period.............................  $ 27,278  $273,962   $ 122,584   $ 311,533
                                      ========  ========   =========   =========


        The accompanying notes are an integral part of these statements.

                                SBS CORPORATION

                    INTERNET AND TELEPHONE BANKING BUSINESS

                         NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 1999 and for the six months ended June 30, 1998 and
                              1999 are unaudited)

1. ORGANIZATION AND NATURE OF BUSINESS

   SBS Corporation (an Alabama corporation) ("SBS" or "Parent") designs, develops, markets, and supports computer software and provides computer equipment primarily to community financial institutions located predominantly in the southeastern region of the United States. The financial statements and related footnotes contained herein reflect the operations of the SBS Corporation Internet and Telephone Banking Business ("SBS Internet and Telephone Banking Business" or the "Company").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

   The Company is not a separate subsidiary of SBS nor has it been operated as a separate division of SBS. The financial statements of the internet and telephone banking business have been derived from the statements of SBS and have been prepared to present its financial position, results of operations, and cash flows on a stand-alone basis. The majority of the operating expenses in the accompanying financial statements have been allocated to the internet and telephone banking business by SBS. These costs have been allocated based on specific identification where possible or on a pro rata basis based primarily on employee headcount or time incurred and represent management's best estimate of what support cost would have been had the Company been operated as a separate entity. Such allocated expenses may not be indicative of what such expenses would have been had the internet and telephone banking business been operated as a separate entity.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Unaudited Financial Information

   The financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

Funding of Operations by Parent

   The Parent Company funds the Company's operations as necessary. Transfers of operating funds between the Parent Company and the Company occur on a noninterest-bearing basis, with the net amounts of these transfers reflected in due to/from Parent Company in the accompanying balance sheets.

                                SBS CORPORATION

                    INTERNET AND TELEPHONE BANKING BUSINESS

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Property and Equipment

   SBS holds legal title to all property and equipment. These assets are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. Property, plant, and equipment consisted of the following at December 31, 1997 and 1998 and June 30, 1999:

                                             December 31,
                                           ------------------  June 30,  Useful
                                             1997      1998      1999     Lives
                                           --------  --------  --------  -------
   Furniture and fixtures................. $ 35,906  $ 54,570  $ 54,570  7 years
   Machinery and equipment................   78,923   167,326   184,520  5 years
                                           --------  --------  --------
                                            114,829   221,896   239,070
   Less accumulated depreciation..........  (33,680)  (75,942)  (89,793)
                                           --------  --------  --------
                                           $ 81,149  $145,954  $149,297
                                           ========  ========  ========

Product Development Costs

   Software research and development costs and maintenance costs related to software development are expensed as incurred.

Revenue Recognition

   The Company's revenue is generated from internet and telephone banking sales. Internet banking is charged based on an initial installation fee and an ongoing monthly license fee which is billed in advance for the following twelve months. Telephone banking, historically, has been billed in a similar manner to internet banking, with an initial installation fee and an ongoing annual license fee which is billed in advance. The Company changed the way in which telephone banking is billed during 1998. The majority of new customers in 1998 entered into a five year sales-type lease agreement with five equal payments in advance which incorporates the initial installation and ongoing license for five years. Those customers that do not enter into sale-type lease agreements are billed according to the historical approach of an initial installation fee and an ongoing annual license fee.

   Revenue from software license fees in 1997 was recognized in accordance with the provisions of the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 91-1, "Software Revenue Recognition". Effective from the beginning of 1998, the revenue from software license fees was recognized in accordance with AICPA SOP No. 97-2 "Software Revenue Recognition". Revenue recognition under SOP No. 91-1 and SOP No. 97-2 is not significantly different. Specifically, in all periods presented, the ongoing license fees, for contracts other than those involving a lease, have been deferred and recognized ratably over the twelve month period to which the ongoing licenses apply on the basis that the reduced ongoing license fees are essentially post-contract customer support entitling the customer to unspecified upgrades/enhancements and telephone support. Revenue for all lease agreements, with the exception of revenue attributable to equipment which is recognized upon installation, has been deferred and recognized ratably over the period of the lease on the basis that the fee is not "fixed and determinable" as defined by SOP No. 97-2.

Deferred Revenues

   Deferred revenues represent the liability for amounts billed prior to complete performance on maintenance contracts, for advanced billings related to software license fees and for hardware, software, installation and continuing license fees financed through sales-type leases. (See Note 3)

                                SBS CORPORATION

                    INTERNET AND TELEPHONE BANKING BUSINESS

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Returns and Product Warranty

   The Company provides for the costs of returns and product warranty claims when specific problems are identified. The Company has not experienced significant returns or warranty claims to date.

Fair Value Financial Instruments

   The fair value of instruments classified as current assets or liabilities, including accounts receivable, and accrued liabilities, approximate carrying value due to the short-term maturity of the instruments. Likewise, the carrying amount of the Company's long-term debt approximates fair value based on current rates for debt with similar maturities.

Long-Lived Assets

   The Company periodically reviews the values assigned to long-lived assets to determine if any impairments have occurred. Management believes that the long-lived assets on the accompanying balance sheets are appropriately valued.

Other assets

   Other assets represent equipment held predominantly at customer sites awaiting installation and are carried at the lower of market or cost as determined by the first-in, first-out method.

Income Taxes

   The Parent Company elected S corporation status for federal and state income tax purposes as of February 1, 1992, whereby profits, losses and credits are taxed to the shareholders. Accordingly, no provision for income taxes is reflected in the accompanying financial statements.

New Accounting Pronouncements

   In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities.

   It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Statement is not expected to have a significant impact on the Company's financial statements.

3. MINIMUM LEASE PAYMENTS RECEIVABLE

   The Company's leasing operations relate to telephone banking. All of the leases are classified as sales-type leases. (See Note 2)

                                SBS CORPORATION

                    INTERNET AND TELEPHONE BANKING BUSINESS

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   At December 31, 1998, future minimum lease payments receivable under non-cancelable leases, are as follows:

   Year Ending December 31:
   ------------------------
       1999.......................................................... $ 239,016
       2000..........................................................   210,516
       2001..........................................................   182,156
       2002..........................................................   176,616
                                                                      ---------
   Total minimum lease payments receivable...........................   808,304
   Less amount representing interest.................................   (94,114)
                                                                      ---------
   Present value of net minimum lease payments receivable............   714,190
   Less current maturities of lease payments receivable..............  (191,795)
                                                                      ---------
   Capital lease payments receivable................................. $ 522,395
                                                                      =========

4. DUE FROM PARENT COMPANY

   The Parent Company borrows and advances funds from/to the internet and telephone banking business on a noninterest-bearing basis.

5. LAWSUIT SETTLEMENT

   During 1998, the Company, as plaintiff, settled a lawsuit and received $250,000. This settlement is included in other income in the statement of operations. The Company incurred approximately $113,000 in legal expenses in relation to this settlement. These legal fees are included in selling, general and administrative in the statement of operations.

6. RELATED-PARTY TRANSACTIONS

   SBS rents certain office space in Birmingham, Alabama, from a related party. The Company, which utilizes a portion of this office space, incurred expense of approximately $49,618, $45,824, $22,912 and $30,394 for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively.

7. EMPLOYEE BENEFITS

   The Company maintains a defined contribution 401(k) benefit plan which covers substantially all employees, subject to certain minimum age and service requirements. Under the plan, employees may elect to defer up to ten percent of their salary, subject to Internal Revenue Code limits. The Company matches one hundred percent of the first six percent of the employees contributions. In addition, the plan allows for the Company to make discretionary contributions based on the participants' salary. The Company made contributions to the plan of $27,511, $31,868, $15,934 and $22,501 for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively.

8. SUBSEQUENT EVENT

   On August 6, 1999, SBS was acquired by Netzee, Inc. ("Netzee"). Prior to the acquisition, SBS borrowed approximately $4,900,000 from a bank. The consideration received was approximately 2,600,000 shares of common stock of Netzee and $21,534,000 in cash of which $4,900,000 was used to repay the note to the bank. The acquisition was accounted for as a purchase under Accounting Principles Board No. 16.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             4,448,155 Shares


                                  Common Stock

                               ----------------

                              P R O S P E C T U S

                               ----------------

                         The Robinson-Humphrey Company

                              J.C. Bradford & Co.

                         SunTrust Equitable Securities


                                       , 1999

   Until     , 1999, all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Unless otherwise defined, all capitalized terms contained in this Part II shall have the meanings ascribed to them in the prospectus which forms a part of this registration statement. Netzee is sometimes referred to in this Part II as the "registrant."

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses that we expect to incur in connection with the sale and distribution of the securities we are registering pursuant to this registration statement, other than underwriting discounts. All amounts are estimated except the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

   SEC registration fee.............................................  $  19,909
   National Association of Securities Dealers, Inc. filing fee......      6,000
   Nasdaq National Market listing fee...............................     *
   Blue sky fees and expenses.......................................      5,000
   Accounting fees and expenses.....................................    850,000
   Legal fees and expenses..........................................     *
   Printing and engraving expenses..................................     *
   Registrar and transfer agent's fees..............................     *
   Directors' and officers' liability insurance.....................     *
   Miscellaneous fees and expenses..................................     *
                                                                     ----------
    Total .......................................................... $2,380,000
                                                                     ==========

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Georgia Business Corporation Code

   Section 14-2-851 of the Georgia Business Corporation Code, or the "GBCC," empowers a corporation to indemnify a director (including a former director and including a director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability arising from official acts if the director acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.

   In addition, section 14-2-856 of the GBCC permits the articles of incorporation, bylaws, a contract, or resolution approved by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or in the right of the corporation (e.g., a shareholder derivative action). However, the corporation may not indemnify the director for liability to the corporation for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions or receipt of an improper benefit.

   Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as a director of the corporation on the merits or otherwise.
Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or if it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct under section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the corporation or for receipt of an improper benefit.

   Section 14-2-857 of the GBCC permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of articles of incorporation, bylaw, board resolution, or contract. However, the corporation may not indemnify an officer for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

   Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of directors and officers against liability incurred by them in their capacities or arising out of their status as directors and officers of the corporation, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

   We intend to enter into indemnification agreements with each of our executive officers and directors that will indemnify them to the fullest extent permitted by the GBCC.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Netzee pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Articles of Incorporation

   Article VIII of the Articles of Incorporation exculpates the directors of Netzee from personal liability for money damages to Netzee or its shareholders to the fullest extent permitted by the GBCC, as it may be amended from time to time. Currently, under the GBCC, the directors are exculpated from all liability to Netzee or its shareholders except for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. The Articles of Incorporation also provide that any repeal or modification of Article V of the Articles of Incorporation by the shareholders of Netzee shall not adversely affect any right or protection of a director of Netzee existing at the time of such repeal or modification.

Bylaws

   Article VII of Netzee's Bylaws provides that Netzee must indemnify any person who is or was a director of Netzee who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, including any action or suit by or in the right of Netzee, against any judgment, settlement, penalty, fine or reasonable expenses incurred with any of the foregoing proceedings.

Insurance

   We intend to purchase a policy of insurance providing reimbursement to our officers and directors of indemnification payments and related liabilities incurred in their capacities as such.

Underwriting Agreement

   The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of Netzee, its directors and its officers and the selling shareholders, and by Netzee and the selling shareholders of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities.

   Since its inception in August 1999, Netzee has issued the following securities that were not registered under the Securities Act of 1933:

  (1) On September 3, 1999, in connection with the merger of Direct Access Interactive, Inc. with and into Netzee, Netzee issued 11,735,000 shares of common stock to the former shareholders of Direct Access Interactive. Netzee also issued options to purchase 610,000 shares of Netzee common stock to persons who had been issued options to purchase Direct Access Interactive common stock.

  (2) On September 3, 1999, in connection with the merger of Dyad Corporation with and into Netzee, Netzee issued 618,137 shares to those former shareholders of Dyad who certified to Netzee that they qualified as "accredited investors" as defined in Regulation D of the Securities Act of 1933.

  (3) On September 3, 1999, Netzee issued 1,361,000 shares of common stock to each of TIB The Independent Bankers Bank and The Bankers Bank in connection with the acquisition of the Internet banking divisions of each of these bankers' banks.

  (4) On September 7, 1999, Netzee issued to certain executive officers, directors and employees of Netzee stock options to purchase 220,000 shares of common stock at a weighted average exercise price of $3.11 per share. No shares of common stock have been issued pursuant to the exercise of these options.

  (5) On September 7, 1999, Netzee issued to certain employees of Netzee stock options to purchase 1,016,500 shares of common stock at a weighted average exercise price of $5.00 per share. No shares of common stock have been issued pursuant to the exercise of these options.

  (6) On September 9, 1999, Netzee issued 31,100 shares of common stock to certain former employees of Call Me Bill, LLC who certified to Netzee that they qualified as "accredited investors" as defined in Regulation D of the Securities Act of 1933.

  (7) On September 9 and 10, 1999, Netzee issued 289,617 shares of common stock to persons who certified to Netzee that they were "accredited investors" as defined in Regulation D of the Securities Act. Netzee received a total of $750,000 in consideration for these shares.

  (8) On October 18, 1999, Netzee issued a warrant to purchase up to 461,876 shares of common stock at an exercise price of $3.25 per share to an entity that certified to Netzee that it was an "accredited investor" as defined in Regulation D of the Securities Act. Netzee issued this warrant as consideration for a $3,000,000 three-year line of credit agreement between Netzee and the entity.

  (9) On October 19, 1999, Netzee issued to certain executive officers and directors of Netzee stock options to purchase 330,000 shares of common stock. No shares of common stock have been issued pursuant to the exercise of these options.

   The issuances of these securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance on sections 3(b) and 4(2) of the Securities Act, including Rules 506 and 701 promulgated thereunder, and the Commission's interpretations of such provisions, as transactions by an issuer not involving any public offering. Appropriate legends were affixed to the share certificates issued in the transactions described above.

Item 16. Exhibits and Financial Statements Schedules

  (a) Exhibits

 Exhibit
 Number                          Description of Exhibit
 ------                          ----------------------
  1.1*   Form of Underwriting Agreement.

  2.1+   Agreement and Plan of Merger, dated August 6, 1999, by and among
         Direct Access Interactive, Inc., SBS Corporation and the shareholders of SBS Corporation.

  2.2+   Agreement and Plan of Merger, dated September 3, 1999, by and among
         Netzee, Inc., Dyad Corporation and certain of the shareholders of Dyad
         Corporation.

  2.3+   Asset Contribution Agreement, dated September 3, 1999, by and among
         The InterCept Group, Inc., Netzee, Inc. and The Bankers Bank.

  2.4+   Asset Contribution Agreement, dated September 3, 1999, by and among
         The InterCept Group, Inc., Netzee, Inc. and TIB The Independent
         BankersBank.

  2.5+   Acquisition Agreement, dated September 3, 1999, by and among Netzee,
         Inc., Call Me Bill, LLC and each of the members of Call Me Bill, LLC.

  2.6    Asset Transfer Agreement, dated August 6, 1999, by and between The
         InterCept Group, Inc. and Direct Access Interactive, Inc.

  2.7+   Agreement and Plan of Merger, dated September 3, 1999, by and between
         Netzee, Inc. and Direct Access Interactive, Inc.

  3.1+   Articles of Incorporation of Netzee, Inc., as amended to date.

  3.2+   Bylaws of Netzee, Inc., as amended to date.

  4.1*   Form of Netzee, Inc. common stock certificate.

  4.2+   Registration Rights Agreement, dated August 6, 1999, by and between
         Netzee, Inc. (as successor to Direct Access Interactive, Inc.) and each of the former shareholders of SBS Corporation.

  4.3+   Registration Rights Agreement, dated September 3, 1999, by and among
         Netzee, Inc., The Bankers Bank and TIB The Independent BankersBank.

  4.4+   Registration Rights Agreement, dated September 3, 1999, by and among
         Netzee, Inc. and each of the former shareholders of Dyad Corporation.

  4.5+   Agreement, dated September 3, 1999, by and between Netzee, Inc. and
         Sirrom Investments, Inc., regarding registration rights of Sirrom.
  4.6    Registration Rights Agreement, dated October 18, 1999, by and between
         Netzee, Inc. and Kellett Partners, L.P.
  4.7    Warrant, dated October 18, 1999, issued to Kellett Partners, L.P.

  5.1    Opinion of Sutherland Asbill & Brennan LLP.

 10.1    Netzee, Inc. 1999 Stock Option and Incentive Plan.

 10.2    Direct Access Interactive, Inc. 1999 Stock Option and Incentive Plan.

 10.3 Option Agreement, dated July 1, 1999, by and between Netzee, Inc. (as successor to Direct Access Interactive, Inc.) and Glenn W. Sturm.

 10.4 Option Agreement, dated July 1, 1999, by and between Netzee, Inc. (as successor to Direct Access Interactive, Inc.) and John W. Collins.

 10.5 Option Agreement, dated July 1, 1999, by and between Netzee, Inc. (as successor to Direct Access Interactive, Inc.) and Richard S. Eiswirth.

 10.6    Employment Agreement, dated September 1, 1999, by and between Netzee,
         Inc. and Glenn W. Sturm.


 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 ------                          ----------------------
 10.7    Employment Agreement to be entered into by and between Netzee, Inc.
         and C. Michael Bowers.

 10.8    Employment Agreement to be entered into by and between Netzee, Inc.
         and David W. Brasfield.

 10.9    Employment Agreement to be entered into by and between Netzee, Inc.
         and Richard S. Eiswirth.

 10.10* Form of Indemnification Agreement between Netzee, Inc. and each of its executive officers and directors.
 10.11+  Promissory Note, dated August 6, 1999, from Netzee, Inc. as maker to
         The InterCept Group, Inc. as payee, in the principal amount of $21,534,625.

 10.12+ Promissory Note, dated September 1, 1999, from Netzee, Inc. as maker to The InterCept Group, Inc. as payee, in the principal amount of $4,399,639.22.

 10.13+ Promissory Note, dated September 1, 1999, from Netzee, Inc. as maker to The InterCept Group, Inc. as payee, in the principal amount of $2,882,200.
 10.14+  Promissory Note, dated July 1, 1999, from John W. Collins as maker, to
         Netzee, Inc. (as successor to Direct Access Interactive, Inc.), as payee.

 10.15+  Promissory Note, dated July 1, 1999, from Glenn W. Sturm as maker, to
         Netzee, Inc. (as successor to Direct Access Interactive, Inc.), as payee.

 10.16+ Promissory Note, dated July 1, 1999, from Donny R. Jackson as maker, to Netzee, Inc. (as successor to Direct Access Interactive, Inc.), as payee.

 10.17+  Promissory Note, dated August 5, 1999, from Richard S. Eiswirth, Jr.
         as maker, to Netzee, Inc. (as successor to Direct Access Interactive,
         Inc.).
 10.18   Line of Credit Agreement, dated October 18, 1999, by and between
         Netzee, Inc. and Kellett Partners, L.P.

 10.19** General Marketing Agent Agreement, dated September 3, 1999, as amended, by and between Netzee, Inc. and TIB The Independent
         BankersBank.

 10.20** General Marketing Agent Agreement, dated September 3, 1999, as amended, by and between Netzee, Inc. and The Bankers Bank.

 21.1+   Subsidiaries of Netzee.

 23.1    Consent of Sutherland Asbill & Brennan LLP, which is included in
         Exhibit 5.1.

 23.2    Consent of Arthur Andersen LLP.

 24.1+   Power of Attorney.

 27.1+   Financial Data Schedule.

 27.2+   Financial Data Schedule.

 27.3+   Financial Data Schedule.

 27.4+   Financial Data Schedule.

 27.5+   Financial Data Schedule.

 99.1+   Schedule II to Financial Statements.

 99.2+   Report of Independent Public Accountants on Financial Statement
         Schedule.

--------

 *To be filed by amendment.

**Netzee has filed a confidential treatment request with respect to a portion of this exhibit.

 +Previously filed.

  (b) Financial Statements and Schedule

     See Index to Financial Statements on page F-1 of the prospectus which forms a part of this Registration Statement.

     Schedule II - Valuation and Qualifying Accounts, incorporated by reference from Exhibit 99.1 to this registration statement.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 21st day of October, 1999

                                          NETZEE, INC.

                                                    /s/ Glenn W. Sturm
                                          By: _________________________________
                                              Glenn W. Sturm, Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated above.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Glenn W. Sturm            Chief Executive Officer     October 21, 1999
______________________________________  and Director (Principal
            Glenn W. Sturm              Executive Officer)

      /s/ Richard S. Eiswirth          Executive Vice President    October 21, 1999
______________________________________  and Chief Financial
         Richard S. Eiswirth            Officer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    President and Chief         October 21, 1999
______________________________________  Operating Officer
          C. Michael Bowers

                  *                    Chairman of the Board of    October 21, 1999
______________________________________  Directors
           John W. Collins


           /s/ Jon R. Burke            Director                    October 21, 1999
______________________________________
             Jon R. Burke

                  *                    Director                    October 21, 1999
______________________________________
           Donny R. Jackson

                  *                    Director                    October 21, 1999
______________________________________
           Bruce P. Leonard


              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----
                  *                    Director                    October 21, 1999
______________________________________
            GAYLE M. EARLS

                  *                    Director                    October 21, 1999
______________________________________
             JOEL A. KATZ


      /s/ Stiles A. Kellett, Jr.       Director                    October 21, 1999
______________________________________
        STILES A. KELLETT, JR.


                  *                    Director                    October 21, 1999
______________________________________
             A. JAY WAITE


     /s/ Richard S. Eiswirth
*By: ____________________________

     RICHARD S. EISWIRTH

       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Exhibit
 ------                          ----------------------
  1.1*   Form of Underwriting Agreement.

  2.1+   Agreement and Plan of Merger, dated August 6, 1999, by and among
         Direct Access Interactive, Inc., SBS Corporation and the shareholders of SBS Corporation.

  2.2+   Agreement and Plan of Merger, dated September 3, 1999, by and among
         Netzee, Inc., Dyad Corporation and certain of the shareholders of Dyad
         Corporation.

  2.3+   Asset Contribution Agreement, dated September 3, 1999, by and among
         The InterCept Group, Inc., Netzee, Inc. and The Bankers Bank.

  2.4+   Asset Contribution Agreement, dated September 3, 1999, by and among
         The InterCept Group, Inc., Netzee, Inc. and TIB The Independent
         BankersBank.

  2.5+   Acquisition Agreement, dated September 3, 1999, by and among Netzee,
         Inc., Call Me Bill, LLC and each of the members of Call Me Bill, LLC.

  2.6    Asset Transfer Agreement, dated August 6, 1999, by and between The
         InterCept Group, Inc. and Direct Access Interactive, Inc.

  2.7+   Agreement and Plan of Merger, dated September 3, 1999, by and between
         Netzee, Inc. and Direct Access Interactive, Inc.

  3.1+   Articles of Incorporation of Netzee, Inc., as amended to date.

  3.2+   Bylaws of Netzee, Inc., as amended to date.

  4.1*   Form of Netzee, Inc. common stock certificate.

  4.2+   Registration Rights Agreement, dated August 6, 1999, by and between
         Netzee, Inc. (as successor to Direct Access Interactive, Inc.) and each of the former shareholders of SBS Corporation.

  4.3+   Registration Rights Agreement, dated September 3, 1999, by and among
         Netzee, Inc., The Bankers Bank and TIB The Independent BankersBank.

  4.4+   Registration Rights Agreement, dated September 3, 1999, by and among
         Netzee, Inc. and each of the former shareholders of Dyad Corporation.

  4.5+   Agreement, dated September 3, 1999, by and between Netzee, Inc. and
         Sirrom Investments, Inc., regarding registration rights of Sirrom.


  4.6    Registration Rights Agreement, dated October 18, 1999, by and between
         Netzee, Inc. and Kellett Partners, L.P.
  4.7    Warrant, dated October 18, 1999, issued to Kellett Partners, L.P.

  5.1    Opinion of Sutherland Asbill & Brennan LLP.

 10.1    Netzee, Inc. 1999 Stock Option and Incentive Plan.

 10.2    Direct Access Interactive, Inc. 1999 Stock Option and Incentive Plan.

 10.3 Option Agreement, dated July 1, 1999, by and between Netzee, Inc. (as successor to Direct Access Interactive, Inc.) and Glenn W. Sturm.

 10.4 Option Agreement, dated July 1, 1999, by and between Netzee, Inc. (as successor to Direct Access Interactive, Inc.) and John W. Collins.

 10.5 Option Agreement, dated July 1, 1999, by and between Netzee, Inc. (as successor to Direct Access Interactive, Inc.) and Richard S. Eiswirth.

 10.6    Employment Agreement, dated September 1, 1999, by and between Netzee,
         Inc. and Glenn W. Sturm.


 Exhibit
 Number                          Description of Exhibit
 ------                          ----------------------
 10.7    Employment Agreement, dated September 1, 1999, by and between Netzee,
         Inc. and C. Michael Bowers.

 10.8    Employment Agreement, dated September 1, 1999, by and between Netzee,
         Inc. and David W. Brasfield.

 10.9    Employment Agreement, dated September 1, 1999, by and between Netzee,
         Inc. and Richard S. Eiswirth.

 10.10* Form of Indemnification Agreement between Netzee, Inc. and each of its executive officers and directors.

 10.11+  Promissory Note, dated August 6, 1999, from Netzee, Inc. as maker to
         The InterCept Group, Inc. as payee, in the principal amount of $21,534,625.

 10.12+ Promissory Note, dated September 1, 1999, from Netzee, Inc. as maker to The InterCept Group, Inc. as payee, in the principal amount of $4,399,639.22.

 10.13+ Promissory Note, dated September 1, 1999, from Netzee, Inc. as maker to The InterCept Group, Inc. as payee, in the principal amount of $2,882,200.
 10.14+  Promissory Note, dated July 1, 1999, from John W. Collins as maker, to
         Netzee, Inc. (as successor to Direct Access Interactive, Inc.), as payee.

 10.15+  Promissory Note, dated July 1, 1999, from Glenn W. Sturm as maker, to
         Netzee, Inc. (as successor to Direct Access Interactive, Inc.), as payee.

 10.16+ Promissory Note, dated July 1, 1999, from Donny R. Jackson as maker, to Netzee, Inc. (as successor to Direct Access Interactive, Inc.), as payee.

 10.17+  Promissory Note, dated August 5, 1999, from Richard S. Eiswirth, Jr.
         as maker, to Netzee, Inc. (as successor to Direct Access Interactive,
         Inc.).

 10.18   Line of Credit Agreement, dated October 18, 1999, by and between
         Netzee, Inc. and Kellett partners, L.P.

 10.19** General Marketing Agent Agreement, dated September 3, 1999, as amended, by and between Netzee, Inc. and TIB The Independent
         BankersBank.
 10.20** General Marketing Agent Agreement, dated September 3, 1999, as amended, by and between Netzee, Inc. and The Bankers Bank.
 21.1+   Subsidiaries of Netzee.
 23.1    Consent of Sutherland Asbill & Brennan LLP, which is included in
         Exhibit 5.1.

 23.2+   Consent of Arthur Andersen LLP.

 24.1+   Power of Attorney.

 27.1+   Financial Data Schedule.

 27.2+   Financial Data Schedule.

 27.3+   Financial Data Schedule.

 27.4+   Financial Data Schedule.

 27.5+   Financial Data Schedule.

 99.1+   Schedule II to Financial Statements.

 99.2+   Report of Independent Public Accountants on Financial Statement
         Schedule.

--------

*To be filed by amendment.

**Netzee has filed a confidential treatment request with respect to a portion of this exhibit.

+Previously filed.